Exhibit (a)(1)(A)

FLUIDIGM CORPORATION

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS FOR

NEW AWARDS

This document constitutes part of the prospectus relating to the securities that have been registered under the Securities Act of 1933, as amended.

The prospectus relates to the Fluidigm Corporation 2011 Equity Incentive Plan, Fluidigm Corporation 2009 Equity Incentive Plan, Fluidigm Corporation 1999 Stock Option Plan, and the DVS Sciences, Inc. 2010 Equity Incentive Plan.

August 23, 2017

FLUIDIGM CORPORATION

Offer to Exchange Certain Outstanding Options
for New Awards

This offer and withdrawal rights will expire at 9:00 p.m., U.S. Pacific Time, on September 20, 2017, unless we extend them.

By this offer, Fluidigm Corporation (referred to as “Fluidigm,” the “Company,” “we,” “our” or “us”) is giving eligible employees of Fluidigm and of our subsidiaries the opportunity to exchange some or all of their options granted under our 2011 Equity Incentive Plan, 2009 Equity Incentive Plan, and 1999 Stock Option Plan and the DVS Sciences, Inc. 2010 Equity Incentive Plan, including any respective sub-plans thereunder (collectively, the “Plans”), with a per share exercise price greater than US$4.37 and greater than the closing price of a share of our common stock on the NASDAQ Global Select Market on the date the offer expires, whether vested or unvested, that are outstanding at the start of this offer and remain outstanding and unexercised through the expiration of this offer (the “Eligible Options”), for restricted stock units (“RSUs”) or stock options (“New Options”) covering a lesser number of shares than were subject to the Eligible Options exchanged immediately before being cancelled in the offer. RSUs are promises by Fluidigm to issue shares of our common stock in the future provided that the vesting criteria are satisfied. All eligible employees who participate in the offer will receive new equity awards entirely in the form of RSUs in exchange for their cancelled Eligible Options except that eligible employees (i) with a title of Vice President or above or (ii) who reside in or whose principal work location is in Canada, will receive new equity awards entirely in the form of New Options. The New Options or RSUs granted pursuant to this offer are referred to as “New Awards.” Each New Award will be granted under, and subject to, the terms and conditions of our 2011 Equity Incentive Plan and an award agreement between you and Fluidigm thereunder, including any applicable country-specific sub-plans, appendices or addenda thereto.

You are an eligible employee if you are an employee of Fluidigm or its subsidiaries who resides in or whose principal work location is in Canada, France, Germany, Italy, Japan, Malaysia, Singapore, the United Kingdom or the United States as of the start of the offer and remain an employee of Fluidigm or its subsidiaries who resides in or whose principal work location is in one of these countries through the expiration of the offer and the grant date of the New Awards.

We will grant New Awards on the U.S. calendar day on which the offer expires, which is the same U.S. calendar day on which we will cancel the Eligible Options that you exchange in the offer. We expect that the offer will expire on September 20, 2017. If the expiration date of the offer is extended, the date on which we grant New Awards similarly will be delayed.

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The number of shares of our common stock subject to the New Awards you receive will depend on the number of shares of our common stock subject to the Eligible Options that you elect to exchange and an exchange ratio that is based on the per share exercise price of the exchanged Eligible Options. New Awards will be unvested as of the date they are granted, regardless of whether the Eligible Options were vested or unvested, and will be scheduled to vest based on your continued service with us or our subsidiaries through each applicable vesting date in accordance with the new vesting schedule. The new vesting schedule generally provides that one-twelfth (1/12) of the shares subject to each grant of New Awards will be scheduled to vest on the Company’s scheduled quarterly vesting dates over three years, beginning with the first such scheduled quarterly vesting date occurring at least three months following the date the New Awards are granted. However, if you reside in or your principal work location is in France and you receive RSUs in exchange for Eligible Options, one-third (1/3) of the shares subject to the grant of RSUs instead will be scheduled to vest on the first quarterly vesting date that occurs at least one (1) year after the grant date of the New Awards and one-twelfth (1/12) of the shares subject to the grant of RSUs will be scheduled to vest quarterly for the next two years. Vesting of New Awards is subject to continued service through each relevant vesting date. Your participation in this offer and the receipt of New Awards does not provide any guarantee or promise of continued service with Fluidigm or any of our subsidiaries.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “FLDM.” On August 22, 2017, the closing price of our common stock was US$3.55 per share. You should evaluate the risks related to our business, our common stock and this offer, and review current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 30 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you want to participate in the offer, we must receive your election form electronically via Fluidigm’s offer website (except with respect to eligible employees residing in or whose principal work location is in France or Italy) at https://fluidigm.equitybenefits.com, via email (as a PDF) at stockoptionexchange@fluidigm.com, or via mail (or other post) or Federal Express (or similar delivery service) to Sarah Whaley, Head of Total Rewards (Global), Fluidigm Corporation, 7000 Shoreline Court, Suite 100, South San Francisco, CA 94080 U.S.A., on or before the Expiration Date (as defined below), currently expected to be 9:00 p.m., U.S. Pacific Time, on September 20, 2017. Due to applicable requirements under local law, eligible employees residing in or whose principal work location is in France or Italy may not submit election forms via Fluidigm’s offer website but instead only by email (as a PDF), mail (or other post) or Federal Express (or similar delivery service).

The offer website will provide you with certain information about your Eligible Option Grants (as defined below), including the grant date, the per share exercise price, the total, vested, and unvested numbers of underlying shares as of September 20, 2017 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date), whether New Awards granted to you would be RSUs or New Options, and the number of New Awards that would be granted in exchange.

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If you are an Eligible Employee, other than an Eligible Employee residing in or whose principal work location is in France or Italy, and you wish to participate but are not able to submit your election electronically via the offer website because you do not have access to the offer website for any reason (including lack of internet service), as a result of technical failures of the offer website, or if you choose not to use the offer website process, you must complete a paper election form and return it by email (as a PDF) to stockoptionexchange@fluidigm.com, or by mail (or other post) or Federal Express (or similar delivery service) to Sarah Whaley, Head of Total Rewards (Global), Fluidigm Corporation, 7000 Shoreline Court, Suite 100, South San Francisco, CA 94080 U.S.A. To obtain a paper election form, please contact Varaprasad Gedipudi by email at stockoptionexchange@fluidigm.com or by phone at +1-408-582-4544.

You may change your election to participate in the offer at any time on or before the Expiration Date by completing and delivering to the Company a new election form, but your last valid election in place when the offer expires will control.

Your delivery of all documents regarding the offer, including election forms, is at your own risk. Only election forms that are properly completed and submitted and actually received by Fluidigm on or before the Expiration Date via the offer website (for eligible employees other than those residing in or whose principal work location is in France or Italy), via email (as a PDF), or via mail (or other post) or Federal Express (or similar delivery service) will be accepted. Election forms submitted by any other means, including hand delivery or interoffice delivery, are not permitted. Due to applicable requirements under local law, eligible employees residing in or whose principal work location is in France or Italy may not submit election forms via Fluidigm’s offer website but instead only by email (as a PDF), mail (or other post) or Federal Express (or similar delivery service). We will not accept delivery of any election after expiration of this offer. If you submit your election form via the offer website, a confirmation statement will be generated by the offer website at the time that you complete and submit your election form. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election form. If you submit your election form by email (as a PDF), mail (or other post) or Federal Express (or similar delivery service), we intend to confirm the receipt of your election form by email within two (2) U.S. business days after receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election form. You should contact Varaprasad Gedipudi by email at stockoptionexchange@fluidigm.com or by phone at +1-408-582-4544. Note that if you submit any election form by email (as a PDF), mail (or other post) or Federal Express (or similar delivery service) within the last two (2) U.S. business days prior to the expiration of the offer, time constraints may prevent Fluidigm from providing a confirmation by email prior to the expiration of the offer.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or non-U.S. securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisers.

If you have questions about this offer or would like to receive a printed copy of this Offer to Exchange (as defined below) and other offer documents, you should contact Varaprasad Gedipudi by email at stockoptionexchange@fluidigm.com or by phone at +1-408-582-4544.

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Offer to Exchange dated August 23, 2017

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of New Awards in any jurisdiction in which the offer is not permitted or feasible. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

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LIST OF SCHEDULES

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SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should read carefully this entire Offer to Exchange, the accompanying launch email from FluidigmExchange@equitybenefits.com, dated August 23, 2017, announcing this offer, and the election form attached to the launch email, together with its associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.	What is the offer?	3
Q2.	How do I participate in this offer?	6
Q3.	What will I receive for Exchanged Options?	9
Q4.	How many New Awards will I receive for an Exchanged Option?	10
Q5.	Who may participate in this offer?	12
Q6.	Am I required to participate in this offer?	12
Q7.	Why is Fluidigm making this offer?	12
Q8.	Which of my options are eligible?	13
Q9.	Why will Eligible Executives and Eligible Canada Employees receive New Options rather than RSUs?	14
Q10.	What will be the exercise price of New Options?	14
Q11.	Are my options with a per Share exercise price below US$4.37 Eligible Options?	14
Q12.	Are there circumstances under which I would not be granted a New Award Grant for an Eligible Option Grant that I elect to exchange in the offer?	14
Q13.	Are you making any recommendation as to whether I should exchange my Eligible Options?	15
Q14.	Do I have to pay for my New Awards?	15
Q15.	When will my New Awards vest?	16
Q16.	If I participate in this offer, do I have to exchange all of my Eligible Option Grants?	19
Q17.	What happens if I have an Eligible Option Grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	20
Q18.	When will my Exchanged Options be cancelled?	20
Q19.	When will my New Award be granted and when will I receive my New Award?	20
Q20.	Once my Exchanged Options are cancelled pursuant to the offer, is there anything I must do to receive the New Award?	21
Q21.	Do I need to exercise my New Awards in order to receive Shares?	21
Q22.	May I exchange Fluidigm Common Stock that I acquired upon a prior exercise of Fluidigm options?	21
Q23.	Will I be required to give up all of my rights under the Exchanged Options?	21
Q24.	For U.S. tax purposes, if I hold incentive stock options, will my New Options be incentive stock options?	22
Q25.	Will the terms and conditions of my New Awards be the same as my Exchanged Options?	22
Q26.	What happens to my options if I choose not to participate or if my Eligible Options are not accepted for exchange?	23
Q27.	How does Fluidigm determine whether an option has been properly tendered?	23
Q28.	Will I have to pay taxes if I participate in the offer?	23

Q29.	What if Fluidigm is acquired by another company?	25
Q30.	Will I receive a New Award agreement?	26
Q31.	Are there any conditions to this offer?	26
Q32.	If you extend or change the offer, how will you notify me?	26
Q33.	Can I change my mind about which Eligible Option Grants I want to exchange, or withdraw from this offer completely?	26
Q34.	How do I change my election and add or withdraw some or all of my Eligible Option Grants?	27
Q35.	What if I withdraw my election and then decide that I do want to participate in this offer?	29
Q36.	Will my decision to participate in the offer have an impact on my ability to receive options or other equity awards in the future?	29
Q37.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?	29

Q1.	What is the offer?

A1.	This offer is a one-time voluntary opportunity for Eligible Employees (defined below) to exchange for New Awards certain outstanding “underwater” stock options with per Share exercise prices greater than US$4.37 and greater than the closing price of a Share of our Common Stock on Nasdaq (defined below) on the Expiration Date.

The following are some of the terms that are frequently used in this Offer to Exchange.

Terms Used in This Offer to Exchange

•	“1999 Plan” refers to the Fluidigm Corporation 1999 Stock Option Plan, as amended, including any sub-plans thereunder, as may be amended from time to time.

•	“2009 Plan” refers to the Fluidigm Corporation 2009 Equity Incentive Plan, as amended, including any sub-plans thereunder, as may be amended from time to time.

•	“2010 DVS Plan” refers to the DVS Sciences, Inc. 2010 Equity Incentive Plan, as amended, including any sub-plans thereunder, as may be amended from time to time.

•	“2011 Plan” refers to the Fluidigm Corporation 2011 Equity Incentive Plan, as amended, including any sub-plans thereunder, as may be amended from time to time.

•	“Cancellation Date” refers to the U.S. calendar date on which Exchanged Options will be cancelled. Exchanged Options will be cancelled on the same U.S. calendar day as the Expiration Date and the New Award Grant Date. This cancellation of Exchanged Options will occur after expiration of the offer and before granting of New Awards. We expect that the Cancellation Date will be September 20, 2017. If the Expiration Date of the offer is extended, then the Cancellation Date similarly will be delayed.

•	“Common Stock” refers to Fluidigm Corporation common stock.

•	“Eligible Country” refers to Canada, France, Germany, Italy, Japan, Malaysia, Singapore, the United Kingdom, and the United States.

•	“Eligible Canada Employee” refers to an Eligible Employee residing in or whose principal work location is in Canada.

•	“Eligible Employee” refers to an active employee of Fluidigm or any of its subsidiaries (including our executive officers) who resides in or whose principal work location is in any of the Eligible Countries as of the start of the offer and through the Cancellation Date and New Award Grant Date.

•	“Eligible France Employee” refers to an Eligible Employee residing in or whose principal work location is in France.

•	“Eligible Italy Employee” refers to an Eligible Employee residing in or whose principal work location is in Italy.

•	“Eligible Executive” refers to an Eligible Employee with a title of Vice President or above.

•	“Eligible Option Grant” refers collectively to all of the Eligible Options that are part of the same option grant and subject to the same option agreement. For example, if an individual has been granted Eligible Options to purchase a total of 1,000 Shares under the 2011 Plan subject to an option agreement under the 2011 Plan, the Eligible Option Grant refers to the entire award of Eligible Options to purchase 1,000 Shares. If the individual has exercised 600 options subject to that award, the Eligible Option Grant refers to the award of Eligible Options to purchase the 400 Shares that remain subject to the award.

•	“Eligible Options” refers to stock options to purchase Shares of our Common Stock (each an “option”) granted under a Plan with a per Share exercise price greater than US$4.37 and greater than the closing price of a Share of our Common Stock on Nasdaq on the Expiration Date, that are outstanding as of the start of the Offering Period and remain outstanding and unexercised as of the Expiration Date.

•	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

•	“Exchanged Options” refers to Eligible Options that are exchanged pursuant to this offer.

•	“Exchanged Option Grant” refers to an Eligible Option Grant that is exchanged pursuant to this offer.

•	“Expiration Date” refers to the time and date that this offer expires. We expect that the Expiration Date will be September 20, 2017, at 9:00 p.m., U.S. Pacific Time. We may extend the Expiration Date at our discretion. If we extend the offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires.

•	“First Quarterly Vesting Date” means the first Quarterly Vesting Date occurring at least three months after the New Award Grant Date. The First Quarterly Vesting Date is anticipated to be February 20, 2018 (unless the Offer Period is extended).

•	“Nasdaq” means the NASDAQ Global Select Market.

•	“New Award Grants” refers to RSU Grants and New Option Grants.

•	“New Awards” refers to New Options or RSUs granted pursuant to this offer. New Awards granted in connection with this offer will be granted on the New Award Grant Date under, and subject to, the terms and conditions of our 2011 Plan and an award agreement between you and Fluidigm thereunder, including any applicable country-specific sub-plans, appendices or addenda thereto.

•	“New Award Grant Date” refers to the U.S. calendar date on which RSUs and New Options will be granted pursuant to this offer. The New Award Grant Date will be the same U.S. calendar date as the Expiration Date and the Cancellation Date. New Awards will be granted immediately following the expiration and cancellation of the Exchanged Options. We expect that the New Award Grant Date will be September 20, 2017. If the Expiration Date is extended, then the New Award Grant Date will be similarly extended.

•	“New Option Grant” refers collectively to all New Options that are part of the same grant and subject to the same option agreement.

•	“New Options” refers to the options issued pursuant to this offer that replace Exchanged Options held by Eligible Executives and Eligible Canada Employees. Any New Options granted in connection with this offer will be granted on the New Award Grant Date under, and subject to, the terms and conditions of our 2011 Plan and an award agreement between you and Fluidigm thereunder, including any applicable country-specific sub-plans, appendices or addenda thereto. Each New Option will be a nonstatutory stock option for U.S. tax purposes, regardless of whether the Exchanged Option that was cancelled in exchange for the New Option was an incentive stock option or a nonstatutory stock option for U.S. tax purposes.

•	“Offer Period” or “Offering Period” refers to the period from the launch of this offer to the Expiration Date. This period will commence on August 23, 2017, and we expect that it will end at 9:00 p.m., U.S. Pacific Time, on September 20, 2017.

•	“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Options for New Awards.

•	“Plans” refers to the 2011 Plan, 2009 Plan, 1999 Plan, and 2010 DVS Plan. Each is referred to as a “Plan.”

•	“RSU Grant” refers collectively to all RSUs that are part of the same grant and subject to the same RSU agreement.

•	“Restricted Stock Units” or “RSUs” refers to the restricted stock units issued pursuant to this offer that replace any Exchanged Options that were held by Eligible Employees other than Eligible Executives or Eligible Canada Employees. RSUs are promises by Fluidigm to issue Shares of our Common Stock in the future provided that the vesting criteria are satisfied. RSUs granted in connection with this offer will be granted on the New Award Grant Date under, and subject to, the terms and conditions of our 2011 Plan and an award agreement between you and Fluidigm thereunder, including any applicable country-specific sub-plans, appendices or addenda thereto.

•	“Securities Act” means the U.S. Securities Act of 1933, as amended.

•	“Share” means a share of Fluidigm Common Stock.

•	“Quarterly Vesting Date” refers to Fluidigm’s regularly scheduled quarterly vesting dates, which occur on February 20, May 20, August 20, and November 20 of each year.

Q2.	How do I participate in this offer?

A2.	Participation in this offer is voluntary. If you are an Eligible Employee, at the start of the offer you will have received a launch email from FluidigmExchange@equitybenefits.com, dated August 23, 2017, announcing this offer. If you want to participate in the offer, you must make an election via the process outlined below on or before the Expiration Date, currently expected to be 9:00 p.m., U.S. Pacific Time, on September 20, 2017. If you do not want to participate, then no action is necessary.

Elections via the Offer Website (Other than Eligible France Employees and Eligible Italy Employees)

1.	To submit an election via the offer website, click on the link to the offer website in the launch email you received from FluidigmExchange@equitybenefits.com, dated August 23, 2017, announcing the offer, or go to the offer website at https://fluidigm.equitybenefits.com. Log in to the offer website using the login instructions provided to you in the launch email from FluidigmExchange@equitybenefits.com, dated August 23, 2017, announcing the offer (or if you previously logged into the offer website, your updated login credentials).

2.	After logging in to the offer website, review the information and proceed through to the Make My Elections page. You will be provided with personalized information regarding each Eligible Option Grant you hold, including:

•	the grant date of the Eligible Option Grant;

•	the per Share exercise price of the Eligible Option Grant;

•	the total, vested, and unvested numbers of underlying Shares subject to the Eligible Option Grant as of September 20, 2017 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	whether any New Awards granted to you in the offer would be RSUs or New Options; and

•	the number of Shares subject to the New Award Grant that would be granted in exchange for the Eligible Option Grant.

You also can review your Eligible Option Grants in the “Breakeven Calculator,” which has been provided to you as a convenience for purposes of making limited mathematical calculations regarding the potential amount that could be received from an Eligible Option Grant or a New Award Grant to be granted pursuant to the offer if you choose to exchange an Eligible Option Grant. The Breakeven Calculator does not take into account all of the factors that you should consider in deciding whether to participate in the offer. For example, the Breakeven Calculator does not account for vesting. Note that you will be able to profit from a New Award only if it actually vests. Therefore, even if the Breakeven Calculator shows that the potential profit on a New Award Grant is greater than for an Eligible Option Grant at the assumed prices you enter, you would be able to profit from a New Award only if it actually vests. In addition, this Breakeven Calculator does not take into consideration the difference in taxation between RSUs and options or different types of options (such as incentive stock options versus nonstatutory stock options for U.S. tax purposes). Note further, that because of the rounding resulting from fractional Shares, the values shown could be higher or lower than the actual result.

Although Eligible France Employees and Eligible Italy Employees may submit elections only by email (as a PDF), mail (or other post) or Federal Express (or similar delivery service), they can access their Eligible Option Grant schedule and the Breakeven Calculator via the offer website.

3.	On the Make My Elections page, make the appropriate selection next to each of your Eligible Option Grants to indicate which Eligible Option Grants you choose to exchange in the offer by selecting “Yes” or choose not to exchange in the offer by selecting “No.”

4.	Proceed through the offer website by following the instructions provided. Review your election form and confirm that you are satisfied with your election form. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Submit My Elections page and in the offer documents, submit your election form. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.	Upon submitting your election form, a confirmation statement will be generated by the offer website. Please print and keep a copy of the confirmation statement for your records. At this point, you will have completed the election process.

Elections by Email (as a PDF), Mail (or Other Post) or Federal Express (or Similar Delivery Service) (Must Be Used by Eligible France Employees and Eligible Italy Employees)

1.	Print the election form attached to the launch email from FluidigmExchange@equitybenefits.com, dated August 23, 2017, announcing this offer.

2.	Properly complete the election form, and submit your election form by email (as a PDF) to stockoptionexchange@fluidigm.com, or by mail (or other post) or Federal Express (or similar delivery service) to Sarah Whaley, Head of Total Rewards (Global), Fluidigm Corporation, 7000 Shoreline Court, Suite 100, South San Francisco, CA 94080 U.S.A., no later than the Expiration Date, which currently is expected to be 9:00 p.m., U.S. Pacific Time, on September 20, 2017, unless we extend the offer. For clarity, your signature must be provided on the paper election form after it is printed and, with respect to any election forms to be submitted via email, scanned as a PDF thereafter. Fluidigm will not accept any other method of signature, such as electronic signatures contained in the PDF of the election form or a printout of an electronic version of your signature on the election form.

We must receive your properly completed and submitted election form on or before the Expiration Date. The Expiration Date will be 9:00 p.m., U.S. Pacific Time, on September 20, 2017, unless we extend the offer.

Due to applicable requirements under local law, Eligible France Employees and Eligible Italy Employees may submit elections only by email (as a PDF), mail (or other post) or Federal Express (or similar delivery service). With respect to all other Eligible Employees, we prefer that you submit your election form electronically via the offer website. However, if you choose not to use the offer website process or if you want to use the offer website but you do not have access to the offer website for any reason, if you are unable to submit your election via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, you may submit your election by email (as a PDF), mail (or other post) or Federal Express (or similar delivery service) by following the instructions provided above. To obtain a paper election form, please contact Varaprasad Gedipudi by email at stockoptionexchange@fluidigm.com or by phone at +1-408-582-4544.

If you elect to exchange any Eligible Option Grant in this offer, you must elect to exchange all Eligible Options subject to that Eligible Option Grant. If you hold more than one Eligible Option Grant, however, you may choose to exchange one or more of such Eligible Option Grants without having to exchange all of your Eligible Option Grants. To help you recall your Eligible Option Grants and give you the information necessary to make an informed decision, please refer to the personalized information regarding each Eligible Option Grant you hold available via the offer website that lists: the grant date of the Eligible Option Grant; the per Share exercise price of the Eligible Option Grant; the total, vested, and unvested numbers of underlying Shares as of September 20, 2017 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date); whether any New Awards granted to you in the offer would be RSUs or New Options; and the number of Shares subject to the New Award Grant that would be granted in exchange for the Eligible Option Grant.

The Eligible Option Grant schedule is available via the offer website to all Eligible Employees, including Eligible France Employees and Eligible Italy Employees. If you need an election form or other offer documents or are unable to access your personalized information regarding each Eligible Option Grant you hold, you may contact Varaprasad Gedipudi by email at stockoptionexchange@fluidigm.com or phone at +1-408-582-4544.

This is a one-time offer, and we will strictly enforce the Offering Period. We reserve the right to reject any election to exchange options that we determine is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered Eligible Options promptly after the expiration of this offer. (See Section 4, “Procedures for electing to exchange Eligible Options,” below.)

We may extend the Offering Period. If we extend the Offering Period, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., U.S. Pacific Time, on the U.S. business day following the previously scheduled Expiration Date.

Your delivery of all documents regarding the offer, including election forms, is at your own risk. If you are permitted to and submit your election form via the offer website, a confirmation statement will be generated by the offer website at the time that you complete and submit your election form. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election form. If you submit your election form by email (as a PDF), mail (or other post) or Federal Express (or similar delivery service), we intend to confirm the receipt of your election form by email within two (2) U.S. business days after receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election form. You should contact Varaprasad Gedipudi by email at stockoptionexchange@fluidigm.com or by phone at +1-408-582-4544. Note that if you submit any election form by email (as a PDF), mail (or other post) or Federal Express (or similar delivery service) within the last two (2) U.S. business days prior to the expiration of the offer, time constraints may prevent Fluidigm from providing a confirmation by email prior to the expiration of the offer. If you submit your election form by mail (or other post) or Federal Express (or similar delivery service), postmark alone on or before the Expiration Date is insufficient for acceptance by us.

Only election forms that are properly completed and submitted and actually received by Fluidigm on or before the Expiration Date via the offer website (other than Eligible France Employees and Eligible Italy Employees), via email (as a PDF) at stockoptionexchange@fluidigm.com, or via mail (or other post) or Federal Express (or similar delivery service) by Sarah Whaley, our Head of Total Rewards (Global) will be accepted. Election forms submitted by any other means, including hand delivery or interoffice delivery are not permitted. Due to applicable requirements under local law, Eligible France Employees and Eligible Italy Employees may not submit election forms via Fluidigm’s offer website but instead only by email (as a PDF), mail (or other post) or Federal Express (or similar delivery service). We will not accept delivery of any election after expiration of this offer. (See Section 4, “Procedures for electing to exchange Eligible Options,” below.)

Q3.	What will I receive for Exchanged Options?

A3.	All Eligible Employees who properly tender an Eligible Option Grant pursuant to this offer that we accept will receive RSUs or, with respect to Eligible Executives and Eligible Canada Employees, New Options. RSUs are promises by Fluidigm to issue Shares of Common Stock in the future provided that the vesting criteria are satisfied. You do not have to make any cash payment to Fluidigm to receive your RSUs or Shares of Common Stock upon the vesting of your RSUs. However, to the extent that we (or our subsidiary or other affiliate, as applicable) have a tax withholding obligation in connection with the vesting of the RSUs and issuance of Shares thereunder or otherwise, the tax withholding obligations will be satisfied in the manner specified in the 2011 Plan and the award agreement between you and Fluidigm thereunder governing your RSU Grant, including any applicable country-specific sub-plans, appendices or addenda thereto. (See Section 9, “Source and amount of consideration; terms of New Awards” below.)

For Eligible Executives and Eligible Canada Employees, each New Option granted in the offer will be a nonstatutory stock option for U.S. tax purposes, regardless of whether the Exchanged Option that was cancelled in exchange for the New Option was an incentive stock option or a nonstatutory stock option for U.S. tax purposes. New Options granted to an Eligible Employee will have a per Share exercise price equal to the closing price of a Share of our Common Stock on Nasdaq on the New Award Grant Date. However, due to local laws for satisfying certain tax qualification requirements in France, it is possible that New Options granted to any Eligible France Employee may have a per Share exercise price greater than such closing price of a Share on the New Award Grant Date, as described further below in Q&A 10. New Options will vest in the future provided that the vesting criteria are satisfied. You do not have to make any cash payment to Fluidigm to receive your New Options, but will be required to pay the per Share exercise price of a New Option to receive a Share of Common Stock subject to your New Options. Additionally, to the extent that we (or our subsidiary or other affiliate, as applicable) have a tax withholding obligation in connection with the exercise of the New Options and issuance of Shares thereunder or otherwise, the tax withholding obligations will be satisfied in the manner specified in the 2011 Plan and the award agreement between you and Fluidigm thereunder governing your New Option Grant, including any applicable country-specific sub-plans, appendices or addenda thereto. (See Section 9, “Source and amount of consideration; terms of New Awards” below.)

Note that there are special rules with respect to New Awards granted to Eligible Employees subject to tax in Singapore who participate in the offer. Fluidigm is seeking a tax ruling from the Inland Revenue Authority of Singapore (“IRAS”) to confirm the exchange of Eligible Options for New Awards for Eligible Employees subject to tax in Singapore is a tax-neutral event and no taxes are due as of the moment that Eligible Options are cancelled and New Awards are granted, as described in further detail in Q&A 28, Section 15 below, and Schedule I to this Offer to Exchange.

Q4.	How many New Awards will I receive for an Exchanged Option?

A4.	This offer is not a one-for-one exchange of your Eligible Options for New Awards. Eligible Options surrendered pursuant to the offer will be cancelled and exchanged for New Awards covering a lesser number of Shares than were subject to the corresponding Exchanged Options immediately before they were cancelled in the offer on the basis of an exchange ratio applied to the Exchanged Options on a grant-by-grant basis depending on the Exchanged Option Grant’s per Share exercise price. If you participate in the offer with respect to an Eligible Option Grant, you will receive a New Award Grant covering such lesser number of Shares.

The following table shows the exchange ratios that will be applied to your Exchanged Options to determine the number of New Awards subject to a New Award Grant you would receive pursuant to the offer (all dollar amounts in the table below are in U.S. dollars):

		Exchange Ratios
If the Per Share Exercise Price of an Eligible Option is:		Number of Shares Subject to the Eligible Option Grant Exchanged for One RSU is:	Number of Shares Subject to the Eligible Option Grant Exchanged for a New Option Covering One Share is:
From:	To:
$4.38	$4.99	2.56 to 1	1.32 to 1
$5.00	$5.99	2.65 to 1	1.33 to 1
$6.00	$6.99	2.70 to 1	1.40 to 1
$7.00	$7.99	2.94 to 1	1.51 to 1
$8.00	$8.99	3.50 to 1	1.90 to 1
$9.00	$9.99	3.60 to 1	2.00 to 1
$10.00	$10.99	3.70 to 1	2.20 to 1
$11.00	$11.99	3.81 to 1	2.50 to 1
$12.00	$12.99	*	*
$13.00	$13.99	6.18 to 1	3.19 to 1
$14.00	$14.99	6.68 to 1	3.45 to 1
$15.00	$15.99	7.00 to 1	3.63 to 1
$16.00	$16.99	7.13 to 1	3.70 to 1
$17.00	$17.99	7.22 to 1	3.90 to 1
$18.00	$18.99	7.77 to 1	4.01 to 1
$19.00	$19.99	7.84 to 1	4.10 to 1
$20.00	$20.99	7.90 to 1	4.19 to 1
$21.00	$21.99	7.95 to 1	4.22 to 1
$22.00	$22.99	*	*
$23.00	$23.99	8.00 to 1	4.25 to 1
$24.00	$24.99	*	*
$25.00	$25.99	8.10 to 1	4.35 to 1
$26.00	$26.99	*	*
$27.00	$27.99	8.30 to 1	4.59 to 1
$28.00	$28.99	8.40 to 1	4.65 to 1

		Exchange Ratios
If the Per Share Exercise Price of an Eligible Option is:		Number of Shares Subject to the Eligible Option Grant Exchanged for One RSU is:	Number of Shares Subject to the Eligible Option Grant Exchanged for a New Option Covering One Share is:
From:	To:
$29.00	$29.99	8.80 to 1	4.75 to 1
$30.00	$30.99	*	*
$31.00	$31.99	9.50 to 1	4.80 to 1
$32.00	$32.99	9.60 to 1	4.90 to 1
$33.00	$33.99	9.75 to 1	5.00 to 1
$34.00	$34.99	*	*
$35.00	$35.99	*	*
$36.00	$36.99	*	*
$37.00	$37.99	9.85 to 1	5.05 to 1
$38.00	$38.99	10.00 to 1	5.70 to 1
$39.00	$39.99	*	*
$40.00	$40.99	*	*
$41.00	$41.99	11.00 to 1	5.79 to 1
$42.00	$42.99	*	*
$43.00	$43.99	11.50 to 1	6.00 to 1
$44.00	$44.99	*	*
$45.00	$45.99	*	*
$46.00	$46.99	12.00 to 1	7.00 to 1
$47.00	$47.99	12.50 to 1	9.09 to 1

* Not applicable.

The exchange ratios apply to each of your Eligible Option Grants separately based on the per Share exercise price of each such Eligible Option Grant. This means that the various Eligible Option Grants you hold may be subject to different exchange ratios. An Eligible Option Grant that is surrendered pursuant to the offer will be cancelled and exchanged for a New Award Grant covering a lesser number of Shares than were subject to the corresponding Exchanged Options immediately before they were cancelled in the offer equal to: (a) the number of Shares underlying the Exchanged Option Grant, divided by (b) the applicable exchange ratio, with any resulting fraction rounded up to the nearest whole Share, on a grant-by-grant basis. (See Section 2, “Number of New Awards; Expiration Date,” below.)

Example 1

Assume that you are an Eligible Employee (other than an Eligible Executive or Eligible Canada Employee) and that you hold an Eligible Option Grant covering 3,000 Shares with an exercise price of US$23.00 per Share. If you exchange this Eligible Option Grant pursuant to the offer, then on the New Award Grant Date you will receive an RSU Grant covering 375 Shares. This is equal to the 3,000 Shares subject to your Eligible Option Grant divided by 8.00 (the applicable exchange ratio for this Eligible Option Grant when exchanged for an RSU Grant).

Example 2

Assume that you are an Eligible Employee (other than an Eligible Executive or Eligible Canada Employee) and that you hold an Eligible Option Grant covering 2,000 Shares with an exercise price of US$15.00 per Share. If you exchange this Eligible Option Grant pursuant to the offer, then on the New Award Grant Date you will receive an RSU Grant covering 286 Shares. This is equal to the 2,000 Eligible Options subject to your Eligible Option Grant divided by 7.00 (the applicable exchange ratio for this Eligible Option Grant when exchanged for a New Option Grant), rounded up to the nearest whole Share.

Example 3

Assume that you are an Eligible Executive (other than an Eligible France Employee) or Eligible Canada Employee and that you hold an Eligible Option Grant covering 1,000 Shares with an exercise price of US$15.00 per Share. If you exchange this Eligible Option Grant pursuant to the offer, then on the New Award Grant Date you will receive a New Option Grant covering 276 Shares. This is equal to the 1,000 Eligible Options subject to your Eligible Option Grant divided by 3.63 (the applicable exchange ratio for this Eligible Option Grant when exchanged for a New Option Grant), rounded up to the nearest whole Share. Your New Options will have a per Share exercise price equal to the closing price of one Share of our Common Stock on Nasdaq on the New Award Grant Date.

Q5.	Who may participate in this offer?

A5.	You may participate in this offer if you are an Eligible Employee who holds Eligible Options. As defined in Q&A 1, an Eligible Employee is an active employee of Fluidigm or any of its subsidiaries (including our executive officers) who resides in or whose principal work location is in an Eligible Country as of the start of the offer and through the Cancellation Date and New Award Grant Date. (See Section 1, “Eligibility,” below.)

Q6.	Am I required to participate in this offer?

A6.	No. Participation in this offer is completely voluntary. (See Section 2, “Number of New Awards; Expiration Date,” below.)

Q7.	Why is Fluidigm making this offer?

A7.	We believe that this offer will foster retention of valuable employees of Fluidigm and its subsidiaries, provide meaningful incentive to them, and better align the interests of employees with the interests of our stockholders to maximize stockholder value.

Equity awards are an essential component of our long-term incentive compensation program because they allow us to provide competitive employee compensation and incentives, which enable us to recruit the talented employees necessary to successfully develop and market our products. Our stock price had generally increased during the period from our IPO in February 2011 to early March 2014, when our stock price was just under $49.00. However, since the middle of April 2015 (at which time our stock price was just under $45.00), our stock price has consistently declined. Since January 2016, our stock price has traded between under $3.00 and just under $11.00. As a result of our stock price decline, a large number of our employees hold options that are substantially “underwater” (which means that the per Share exercise prices of the options are higher than the current market price of our Common Stock). As of August 14, 2017, the weighted average exercise price per Share of options held by our employees was US$13.30, while the closing price for our Common Stock was US$3.61. As of that date, approximately 98.4% of the outstanding options held by our employees were underwater. These underwater options have reduced retention or incentive value to our employees but continue to contribute to equity award overhang by approximately 2,477,320 Shares. In addition, under applicable accounting rules, we must continue to recognize compensation expense related to these options while they are outstanding, even if they are never exercised.

The competition for the highly skilled and educated employees that we rely on is intense, and equity awards are an important part of our employees’ total compensation and our ability to recruit and retain employees. For options to serve their intended purposes, they need to have per Share exercise prices at least near the current price of a Share of our Common Stock. Substantially underwater options therefore do not provide sufficient employee retention and motivation value. Failing to address the underwater option issue in the near to medium term will thus make it more difficult for us to retain our key employees. If we cannot retain these employees, our business, results of operations and future stock price could be adversely affected. We believe that offering to replace underwater options with new equity awards will aid in both retaining and motivating employees because the new equity awards will be more likely to deliver value to our employees. Also, the new equity awards will further promote employee retention because the vesting periods of the new equity awards generally will exceed the remaining vesting periods of the surrendered options. We believe that replacing the underwater options with new equity awards will be more effective in retaining and incentivizing employees than providing additional cash compensation, which could adversely affect our business. Further, because Eligible Employees having a title of Vice President or above, including our executive officers, will receive new awards in the form of stock options, they will only receive value for their new equity awards based on our positive stock price performance. Eligible Canada Employees who participate in the offer and exchange their Eligible Options also will receive New Awards in the form of New Options. (See Section 3, “Purposes of the offer,” below.)

Q8.	Which of my options are eligible?

A8.	Your Eligible Options are those options to purchase Shares of Common Stock, whether vested or unvested, granted under a Plan that have a per Share exercise price greater than US$4.37 and greater than the closing price of a Share of our Common Stock on Nasdaq on the Expiration Date, that are outstanding as of the start of the Offering Period and remain outstanding and unexercised as of the Expiration Date, currently expected to occur on September 20, 2017.

To help you recall your Eligible Option Grants and give you the information necessary to make an informed decision, please refer to the personalized information regarding each Eligible Option Grant you hold available via the offer website that lists: the grant date of the Eligible Option Grant; the per Share exercise price of the Eligible Option Grant; the total, vested, and unvested numbers of underlying Shares as of September 20, 2017 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date); whether any New Awards granted to you in the offer would be RSUs or New Options; and the number of Shares subject to the New Award Grant that would be granted in exchange for the Eligible Option Grant. If you are unable to access your personalized information regarding each Eligible Option Grant you hold, you may contact Varaprasad Gedipudi by email at stockoptionexchange@fluidigm.com or phone at +1-408-582-4544. (See Section 2, “Number of New Awards; Expiration Date,” below.)

Q9.	Why will Eligible Executives and Eligible Canada Employees receive New Options rather than RSUs?

A9.	Employees having a title of Vice President or above, including our executive officers, and Eligible Canada Employees are eligible to participate in the offer but they will receive New Options instead of RSUs. We have determined that Vice Presidents and above (including our executive officers) will receive New Options and not RSUs because these executive-level employees should only receive value for their Exchange Options based on our positive stock price performance. This aligns the interests of our executives with our stockholders.

Eligible Canada Employees who participate in the offer will receive New Options rather than RSUs in order to avoid unintended, unfavorable tax consequences under the Income Tax Act (Canada), which generally does not provide a tax-free exchange of stock options for RSUs. (See Schedule C to this Offer to Exchange.)

Each New Option will be a nonstatutory stock option for U.S. tax purposes, regardless of whether the Exchanged Option that was cancelled in exchange for the New Option was an incentive stock option or a nonstatutory stock option for U.S. tax purposes.

Q10.	What will be the exercise price of New Options?

A10.	New Options granted to an Eligible Employee other than an Eligible France Employee will have a per Share exercise price equal to the closing price of a Share of our Common Stock on Nasdaq on the New Award Grant Date. However, due to local laws for satisfying certain tax qualification requirements in France, it is possible that New Options granted to any Eligible France Employee may have a per Share exercise price greater than such closing price of a Share on the New Award Grant Date. New Options granted to Eligible France Employees will have a per Share exercise price equal to the greater of: (i) the closing price of a Share of our Common Stock on Nasdaq on the New Award Grant Date, or (ii) 80% of the average of the closing prices of a Share of our Common Stock on Nasdaq during the 20 days of quotation immediately before the New Award Grant Date.

Q11.	Are my options with a per Share exercise price below US$4.37 Eligible Options?

A11.	No. Only options that have a per Share exercise price greater than US$4.37 and greater than the closing price of a Share of our Common Stock on Nasdaq on the Expiration Date are Eligible Options. Accordingly, any options that have a per Share exercise price equal to or below the greater of US$4.37 and the closing price of a Share of our Common Stock on Nasdaq on the Expiration Date are not Eligible Options and therefore are not eligible to be exchanged in the offer.

Q12.	Are there circumstances under which I would not be granted a New Award Grant for an Eligible Option Grant that I elect to exchange in the offer?

A12.	Yes. If, for any reason, you no longer are an employee of Fluidigm or its subsidiaries on the New Award Grant Date or your principal work location or residence changes to be other than in one of the Eligible Countries as of the New Award Grant Date, then you will not be an Eligible Employee and will not be eligible to participate in the offer. As a result, you will not receive any New Awards. Instead, you will keep your current Eligible Options and those options will vest and expire in accordance with their original terms. Except as provided by applicable law and/or any employment agreement between you and Fluidigm or its subsidiaries, your employment with Fluidigm or its subsidiaries will remain “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice. (See Section 1, “Eligibility,” below.)

Moreover, even if we accept your Eligible Options, we will not grant New Awards to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting New Awards as a result of changes in SEC or NASDAQ Global Select Market rules. We do not anticipate any such prohibitions at this time. (See Section 13, “Legal matters; regulatory approvals,” below.)

In addition, if you hold an option that expires after the start of the offer but on or before the Cancellation Date, that particular option is not eligible for exchange. As a result, if you hold options that expire on or before the currently scheduled Cancellation Date or, if we extend the offer such that the Cancellation Date is a later date and you hold options that expire on or before the rescheduled Cancellation Date, those options will not be eligible for exchange and such options will continue to be governed by their original terms. (See Section 16, “Extension of offer; termination; amendment,” below.)

Q13.	Are you making any recommendation as to whether I should exchange my Eligible Options?

A13.	No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your Eligible Options in this offer may require consideration of various factors for many employees. The program does carry risk (see “Risks of Participating in the Offer” beginning on page 30 for information regarding some of these risks), and there are no guarantees regarding whether you ultimately would receive greater value from your Eligible Options or from the New Awards you will receive in exchange. You must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your personal legal counsel, accountant, and/or financial adviser. (See Section 3, “Purposes of the offer,” below.)

Q14.	Do I have to pay for my New Awards?

A14.	If your Eligible Options are exchanged for RSUs, you do not have to make any cash payment to Fluidigm to receive your RSUs or the Shares of Common Stock upon the vesting of your RSUs. However, to the extent that we (or our subsidiary or other affiliate, as applicable) have a tax withholding obligation with respect to RSUs, the tax withholding obligations will be satisfied in the manner specified in the 2011 Plan and the award agreement thereunder governing your RSU Grant, including any applicable country-specific sub-plans, appendices or addenda thereto. (See Section 9, “Source and amount of consideration; terms of New Awards,” below.)

If your Eligible Options are exchanged for New Options, you do not have to make any cash payment to Fluidigm to receive your New Options, but in order to exercise your New Options and purchase a Share of Common Stock subject to your New Options, you will be required to pay the exercise price per Share of your New Option. New Options granted to an Eligible Employee will have a per Share exercise price equal to the closing price of a Share of our Common Stock on Nasdaq on the New Award Grant Date. However, due to local laws for satisfying certain tax qualification requirements in France, it is possible that New Options granted to any Eligible France Employee may have a per Share exercise price greater than such closing price of a Share on the New Award Grant Date. New Options granted to Eligible France Employees will have a per Share exercise price equal to the greater of: (i) the closing price of a Share of our Common Stock on Nasdaq on the New Award Grant Date, or (ii) 80% of the average of the closing prices of a Share of our Common Stock on Nasdaq during the 20 days of quotation immediately before the New Award Grant Date.

Additionally, to the extent that we (or our subsidiary or other affiliate, as applicable) have a tax withholding obligation with respect to the New Options, the tax withholding obligations will be satisfied in the manner specified in the 2011 Plan and the award agreement thereunder governing your New Option Grant, including any applicable country-specific sub-plans, appendices or addenda thereto. (See Section 9, “Source and amount of consideration; terms of New Awards,” below.)

Q15.	When will my New Awards vest?

A15.	Each RSU will represent a right to receive one Share of Common Stock on a specified future date, and each New Option will represent a right to purchase one Share of Common Stock prior to such New Option’s termination date, if such New Award vests according to the following vesting schedule, but only if you remain an employee or service provider of Fluidigm or its subsidiaries through each relevant vesting date:

•	None of the New Awards will be vested on the New Award Grant Date (even if the corresponding Eligible Option was fully or partially vested).

•	Other than RSUs granted to Eligible France Employees, one-twelfth (1/12) of your New Awards will be scheduled to vest on the First Quarterly Vesting Date and on each Quarterly Vesting Date thereafter until the New Awards are fully vested. The First Quarterly Vesting Date is anticipated to be February 20, 2018 (unless the Offer Period is extended). The applicable vesting schedule will be set forth in your New Award agreement.

•	With respect to RSUs granted to Eligible France Employees, one-third (1/3) of the RSUs will be scheduled to vest on the first Quarterly Vesting Date that occurs at least one (1) year after the New Award Grant Date and one-twelfth (1/12) of the RSUs will be scheduled to vest on each Quarterly Vesting Date thereafter until the New Awards are fully vested. The first such Quarterly Vesting Date is anticipated to be November 20, 2018 (unless the Offer Period is extended). The applicable vesting schedule will be set forth in the RSU agreement.

•	Even if the vesting schedule of the Exchanged Option may have had a monthly vesting component, there will be no monthly vesting on the New Awards.

•	Upon the termination of your service with us or our subsidiaries for any reason, any unvested part of your New Award Grant will be forfeited, and you will not be entitled to the Shares of Common Stock underlying the unvested portion of the New Award Grant. (See Section 1, “Eligibility,” and Section 9, “Source and amount of consideration; terms of New Awards,” below.)

•	We will make minor modifications to the vesting schedule of any New Awards to eliminate fractional vesting (such that a whole number of Shares subject to the New Award will vest on each vesting date). As a result, subject to your continued service with Fluidigm or its subsidiaries through each relevant vesting date, (i) the number of Shares that vest on each vesting date will be rounded down to the nearest whole number of Shares as of the first vesting date on which a fractional Share otherwise will vest, and (ii) fractional Shares, if any, will be accumulated until the first vesting date on which the sum of the accumulated fractional Shares equals or exceeds one whole Share and will vest as an additional whole Share on such vesting date, with any fractional Share remaining thereafter accumulated again.

•	To the extent that your Eligible Option Grant exchanged in the offer was subject to any performance-based vesting requirements or accelerated vesting upon certain qualifying terminations of employment or other events pursuant to an award agreement or other written agreement between you and the Company, the corresponding New Award also will be subject to those terms and conditions to the same extent that the Eligible Option Grant was immediately before being cancelled in the offer; provided that the New Award will be subject to the terms of the 2011 Plan and not the terms of any other Plan under which the Eligible Options may have been granted, as well as an award agreement under the 2011 Plan (including any applicable country-specific sub-plans, appendices or addenda thereto). For purposes of clarity, if pursuant to the offer you exchange an Eligible Option Grant that is subject to the achievement of any performance-based vesting requirements, the New Award granted in exchange for the corresponding Eligible Option Grant will be subject to the same performance-based vesting requirements as the Eligible Option Grant and none of the adjustments described above with respect to the service-based vesting schedule will be applied to the performance-based vesting requirements. However, to the extent that any service-based vesting requirements applied to the performance-based Eligible Option Grant as of immediately before it was cancelled in the offer, those service-based vesting requirements will be adjusted to the new, service-based vesting schedule as described above.

Example 1

For illustrative purposes only, assume that an Eligible Employee, other than an Eligible Executive, who resides in and whose principal work location is in the U.S., holds, and timely elects to exchange in the offer, an Eligible Option Grant covering 10,000 Shares with a per Share exercise price of US$23.00, and of which no Shares subject to the Eligible Option Grant have been exercised. Assume that the Eligible Option Grant is scheduled to vest on a monthly basis from the vesting start date over a period of four years. Assume also that the Expiration Date, Cancellation Date, and New Award Grant Date occur on September 20, 2017, and accordingly, the Eligible Employee’s Eligible Option Grant is cancelled on that date pursuant to the offer.

•	In accordance with the exchange ratios described in Q&A 4, in exchange for the Exchanged Option Grant, the Eligible Employee receives an RSU Grant covering 1,250 Shares.

•	Subject to the Eligible Employee’s continued service with Fluidigm or its subsidiaries through such date, the RSU Grant is scheduled to vest as follows:

Scheduled Vesting Date	Number of Shares Subject to RSU Grant Scheduled to Vest
February 20, 2018	104
May 20, 2018	104
August 20, 2018	104
November 20, 2018	104
February 20, 2019	104
May 20, 2019	105
August 20, 2019	104
November 20, 2019	104
February 20, 2020	104
May 20, 2020	104
August 20, 2020	104
November 20, 2020	105

Example 2

For illustrative purposes only, assume that an Eligible Canada Employee holds, and timely elects to exchange, an Eligible Option Grant covering 10,000 Shares with a per Share exercise price equal to US$15.00, and of which no Shares subject to the Eligible Option Grant have been exercised. Assume that the Eligible Option Grant is scheduled to vest on a monthly basis from the vesting start date over a period of four years. Assume also that the Expiration Date, Cancellation Date, and New Award Grant Date occur on September 20, 2017, and accordingly, the Eligible Canada Employee’s Eligible Option Grant is cancelled on that date pursuant to the offer.

•	In accordance with the exchange ratios described in Q&A 4 above, in exchange for the Exchanged Option Grant, the Eligible Canada Employee receives a New Option Grant covering 2,755 Shares.

•	Subject to the Eligible Canada Employee’s continued service with Fluidigm or its subsidiaries through such date, the New Option Grant is scheduled to vest as follows:

Scheduled Vesting Date	Number of Shares Subject to New Option Grant Scheduled to Vest
February 20, 2018	229
May 20, 2018	230
August 20, 2018	229
November 20, 2018	230
February 20, 2019	229
May 20, 2019	230
August 20, 2019	230
November 20, 2019	229
February 20, 2020	230
May 20, 2020	229
August 20, 2020	230
November 20, 2020	230

Example 3

For illustrative purposes only, assume that an Eligible France Employee, other than an Eligible Executive, holds and timely elects to exchange in the offer, an Eligible Option Grant covering 10,000 Shares with a per Share exercise price of US$23.00, and of which no Shares subject to the Eligible Option Grant have been exercised. Assume that the Eligible Option Grant is scheduled to vest on a monthly basis from the vesting start date over a period of four years. Assume also that the Expiration Date, Cancellation Date, and New Award Grant Date occur on September 20, 2017, and accordingly, the Eligible France Employee’s Eligible Option Grant is cancelled on that date pursuant to the offer.

•	In accordance with the exchange ratios described in Section 2 above, in exchange for the Exchanged Option Grant, the Eligible France Employee receives an RSU Grant covering 1,250 Shares.

•	Subject to the Eligible Employee’s continued service with Fluidigm or its subsidiaries through such date, the RSU Grant is scheduled to vest as follows:

Scheduled Vesting Date	Number of Shares Subject to RSU Grant Scheduled to Vest
November 20, 2018	416
February 20, 2019	104
May 20, 2019	105
August 20, 2019	104
November 20, 2019	104
February 20, 2020	104
May 20, 2020	104
August 20, 2020	104
November 20, 2020	105

New Awards that do not vest will be forfeited to Fluidigm at no cost to us. (See Section 9, “Source and amount of consideration; terms of New Awards,” below.)

Q16.	If I participate in this offer, do I have to exchange all of my Eligible Option Grants?

A16.	No. You may pick and choose which of your outstanding Eligible Option Grants you wish to exchange if you hold more than one Eligible Option Grant and you may choose to exchange one or more of your Eligible Option Grants without having to exchange all of your Eligible Option Grants. However, if you decide to participate in this offer and to exchange an Eligible Option Grant, you must elect to exchange that entire Eligible Option Grant (that is, all Eligible Options subject to that Eligible Option Grant).

For example, if you hold (1) an Eligible Option Grant covering 1,000 Shares, 700 of which you have already exercised, (2) an Eligible Option Grant covering 1,000 Shares, and (3) an Eligible Option Grant covering 3,000 Shares, you may choose to exchange all three Eligible Option Grants, or any two of the three Eligible Option Grants, or any one of the three Eligible Option Grants, or none at all.

You should note that we are not accepting partial tenders of Eligible Option Grants, except that you may elect to exchange the entire remaining portion of an Eligible Option Grant that you previously partially exercised. You otherwise may not elect to exchange only some of the Eligible Options subject to any particular Eligible Option Grant. For example, you may not elect to exchange only the unvested portion of an Eligible Option Grant or elect to exchange your Eligible Option Grant only with respect to 150 Eligible Options of the remaining 300 Eligible Options under the first Eligible Option Grant, in the example above. However, your previous exercise of 700 Shares under the Eligible Option Grant does not mean you cannot exchange the remaining 300 Shares. (See Section 2, “Number of New Awards; Expiration Date,” below.)

Q17.	What happens if I have an Eligible Option Grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A17.	If you have an Eligible Option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Employee beneficially owns a portion of that Eligible Option Grant, you may accept this offer with respect to the entire remaining outstanding portion of the Eligible Option Grant as long as you are the legal owner of the Eligible Option. As described in Q&A 16, we will not accept partial tenders of option grants, so you may not accept this offer with respect to a portion of an Eligible Option Grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the Eligible Options, we will respect an election to exchange such Eligible Option Grant pursuant to the offer that is made by you and accepted by us and we will not be responsible to you or the beneficial owner of the Eligible Option Grant for any action taken by you with respect to such Eligible Option Grant.

For example, if you are an Eligible Employee and you hold an Eligible Option Grant covering 3,000 Shares that is subject to a domestic relations order, one-third (1/3) of which are beneficially owned by your former spouse (that is, the portion covering 1,000 Shares), and you have exercised 600 of the remaining 2,000 Shares subject to the Eligible Option Grant not beneficially owned by your former spouse, then you may elect to exchange the outstanding portion of your Eligible Option Grant covering 2,400 Shares, including the portion covering the 1,000 Shares beneficially owned by your former spouse, or you may elect not to participate in the offer at all with respect to this Eligible Option Grant. These are your only choices with respect to this Eligible Option. (See Section 2, “Number of New Awards; Expiration Date,” below.)

Q18.	When will my Exchanged Options be cancelled?

A18.	Your Exchanged Options will be cancelled following the expiration of the offer on the same U.S. calendar day as the Expiration Date and the Cancellation Date, which we expect will be September 20, 2017, unless the Offer Period is extended. (See Section 6, “Acceptance of options for exchange and issuance of New Awards,” below.)

Q19.	When will my New Award be granted and when will I receive my New Award?

A19.	We will grant the New Awards on the New Award Grant Date. The New Award Grant Date will be the same U.S. calendar day as the Expiration Date and Cancellation Date. We expect the New Award Grant Date will be September 20, 2017. If the Expiration Date of the offer is extended, the New Award Grant Date similarly will be delayed. You will receive your New Award agreement under the 2011 Plan, including any applicable country-specific sub-plans, appendices or addenda thereto, promptly after the expiration of the offer. (See Section 6, “Acceptance of options for exchange and issuance of New Awards,” below.)

If you receive RSUs in exchange for your Exchanged Options, you will receive the Shares subject to the RSUs if and when your RSUs vest. If you receive New Options in exchange for your Exchanged Options, you will receive the Shares subject to such New Option if and when they vest and are exercised. New Awards will be granted under, and subject to, the terms and conditions of our 2011 Plan and an award agreement between you and Fluidigm under the 2011 Plan, including any applicable country-specific sub-plans, appendices or addenda thereto.

Q20.	Once my Exchanged Options are cancelled pursuant to the offer, is there anything I must do to receive the New Award?

A20.	No. Once your Exchanged Options have been cancelled, there is nothing that you must do to receive your New Award. In order to vest in the Shares subject to your New Award, you will need to remain an employee or service provider to Fluidigm or its subsidiaries through the applicable vesting dates, as described in Question and Answer 16. (See Section 1, “Eligibility,” and Section 9, “Source and amount of consideration; terms of New Awards,” below.)

Q21.	Do I need to exercise my New Awards in order to receive Shares?

A21.	RSUs do not need to be exercised in order to receive Shares. If your RSUs vest in accordance with the vesting schedule set forth in your RSU award agreement, you automatically will receive the Shares subject to the RSUs promptly thereafter in accordance with the terms and conditions of our 2011 Plan and an award agreement between you and Fluidigm thereunder governing your RSU Grant, including any applicable country-specific sub-plans, appendices or addenda thereto (less any Shares used to satisfy any applicable tax withholding). RSUs that do not vest will be forfeited to Fluidigm and you will receive no payment for them. (See Section 9, “Source and amount of consideration; terms of New Awards,” below.)

New Options must be exercised in order to receive Shares. If any of your New Options vest in accordance with the vesting schedule set forth in your New Option agreement, you may exercise such portion in accordance with the terms and conditions of our 2011 Plan and an award agreement between you and Fluidigm thereunder governing your New Option Grant, including any applicable country-specific sub-plans, appendices or addenda thereto. New Options that do not vest before they expire in accordance with their terms will be forfeited to Fluidigm and you will be unable to exercise them. (See Section 9, “Source and amount of consideration; terms of New Awards,” below.)

Q22.	May I exchange Fluidigm Common Stock that I acquired upon a prior exercise of Fluidigm options?

A22.	No. This offer relates only to certain outstanding options to purchase Common Stock. You may not exchange in this offer any Common Stock that you acquired upon a prior exercise of options. (See Section 2, “Number of New Awards; Expiration Date,” below.)

Q23.	Will I be required to give up all of my rights under the Exchanged Options?

A23.	Yes. Once we have accepted your Exchanged Options, your Exchanged Options will be cancelled and you no longer will have any rights under those options. We intend to cancel all Exchanged Options on the Cancellation Date. We expect that the Cancellation Date will be September 20, 2017. (See Section 6, “Acceptance of options for exchange and issuance of New Awards,” below.)

Q24.	For U.S. tax purposes, if I hold incentive stock options, will my New Options be incentive stock options?

A24.	If you participate in the offer and are an Eligible Executive or Eligible Canada Employee, you will receive New Options. All other Eligible Employees who participate in the offer will receive RSUs in exchange for Exchanged Options. New Options will not be incentive stock options for purposes of U.S. tax law. Please read the tax discussion in Sections 14 and 15 of this Offer to Exchange and discuss the personal tax consequences of nonstatutory stock options with your financial, legal and/or tax advisers. (See Section 9, “Source and amount of consideration; terms of New Awards,” Section 14, “Material income tax consequences,” and Section 15, “Material income tax consequences and certain other considerations for Eligible Employees who reside outside the U.S.”)

Q25.	Will the terms and conditions of my New Awards be the same as my Exchanged Options?

A25.	RSUs are a different type of equity award from options. Therefore, if you are issued RSUs the terms and conditions of your RSUs necessarily will be different from your Exchanged Options. Your RSUs will be granted under, and subject to, the terms and conditions of our 2011 Plan and an award agreement between you and Fluidigm thereunder, including any applicable country-specific sub-plans, appendices or addenda thereto. The forms of New Award agreements under the 2011 Plan and applicable sub-plans, appendices, or addenda thereto are filed as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. (See Section 9, “Source and amount of consideration; terms of New Awards,” below.)

If you are issued New Options, many of the terms and conditions of your New Options will remain the same, but certain key terms and conditions of your New Options will vary from the terms and conditions of your Exchanged Options. Your New Options will be granted under, and subject to, the terms and conditions of our 2011 Plan and an award agreement between you and Fluidigm thereunder, including any applicable country-specific sub-plans, appendices or addenda thereto. The forms of New Award agreements under the 2011 Plan and applicable sub-plans, appendices, or addenda thereto are filed as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. Your New Options will have a per Share exercise price equal to the closing price of a Share of Common Stock on Nasdaq on the New Award Grant Date and will have a new vesting schedule. The maximum term of your New Options will be ten years from the New Award Grant Date (or with respect to a New Option granted to an Eligible France Employee, nine and one-half years as specified in the applicable country-specific sub-plan). (See Section 9, “Source and amount of consideration; terms of New Awards,” below.)

The vesting of any New Award Grants, either RSU Grants or New Option Grants, will differ significantly from the corresponding Exchanged Option Grant. Among other things, no New Awards will be scheduled to vest prior to the First Quarterly Vesting Date, even if the applicable Exchanged Option Grant previously was partially or fully vested. You will not have any of the rights or privileges of a stockholder of Fluidigm as to the Shares associated with your New Awards until you are issued the Shares. Shares subject to the New Awards will be issued if and when the applicable portion of the New Award Grant vests and, with respect to New Option Grants, after you have exercised such portion. Once you have been issued the Shares of Common Stock, you will have all of the rights and privileges of a stockholder with respect to those Shares, including the right to vote and to receive dividends, if any.

The tax treatment of the RSUs will differ significantly from the tax treatment of your Eligible Options. Please see Q&A 24 and the remainder of this Offer to Exchange, including Schedules C through J, for further details. (See Section 9, “Source and amount of consideration; terms of New Awards,” Section 14, “Material income tax consequences,” and Section 15, “Material income tax consequences and certain other considerations for Eligible Employees who reside outside the U.S.”.)

Q26.	What happens to my options if I choose not to participate or if my Eligible Options are not accepted for exchange?

A26.	If you choose not to participate or your Eligible Options are not accepted for exchange, your existing options will (a) remain outstanding until they are exercised or cancelled or they expire by their existing terms, (b) retain their current exercise price, (c) retain their current vesting schedule, and (d) retain all of the other terms and conditions as set forth in the relevant agreement, including any applicable country-specific sub-plan and/or appendix, related to such option grant. (See Section 6, “Acceptance of options for exchange and issuance of New Awards,” below.)

Q27.	How does Fluidigm determine whether an option has been properly tendered?

A27.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any Eligible Options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election of any option tendered for exchange that we determine is not in an appropriate form or that we determine is unlawful to accept. We will accept all properly tendered Eligible Options that are not validly withdrawn, subject to the terms of this offer. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options in a uniform and nondiscriminatory manner. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election and we will not incur any liability for failure to give any such notice. For example, and in no way limiting the Company’s ability to reject a form that it determines is not appropriate, if you fail to fully complete, or alter in any way, the election form or any of the related documents, the Company has the right to reject your election form. (See Section 4, “Procedures for electing to exchange Eligible Options,” below.)

Q28.	Will I have to pay taxes if I participate in the offer?

A28.	If you participate in the offer and are a U.S. taxpayer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or the New Award Grant Date. However, with respect to RSUs, you normally will have taxable income when the Shares underlying your RSUs vest and are issued to you. If you are an employee of Fluidigm or its subsidiaries, Fluidigm (or its applicable subsidiary) also typically will have a tax withholding obligation at the time of vesting of the RSUs. You also may have a taxable capital gain when you sell the Shares issued to you pursuant to the RSUs. Note that the tax treatment of RSUs differs significantly from the tax treatment of your Eligible Options and, as a result of participating in the offer, your tax liability could be higher than if you had kept your Eligible Options. We will satisfy tax withholding obligations, if applicable, in accordance with the terms and conditions of our 2011 Plan and your award agreement between you and Fluidigm governing your RSU Grant, including any applicable country-specific sub-plans, appendices or addenda thereto, including, in the Company’s discretion, by requiring a cash payment rather than through the sale of Shares. With respect to New Options, you may have taxable income when you exercise your New Awards or when you sell any of your exercised Shares. (See the “Risks of Participating in the Offer,” Section 14, “Material income tax consequences,” and Section 15, “Material income tax consequences and certain other considerations for Eligible Employees who reside outside the U.S.,” below.)

If you are a citizen or tax resident of a country other than the U.S., the tax consequences of participating in this offer may be different for you. Please refer to Schedules C through J of this Offer to Exchange for a description of certain income tax and social insurance contribution consequences and other tax or legal consequences that may apply to you.

Note that there are special rules with respect to New Awards granted to Eligible Employees subject to tax in Singapore who participate in the offer. Fluidigm is seeking a tax ruling from the IRAS to confirm the exchange of Eligible Options for New Awards for Eligible Employees subject to tax in Singapore is a tax-neutral event and no taxes are due as of the moment that Eligible Options are cancelled and New Awards are granted. We expect to receive such ruling.

•	If a favorable ruling is received from the IRAS prior to the expiration date, you will not be subject to tax when New Awards are granted and instead, RSUs will be subject to taxation when they vest and New Options will be subject to taxation when exercised. As of the date of this offer, we have applied for but have not obtained such ruling and we cannot guarantee that Fluidigm will receive a favorable tax ruling.

•	In the event that a favorable tax ruling from the IRAS is not obtained by the expiration of the offer, the tax treatment of your New Awards will be governed by the results of the pending tax ruling from the IRAS once received. Although we do not expect to receive an unfavorable ruling, in the event of an unfavorable tax ruling, you likely will be subject to tax on your New Awards at the time of the exchange. In such event, it will be your responsibility to pay any applicable taxes directly to the tax authorities.

(See Section 15, “Material income tax consequences and certain other considerations for Eligible Employees who reside outside the U.S.” below, and Schedule I to this Offer to Exchange.)

In addition, if you are an Eligible Employee, you should consult with your own tax adviser to determine the personal tax consequences to you of participating in this offer. If you are a citizen or a tax resident of, or otherwise are subject to the tax laws of, more than one country (including any country outside of the U.S. other than those countries for which a tax discussion is provided in Schedules C through J), you should be aware that there may be additional or different income tax and social insurance consequences that may apply to you. You should consult with your own tax adviser to discuss these consequences if you have transferred employment or service status and/or your residence between two or more tax jurisdictions.

Q29.	What if Fluidigm is acquired by another company?

A29.	Although we currently are not anticipating a merger or acquisition, if prior to the expiration of the offer, we merge or consolidate with or are acquired by another entity, you may choose to withdraw any options that you tendered for exchange and your options will be treated in accordance with the Plan under which they were granted and the relevant award agreements. Further, if Fluidigm is acquired before the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your award agreement and you will receive no New Awards in exchange for them. If Fluidigm is acquired before the Expiration Date but does not withdraw the offer before the Expiration Date, we (or the successor entity) will notify you of any material changes to the terms of the offer or the New Awards, including any adjustments to the number of shares that will be subject to the New Awards. Under such circumstances, the type of security and the number of shares subject to your New Awards (and exercise price, with respect to any New Options) would be adjusted based on the consideration per Share given to holders of our Common Stock in connection with the acquisition. As a result of this adjustment, you may receive New Awards covering more or fewer shares of the acquirer’s stock than the number of Shares subject to the Eligible Options that you tendered for exchange or than the number you would have received pursuant to the New Awards (or greater or lesser per share exercise price, with respect to New Options) if no acquisition had occurred.

If, after the offer, we subsequently are acquired by or merge with another company, your Exchanged Options might have been worth more than the New Awards that you receive in exchange for them. A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our Common Stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer may receive less of a benefit from the appreciation in the price of our Common Stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Further, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of the employees and other service providers of Fluidigm or its subsidiaries before the completion of this offer. Termination of your employment or other service for this or any other reason before the New Award Grant Date means that the tender of your Eligible Options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any RSUs or other benefit for your tendered options.

If we are acquired after your Exchanged Options have been accepted, cancelled, and exchanged for New Awards, your New Awards will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms and conditions of our 2011 Plan and the award agreement between you and Fluidigm governing the New Award, including any applicable country-specific sub-plans, appendices or addenda thereto. (See the “Risks of Participating in the Offer” which begins on page 30 and Section 7, Conditions of the offer, and Section 9, “Source and amount of consideration; terms of New Awards,” below.)

If we merge or consolidate with or are acquired by another entity, the transaction could result in a reduction in our workforce. If such termination of employment or service status event occurs shortly after the Expiration Date, then you may hold New Awards that are entirely unvested, and all unvested New Awards will expire on such termination date. If your status as an employee or other service provider with us or one of our subsidiaries terminates before part or all of your New Awards vest, you will not receive any value from the unvested part of your New Awards. If this termination of employment or service event occurs shortly after the New Award Grant Date and before you vest in any of your New Awards, you will forfeit your rights to your New Awards as of the date of your termination of employment or service and you will not receive any value from your New Awards.

Q30.	Will I receive a New Award agreement?

A30.	Yes. All New Awards will be granted under, and subject to, the terms and conditions of our 2011 Plan and an award agreement between you and Fluidigm under the 2011 Plan, including any applicable country-specific sub-plans, appendices or addenda thereto. The forms of New Award agreements under the 2011 Plan and applicable sub-plans, appendices, or addenda thereto are filed as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. In addition, a copy of the 2011 Plan is available on the SEC website at www.sec.gov. (See Section 9, “Source and amount of consideration; terms of New Awards,” below.)

Q31.	Are there any conditions to this offer?

A31.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions is not satisfied, we will not be obligated to accept and exchange properly tendered Eligible Options, though we may do so at our discretion. (See Section 2, “Number of New Awards; Expiration Date,” and Section 7, “Conditions of the offer,” below.)

Q32.	If you extend or change the offer, how will you notify me?

A32.	If we extend or change this offer, we will issue a press release, email or other form of communication disclosing the extension or change no later than 6:00 a.m., U.S. Pacific Time, on the next U.S. business day following the previously scheduled Expiration Date or the date on which we change the offer, as applicable. (See Section 2, “Number of New Awards; Expiration Date,” and Section 16, “Extension of offer; termination; amendment,” below.)

Q33.	Can I change my mind about which Eligible Option Grants I want to exchange, or withdraw from this offer completely?

A33.	Yes. You may change your mind after you have submitted an election and withdraw some or all of your elected Eligible Option Grants from the offer at any time on or before the Expiration Date (the Expiration Date currently is expected to be September 20, 2017, at 9:00 p.m., U.S. Pacific Time). If we extend the Expiration Date, you may change or withdraw your election at any time until the extended offer expires. Please see Q&A 34 below for the procedure regarding changing your election or withdrawing from the offer.

You may elect to exchange additional Eligible Option Grants, fewer Eligible Option Grants, all of your Eligible Option Grants or none of your Eligible Option Grants. You may change your mind as many times as you wish, but you will be bound by the properly submitted election form we receive last on or before the Expiration Date. Please be sure that any completed and new election form you submit includes all of the Eligible Options with respect to which you want to accept this offer and is clearly dated after any of your previously-submitted election forms. (See Section 4, “Procedures for electing to exchange Eligible Options” and Section 5, “Withdrawal rights and change of election,” below.)

Q34.	How do I change my election and add or withdraw some or all of my Eligible Option Grants?

A34.	To change an election you previously made with respect to some or all of your Eligible Option Grants, including an election to withdraw all of your Eligible Option Grants from this offer, you must deliver a valid new election form indicating only the Eligible Option Grants you wish to exchange in the offer or a valid new election form indicating that you reject the offer with respect to all of your Eligible Options, by completing the election process outlined below on or before the Expiration Date, currently expected to be 9:00 p.m., U.S. Pacific Time, on September 20, 2017.

Election Changes and Withdrawals via the Offer Website (Other than Eligible France Employees and Eligible Italy Employees)

1.	Log in to the offer website using your login credentials and via the link provided in the launch email you received from FluidigmExchange@equitybenefits.com, dated August 23, 2017, announcing the offer, or go to the offer website at https://fluidigm.equitybenefits.com.

2.	After logging in to the offer website, review the information and proceed through to the Make My Elections page, where you will find personalized information regarding each Eligible Option Grant you hold, including:

•	the grant date of the Eligible Option Grant;

•	the per Share exercise price of the Eligible Option Grant;

•	the total, vested, and unvested numbers of underlying Shares as of September 20, 2017 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	whether any New Awards granted to you in the offer would be RSUs or New Options; and

•	the number of Shares subject to the New Award Grant that would be granted in exchange for the Eligible Option Grant.

3.	On the Make My Elections page, make the appropriate selection next to each of your Eligible Option Grants to indicate which Eligible Option Grants you choose to exchange in the offer by selecting “Yes” or choose not to exchange in the offer by selecting “No.”

4.	Proceed through the offer website by following the instructions provided. Review your election form and confirm that you are satisfied with your election form. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Submit My Elections page and in the offer documents, submit your election form. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.	Upon submitting your election form, a confirmation statement will be generated by the offer website. Please print and keep a copy of the confirmation statement for your records. At this point, you will have completed the process for changing your previous election or withdrawing from participation in the offer.

Election Changes and Withdrawals via Email (as a PDF), Mail (or Other Post) or Federal Express (or Similar Delivery Service) (Must Be Used by Eligible France Employees and Eligible Italy Employees)

1.	Print the election form attached to the launch email from FluidigmExchange@equitybenefits.com, dated August 23, 2017, announcing this offer.

2.	Properly complete the election form, and submit your election form by email (as a PDF) to stockoptionexchange@fluidigm.com, or by mail (or other post) or Federal Express (or similar delivery service) to Sarah Whaley, Head of Total Rewards (Global), Fluidigm Corporation, 7000 Shoreline Court, Suite 100, South San Francisco, CA 94080 U.S.A., no later than the Expiration Date, which currently is expected to be 9:00 p.m., U.S. Pacific Time, on September 20, 2017, unless we extend the offer. For clarity, your signature must be provided on the paper election form after it is printed and, with respect to any election forms to be submitted via email, scanned as a PDF thereafter. Fluidigm will not accept any other method of signature, such as electronic signatures contained in the PDF of the election form or a printout of an electronic version of your signature on the election form.

We must receive your properly completed and submitted election form on or before the Expiration Date. The Expiration Date will be 9:00 p.m., U.S. Pacific Time, on September 20, 2017, unless we extend the offer.

Due to applicable requirements under local law, Eligible France Employees and Eligible Italy Employees may submit elections only by email (as a PDF), mail (or other post) or Federal Express (or similar delivery service). With respect to all other Eligible Employees, we prefer that you submit your election form electronically via the offer website. However, if you choose not to use the offer website process or if you want to use the offer website but you do not have access to the offer website for any reason, if you are unable to submit your election via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, you may submit your election change by email (as a PDF), mail (or other post) or Federal Express (or similar delivery service) by following the instructions provided above. To obtain a paper election form, please contact Varaprasad Gedipudi by email at stockoptionexchange@fluidigm.com or by phone at +1-408-582-4544.

Your delivery of all documents regarding the offer, including election forms, is at your own risk. If you are permitted to and submit your election form via the offer website, a confirmation statement will be generated by the offer website at the time that you complete and submit your election form. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election form. If you submit your election form by email (as a PDF), mail (or other post) or Federal Express (or similar delivery service), we intend to confirm the receipt of your election form by email within two (2) U.S. business days after receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election form. You should contact Varaprasad Gedipudi by email at stockoptionexchange@fluidigm.com or by phone at +1-408-582-4544. Note that if you submit any election form by email (as a PDF), mail (or other post) or Federal Express (or similar delivery service) within the last two (2) U.S. business days prior to the expiration of the offer, time constraints may prevent Fluidigm from providing a confirmation by email prior to the expiration of the offer. If you submit your election form by mail (or other post) or Federal Express (or similar delivery service), postmark alone on or before the Expiration Date is insufficient for acceptance by us.

Only election forms that are properly completed and submitted and actually received by Fluidigm on or before the Expiration Date via the offer website (other than Eligible France Employees and Eligible Italy Employees), via email (as a PDF) at stockoptionexchange@fluidigm.com, or via mail (or other post) or Federal Express (or similar delivery service) by Sarah Whaley, Head of Total Rewards (Global), at Fluidigm Corporation, 7000 Shoreline Court, Suite 100, South San Francisco, CA 94080 U.S.A., will be accepted. Election forms submitted by any other means, including hand delivery or interoffice delivery are not permitted. Due to applicable requirements under local law, Eligible France Employees and Eligible Italy Employees may not submit election forms via Fluidigm’s offer website but instead only by email (as a PDF), mail (or other post) or Federal Express (or similar delivery service). We will not accept delivery of any election after expiration of this offer. (See Section 4, “Procedures for electing to exchange Eligible Options,” below.)

Q35.	What if I withdraw my election and then decide that I do want to participate in this offer?

A35.	If you have withdrawn your election to participate with respect to some or all of your Eligible Option Grants and then again decide to participate in this offer, you may reelect to participate by submitting a new, properly completed election form in accordance with the procedures described in Q&A 2. (See Section 4, “Procedures for electing to exchange Eligible Options” and Section 5, “Withdrawal rights and change of election,” below.)

Q36.	Will my decision to participate in the offer have an impact on my ability to receive options or other equity awards in the future?

A36.	No. Your election to participate or abstain from participating in the offer will have no effect on our making future grants of options, other equity awards, or any other rights to you or anyone else. (See Section 1, “Eligibility,” below.)

Q37.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

A37.	You should direct questions about this offer and requests for printed copies of this Offer to Exchange and the other offer documents to Varaprasad Gedipudi by email at stockoptionexchange@fluidigm.com or by phone at +1-408-582-4544. (See Section 10, “Information concerning Fluidigm,” below.)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks and uncertainties, including those described below. This list and the risk factors under the heading “Risk Factors” in our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2017 and June 30, 2017, and annual report on Form 10-K, as amended, for the fiscal year ended December 31, 2016, each filed with the SEC, highlight some of the material risks of participating in this offer. You should consider these risks carefully and are encouraged to speak with an investment and tax adviser as necessary before deciding whether to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences in the U.S. and Schedules C through J discussing the tax consequences for employees outside the U.S. of participating in the offer, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you.

In addition, this offer and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future cash flow, revenue, sources of revenue and results of operations, cost of product revenue and product margin, operating and other expenses, unit sales and the selling prices of our products, business strategies, financing plans, expansion of our business, competitive position, industry environment, potential growth opportunities, market growth expectations, and the effects of competition. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with this Exchange Offer.

The following discussion should be read in conjunction with the summary financial statements attached as Schedule B, as well as our financial statements and notes to the financial statements included in our most recent Forms 10-K and 10-Q. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Risks that are Specific to this Offer

Economic Risks

If the price of our Common Stock increases after the date on which your Exchanged Options are cancelled, your Exchanged Options might be worth more than the New Awards that you receive in exchange for them.

The exchange ratio of this offer does not result in a one-for-one exchange of Exchanged Options for New Awards with respect to the number of their underlying Shares for any Eligible Options. Therefore, it is possible that, at some point in the future, your Eligible Options would have been economically more valuable than the New Awards granted pursuant to this offer. For example, this could occur if the appreciation in our stock price results in a gain over the exercise price of the Eligible Options that exceeds the value of the RSUs or New Options granted in exchange for the Eligible Options. For illustrative purposes only, the following provides an example.

Example 1:

Assume that you are an Eligible Employee who resides in and whose principal work location is in the U.S. and that you exchange an Eligible Option Grant that is a nonstatutory stock option to purchase 1,000 Shares with a per Share exercise price of US$20.00 for an RSU Grant covering 127 Shares. Assume, for illustrative purposes only, that the price of our Common Stock increases to US$38.00 per Share. Under this example, if you had kept your Exchanged Options and exercised, and sold, the underlying shares when the price of our Common Stock is US$38.00 per Share, you would have realized ordinary income of US$18,000, but if you exchanged your options for RSUs and sold the Shares subject to the RSU Grant upon vesting at US$38.00 per Share, you would realize ordinary income of only US$4,826.

Example 2:

Assume that you are an Eligible Executive who resides in and whose principal work location is in the U.S. and that you exchange an Eligible Option Grant that is a nonstatutory stock option to purchase 1,000 Shares with a per Share exercise price of US$6.00 for a New Option Grant covering 715 Shares with a per Share exercise price equal to US$4.00. Assume, for illustrative purposes only, that the price of our Common Stock increases to US$20.00 per Share. Under this example, if you had kept your Exchanged Options and exercised, and sold, the underlying Shares when the price of our Common Stock is US$20.00 per Share, you would have realized ordinary income of US$14,000, but if you exchanged your Eligible Option for New Options and exercised, and sold, the Shares subject to the New Option Grant when the price of our Common Stock is US$20.00 per Share, you would realize ordinary income of US$11,440.

If, after the offer, we subsequently are acquired by or merge with another company, your cancelled options might have been worth more than the New Awards that you receive in exchange for them.

Although we currently are not anticipating a merger or acquisition, a transaction involving us, could have a substantial effect on our stock price, including significantly increasing the price of our Common Stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our Common Stock resulting from the merger or acquisition than they would have received had they not participated. This could result in a greater financial benefit for those option holders who did not participate in this offer and instead had retained their original options.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment or other service with us or our subsidiaries terminates before part or all of your New Awards vest, you will not receive any value from the unvested portion of the New Awards.

Your New Awards will be completely unvested on the New Award Grant Date.

The New Award will be subject to a new vesting schedule and therefore, none of the New Awards will be vested on the New Award Grant Date even if your Exchanged Options are fully or partially vested. If you do not remain an employee or service provider to Fluidigm or its subsidiaries through the date your New Awards vest, you will not receive Shares with respect to your unvested RSUs, or be able to purchase Shares with respect to your unvested New Options. Instead, your unvested New Awards will expire on the date that your employment or other service with us or our subsidiaries terminates. As a result, you may not receive any value from the unvested portion of your New Awards. If your status as an employee or other service provider with us (or one of our subsidiaries) terminates shortly after the Expiration Date, then you may hold New Awards that are entirely unvested, in which case you will not receive any value from the New Awards.

For example, if we are acquired by or merge with another company or reorganize, sell or otherwise change our ownership interest in any of our subsidiaries, the transaction could result in a reduction in our workforce. If your status as an employee or other service provider is terminated by us in connection with a reduction in force shortly after the New Award Grant Date and before you vest in any of your New Awards, you will forfeit your rights to your unvested New Awards as of the date of termination of your status as an employee or other service provider and you will not receive any value from your New Awards.

If you are granted New Options and the price of our Common Stock decreases after the New Award Grant Date, your New Options will be underwater.

As discussed above, if you are an Eligible Executive or Eligible Canada Employee who participates in the offer and receives New Options, the per Share exercise price for your New Options will be the closing price of a Share of our Common Stock on Nasdaq on the New Award Grant Date. As discussed above, due to local laws for satisfying certain tax qualification requirements in France, it is possible that New Options granted to any Eligible France Employee may have a per Share exercise price greater than such closing price of a Share on the New Award Grant Date. New Options granted to Eligible France Employees will have a per Share exercise price equal to the greater of: (i) the closing price of a Share of our Common Stock on Nasdaq on the New Award Grant Date, or (ii) 80% of the average of the closing prices of a Share of our Common Stock on Nasdaq during the 20 days of quotation immediately before the New Award Grant Date.

However, your participation in this offer does not guarantee that the fair market value for a Share of our Common Stock will not decrease below the exercise price of the New Options at some point in the future, thereby leaving you with an underwater option.

Tax-Related Risks

Tax effects of New Awards.

If you participate in the offer and receive New Awards in exchange for Eligible Options, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or on the New Award Grant Date. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14, “Material income tax consequences,” below.

Tax-related risks for non-U.S. Eligible Employees.

Non-U.S. Eligible Employees should carefully review the schedule for their country of employment and/or residence in Schedules C through J attached to this offer to determine whether participation in the offer could trigger any negative income tax, social insurance contribution or other tax or legal consequences. If you are a tax resident of multiple countries, there may be income tax and social insurance contribution consequences of more than one country that apply to you. If you are subject to the tax laws of more than one jurisdiction, you should be aware that there may be income tax and social insurance contribution consequences of more than one country that may apply to you or the tax consequences described herein may differ. You should consult with your own tax adviser to discuss these consequences. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 15, “Material income tax consequences and certain other considerations for Eligible Employees who reside outside the U.S.,” below.

The U.S. tax effects of RSUs differ significantly from the U.S. tax treatment of your options.

You generally will have taxable ordinary income when the Shares underlying your RSUs are issued to you. If you are an employee of Fluidigm or its subsidiaries, then Fluidigm (or its applicable subsidiary) also typically will have a tax withholding obligation at the time of vesting and settlement of the RSUs. Fluidigm will satisfy all tax withholding obligations in the manner specified in your RSU award agreement, including any applicable country-specific sub-plans, appendices or addenda thereto, including, in the Company’s discretion, by requiring a cash payment rather than through the sale of Shares. More information regarding tax withholding is described in the RSU award agreement and any applicable country-specific sub-plans, appendices or addenda. The forms of New Award agreements under the 2011 Plan and applicable sub-plans, appendices, or addenda thereto are filed as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. You also may have taxable capital gains when you sell the Shares underlying the RSUs. Note that the tax treatment of RSUs differs significantly from the tax treatment of your options and as a result of your participation in this offer, your tax liability could be higher than if you had kept your Eligible Options. Please see Section 14 of the Offer to Exchange for a reminder of the general tax consequences associated with options. For illustrative purpose only, the following provides an example.

Example

Assume that you are an Eligible Employee who resides in and whose principal work location is in the U.S. and you hold an Eligible Option Grant covering 1,000 Eligible Options with a per Share exercise price of US$15.00. The Eligible Option is a nonstatutory stock option. If the Eligible Option was exercised for US$15.00 per Share while the fair market value of our Common Stock was US$18.00 per Share, you would recognize ordinary income on US$3,000 at exercise. If you sold the Shares at US$20.00 per Share, you would have a capital gain of US$2.00 per Share, which is the difference between the sale price of US$20.00 and the US$18.00 fair market value at exercise. If you had held the Shares more than 12 months prior to sale, this would be taxed at long-term capital gains rates (generally a maximum of 20% currently), and if you had held the Shares for 12 months or less, this would be taxed at short-term capital gains rates (currently a maximum of 39.6%). If, instead, you had exchanged your Eligible Option Grant for an RSU Grant covering 143 Shares, you would be subject to ordinary income tax (currently taxed at a maximum rate of 39.6%) on the full fair market value of the Shares you receive at the time you receive them (i.e., when they vested). For example, if you vest in the 143 Shares when the fair market value of our stock is US$18.00 per Share, you will recognize ordinary income on US$2,574. You then would be subject to additional long- or short-term capital gains tax, as applicable (depending on the length of time you have held such Shares) on any additional gain when you sell the Shares. For example, if you sold the Shares at US$20.00 per Share, you would have a capital gain of US$2.00 per Share. When analyzing the tax consequences to you, you should keep in mind that you do not pay a purchase price for the RSUs or the Shares thereunder, while you would have paid US$15.00 per Share of post-tax dollars for the Shares subject to your Eligible Options. Note that this example does not take into consideration an additional 3.8% federal surtax that may be imposed on “net investment income” (generally referred to as the “Medicare Surtax”) that may apply to certain individuals based on annual income, any state and local taxes, and other factors.

Please note that, depending on where you live, state income taxes also may apply to you and Fluidigm may have tax withholding obligations with respect to such taxes. You should consult with your own tax adviser to discuss these consequences.

The offer currently is expected to remain open for 29 calendar days. However, if we extend the offer so that it remains open for 30 or more days, U.S. employees (and other service providers, if applicable) will be required to restart the measurement periods necessary to qualify incentive stock options for favorable tax treatment, even if they choose not to exchange such options in the offer.

Generally, your incentive stock option qualifies for favorable tax treatment if you hold the option for more than two (2) years after the grant date and for more than one (1) year after the date of exercise. We do not expect that the exchange will affect the eligibility of any incentive stock options that are not tendered for exchange for favorable tax treatment under U.S. tax laws. Thus, if you do not tender your option, the holding periods will continue to be measured from your original grant date.

However, if the offer period lasts for 30 days or more, then any Eligible Options that are incentive stock options that you have not exchanged will be deemed modified, and the holding period for such options will restart. As a result, in order to qualify for favorable tax treatment, you would not be able to sell or otherwise dispose of any Shares received upon exercise of such options until more than two (2) years from the date this offer commenced on August 23, 2017, and more than one (1) year after the date you exercise such options, whichever date is later.

Any New Options will be nonstatutory stock options for U.S. tax purposes, even if your Eligible Options are incentive stock options.

If you are an Eligible Executive or Eligible Canada Employee who participates in the offer and receives New Options in exchange for Eligible Options, the New Options will be classified for U.S. tax purposes as nonstatutory stock options. In general, if you are a U.S. tax resident, nonstatutory stock options are less favorable to you from a tax perspective than incentive stock options (within the meaning of U.S. Internal Revenue Code Section 422). For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14, “Material income tax consequences,” below.

If you are a tax resident of multiple countries, there may be tax and social insurance contribution consequences of more than one country that apply to you.

If you are subject to the tax laws in more than one jurisdiction (including any country outside of the U.S. other than those countries for which a tax discussion is provided in Schedules C through J), you should be aware that there may be tax and social insurance contribution consequences of more than one country that may apply to you or the tax consequences described herein may differ. You should be certain to consult with your own tax adviser to discuss these consequences.

There are additional tax-related risks for Eligible Employees who have transferred employment or service status between two or more countries.

If you have been employed by or provided services to us (or one of our subsidiaries) in more than one tax jurisdiction, you should be aware that there may be tax and social insurance contribution consequences in each jurisdiction that may apply to you or the tax consequences described herein may differ. If you received your Eligible Options when you resided and/or worked in one country but now you reside and/or work in a different country, you may have a tax obligation in the country of the original grant in connection with the New Awards received under this Offer to Exchange. You should consult with your own tax adviser to discuss these consequences if you have transferred employment or service status and/or your residence between two or more tax jurisdictions.

Tax-related risks for Eligible Employees subject to tax in Singapore.

If you are an Eligible Employee subject to tax in Singapore, you should carefully review Schedule I attached to this Offer to Exchange and consult with your personal legal counsel, accountant, financial, and/or tax adviser(s) to determine whether participation in the offer could trigger any tax consequences to you. The surrender of your Eligible Options for the New Award Grant may result in an immediate tax consequence to you. The Company is seeking an advance ruling from the Inland Revenue Authority of Singapore (“IRAS”) to confirm the tax treatment of the exchange of Eligible Options for New Options or RSUs. It is possible that this ruling may not be obtained prior to the expiration of the offer. There is a risk that the IRAS will determine that the exchange of the Eligible Options for New Options or RSUs will give rise to a taxable event, and in such case, should you participate in the offer, you will be subject to tax at the time of the exchange of your Eligible Options for New Awards. We recommend that you consult with your personal legal counsel, accountant, financial, and/or tax adviser(s) with regard to questions you may have after reviewing Schedule I attached to this Offer to Exchange.

Risks Relating to Our Business Generally

Risks Related to Fluidigm’s Business and Strategy

All dollar amounts in this section refer to U.S. dollars unless specified otherwise.

Our financial results and revenue growth rates have varied significantly from quarter-to-quarter and year-to-year due to a number of factors and have decreased sequentially since 2014, and a significant variance in our operating results or rates of growth, if any, could lead to substantial volatility in our stock price.

Our total revenue was $104.4 million in 2016, $114.7 million in 2015, and $116.5 million in 2014. The decrease in overall revenue was due in significant part to decreasing sales of single-cell genomics instruments, driven by a combination of factors including changes in customer demand, increased competition, and performance issues in certain IFCs used in our C1 systems, partially offset by increased revenue from mass cytometry instruments. At the end of 2016, we began reallocating our resources based on revenue contribution and growth expectations across our target markets, including a reorganization of our sales team and commercial leadership. As part of this shift and due to our negative revenue growth in 2016 and 2015, we implemented certain operational efficiency and cost-savings initiatives beginning in the first quarter of 2017 intended to align our resources with our product strategy, reduce our operating expenses, and manage our cash flows. These cost efficiency initiatives include targeted workforce reductions, optimizing our facilities, and reducing excess space. In addition, we may need to decrease or defer capital expenditures and development activities to further optimize our operations. Such measures may impair our ability to invest in developing, marketing and selling new and existing products. The efficiency and cost-savings initiatives are expected to reduce operating expenses and enable us to efficiently align our resources in areas providing the greatest benefit, but if our efficiency and cost reduction efforts are unsuccessful, our cash position could be negatively impacted and we may, among other things, be required to seek other sources of financing.

Our revenue, results of operations, and revenue growth rates have varied in the past and may continue to vary significantly from quarter-to-quarter or year-to-year. For example, in 2011, 2012, 2014 and 2015, we experienced higher sales in the fourth quarter than in the first quarter of the next fiscal year. Although this was not the case in the fourth quarter of 2013 compared to the first quarter of 2014, this seasonal historical trend continued in 2014 and 2015 with a decrease in revenue in the first quarters of 2015 and 2016, respectively. Sales, however, remained relatively flat in the first quarter of 2017 compared to the fourth quarter of 2016. Additionally, for the quarters ended March 31, 2015, and June 30, 2015, we experienced year-over-year revenue growth rates that were substantially lower than revenue growth rates experienced in other periods since our initial public offering, and we experienced a year-over-year decline in revenue for the quarters ended June 30, 2017, September 30, 2016, June 30, 2016, and September 30, 2015, and for the years ended December 31, 2016 and 2015. We may experience substantial variability in our product mix from period-to-period as revenue from sales of our instruments relative to sales of our consumables may fluctuate or deviate significantly from expectations. Variability in our quarterly or annual results of operations, mix of product revenue, or rates of revenue growth, if any, may lead to volatility in our stock price as research analysts and investors respond to these fluctuations. These fluctuations are due to numerous factors that are difficult to forecast, including: fluctuations in demand for our products; changes in customer budget cycles and capital spending; seasonal variations in customer operations; tendencies among some customers to defer purchase decisions to the end of the quarter; the large unit value of our systems, particularly our proteomics systems; changes in our pricing and sales policies or the pricing and sales policies of our competitors; our ability to design, manufacture, market, sell, and deliver products to our customers in a timely and cost-effective manner; fluctuations or reductions in revenue from sales of legacy instruments that may have contributed significant revenue in prior periods; quality control or yield problems in our manufacturing operations; our ability to timely obtain adequate quantities of the materials or components used in our products, which in certain cases are purchased through sole and single source suppliers; new product introductions and enhancements by us and our competitors; unanticipated increases in costs or expenses; our complex, variable and, at times, lengthy sales cycle; global economic conditions; and fluctuations in foreign currency exchange rates. Additionally, we have certain customers who have historically placed large orders in multiple quarters during a calendar year. A significant reduction in orders from one or more of these customers could adversely affect our revenue and operating results, and if these customers defer or cancel purchases or otherwise alter their purchasing patterns, our financial results and actual results of operations could be significantly impacted. Other unknown or unpredictable factors also could harm our results.

The foregoing factors, as well as other factors, could materially and adversely affect our quarterly and annual results of operations and rates of revenue growth, if any. We have experienced significant revenue growth in the past but we may not achieve similar growth rates in future periods. You should not rely on our operating results for any prior quarterly or annual period as an indication of our future operating performance. If we are unable to return to adequate revenue growth, our operating results could suffer and our stock price could decline. In addition, a significant amount of our operating expenses are relatively fixed due to our manufacturing, research and development, and sales and general administrative efforts. Any failure to adjust spending quickly enough to compensate for a shortfall relative to our anticipated revenue could magnify the adverse impact of such shortfalls on our results of operations. We expect that our sales will continue to fluctuate on an annual and quarterly basis and that our financial results for some periods may be below those projected by securities analysts, which could significantly decrease the price of our common stock.

The life science research and applied markets are highly competitive and subject to rapid technological change, and we may not be able to successfully compete.

The markets for our products are characterized by rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition, new product introductions, and strong price competition. We compete with both established and development stage life science research companies that design, manufacture, and market instruments and consumables for gene expression analysis, single-cell targeted gene expression or protein expression analysis, single nucleotide polymorphism genotyping, or SNP genotyping, polymerase chain reaction, or PCR, digital PCR, other nucleic acid detection, flow cytometry, cell imaging, and additional applications using well established laboratory techniques, as well as newer technologies such as bead encoded arrays, microfluidics, nanotechnology, high-throughput DNA sequencing, microdroplets, and photolithographic arrays. Most of our current competitors have significantly greater name recognition, greater financial and human resources, broader product lines and product packages, larger sales forces, larger existing installed bases, larger intellectual property portfolios, and greater experience and scale in research and development, manufacturing, and marketing than we do. For example, companies such as 10X Genomics, Inc., Affymetrix, Inc., Agena Bioscience, Inc., Agilent Technologies, Inc., Becton, Dickinson and Company, Bio-Rad Laboratories, Inc., Cellular Research, Inc. (now a part of Becton, Dickinson and Company), Danaher Corporation, Illumina, Inc., Life Technologies Corporation (now part of Thermo Fisher Scientific Inc.), LGC Limited, Luminex Corporation, Millipore Corporation, NanoString Technologies, Inc., PerkinElmer, Inc. (through its acquisition of Caliper Life Sciences, Inc.), RainDance Technologies, Inc. (acquisition by Bio-Rad Laboratories, Inc. pending), Roche Diagnostics Corporation, Sony Corporation, Thermo Fisher Scientific Inc., and WaferGen Bio-systems, Inc. have products that compete in certain segments of the market in which we sell our products. In addition, we have recently experienced increased competition in the single-cell genomics market, including new product releases from 10X Genomics, Inc. and WaferGen Bio-systems, Inc., as well as the acquisition of Cellular Research by Becton Dickinson and Company and an announced exclusive partnership between Illumina, Inc. and Bio-Rad Laboratories, Inc. In addition, due to the release of our Imaging Mass Cytometry system, we now are exposed to competition from companies offering imaging-based systems, specialized reagents and/or services including Carl Zeiss Inc., Leica Biosystems, Nikon Corporation, Olympus America Inc., Roche Diagnostics Corporation, PerkinElmer, Inc. Agilent Technologies, Inc. and Neogenomics (Multiomyx).

Competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, or customer requirements. In light of these advantages, even if our technology is more effective than the product or service offerings of our competitors, current or potential customers might accept competitive products and services in lieu of purchasing our technology. We anticipate that we will continue to face increased competition in the future as existing companies and competitors develop new or improved products and as new companies enter the market with new technologies. Increased competition is likely to result in pricing pressures, which could reduce our profit margins and increase our sales and marketing expenses. In addition, mergers, consolidations, or other strategic transactions between two or more of our competitors, or between our competitor and one of our key customers, could change the competitive landscape and weaken our competitive position, adversely affecting our business.

Market opportunities may not develop as quickly as we expect, limiting our ability to successfully sell our products, or our product development and strategic plans may change and our entry into certain markets may be delayed, if it occurs at all.

The application of our technologies to high-throughput genomics, single-cell genomics and mass cytometry applications are emerging market opportunities. We believe these opportunities will take several years to develop or mature and we cannot be certain that these market opportunities will develop as we expect. The future growth of our markets and the success of our products depend on many factors beyond our control, including recognition and acceptance by the scientific community, and the growth, prevalence, and costs of competing methods of genetic and protein analysis. If the markets for mass cytometry, single-cell genomics and production genomics do not grow, our business may be adversely affected. Additionally, our success in these markets will depend to a large extent on our ability to successfully sell products using our technologies. If we are not able to successfully market and sell our products, or to achieve the revenue or margins we expect, our operating results may be harmed and we may not recover our product development and marketing expenditures. In addition, our product development and strategic plans may change, which could delay or impede our entry into these markets.

If our products fail to achieve and sustain sufficient market acceptance, our revenue will be adversely affected.

Our success depends, in part, on our ability to develop and market products that are recognized and accepted as reliable, enabling and cost-effective. Most of our potential customers already use expensive research systems in their laboratories and may be reluctant to replace those systems. Market acceptance of our systems will depend on many factors, including our ability to convince potential customers that our systems are an attractive alternative to existing technologies. Compared to some competing technologies, our technology is relatively new, and most potential customers have limited knowledge of, or experience with, our products. Prior to adopting our systems, some potential customers may need to devote time and effort to testing and validating our systems. Any failure of our systems to meet these customer benchmarks could result in customers choosing to retain their existing systems or to purchase systems other than ours, and revenue from the sale of legacy instruments that may have contributed significant revenue in prior periods may decrease.

In addition, it is important that our systems be perceived as accurate and reliable by the scientific and medical research community as a whole. Historically, a significant part of our sales and marketing efforts has been directed at convincing industry leaders of the advantages of our systems and encouraging such leaders to publish or present the results of their evaluation of our system. If we are unable to continue to induce leading researchers to use our systems, or if such researchers are unable to achieve and publish or present significant experimental results using our systems, acceptance and adoption of our systems will be slowed and our ability to increase our revenue would be adversely affected.

We may experience development or manufacturing problems or delays that could limit the growth of our revenue or increase our losses.

We may encounter unforeseen situations in the manufacturing and assembly of our products that would result in delays or shortfalls in our production. For example, our production processes and assembly methods may have to change to accommodate any significant future expansion of our manufacturing capacity, which may increase our manufacturing costs, delay production of our products, reduce our product margin, and adversely impact our business.

Additionally, all of our IFCs for commercial sale are manufactured at our facility in Singapore. Production of the elastomeric block that is at the core of our IFCs is a complex process requiring advanced clean rooms, sophisticated equipment, and strict adherence to procedures. Any contamination of the clean room, equipment malfunction, or failure to strictly follow procedures can significantly reduce our yield in one or more batches. We have in the past experienced variations in yields due to such factors. A drop in yield can increase our cost to manufacture our IFCs or, in more severe cases, require us to halt the manufacture of our IFCs until the problem is resolved. Identifying and resolving the cause of a drop in yield can require substantial time and resources.

Furthermore, developing an IFC for a new application may require developing a specific production process for that type of IFC. While all of our IFCs are produced using the same basic processes, significant variations may be required to ensure adequate yield of any particular type of IFC. Developing such a process can be very time consuming, and any unexpected difficulty in doing so can delay the introduction of a product.

If our manufacturing activities are adversely impacted, or if we are otherwise unable to keep up with demand for our products by successfully manufacturing, assembling, testing, and shipping our products in a timely manner, our revenue could be impaired, market acceptance for our products could be adversely affected and our customers might instead purchase our competitors’ products.

If our research and product development efforts do not result in commercially viable products within anticipated timelines, if at all, our business and results of operations will be adversely affected.

Our business is dependent on the improvement of our existing products, our development of new products to serve existing markets, and our development of new products to create new markets and applications that were previously not practical with existing systems. We intend to devote significant personnel and financial resources to research and development activities designed to advance the capabilities of our technology. We have developed design rules for the implementation of our technology that are frequently revised to reflect new insights we have gained about the technology. In addition, we have discovered that biological or chemical reactions sometimes behave differently when implemented on our systems rather than in a standard laboratory environment. Furthermore, many such reactions take place within the confines of single cells, which have also demonstrated unexpected behavior when grown and manipulated within microfluidic environments. As a result, research and development efforts may be required to transfer certain reactions and cell handling techniques to our systems. In the past, product development projects have been significantly delayed when we encountered unanticipated difficulties in implementing a process on our systems. We may have similar delays in the future, and we may not obtain any benefits from our research and development activities. Any delay or failure by us to develop and release new products or product enhancements would have a substantial adverse effect on our business and results of operations.

Our products could have defects or errors, which may give rise to claims against us, adversely affect market adoption of our systems, and adversely affect our business, financial condition, and results of operations.

Our systems utilize novel and complex technology and such systems may develop or contain undetected defects or errors. We cannot assure you that material performance problems, defects, or errors will not arise, and as we increase the density and integration of our systems, these risks may increase. We generally provide warranties that our systems will meet performance expectations and will be free from defects. The costs incurred in correcting any defects or errors may be substantial and could adversely affect our operating margins. For example, we have experienced a performance issue with respect to certain IFCs used in our C1 systems due to the presence of more than one cell in an IFC chamber. Although we have redesigned such C1 IFCs, we may experience additional unexpected product defects or errors that could affect our ability to adequately address these performance issues.

In manufacturing our products, including our systems, IFCs, and assays, we depend upon third parties for the supply of various components, many of which require a significant degree of technical expertise to produce. In addition, we purchase certain products from third-party suppliers for resale. If our suppliers fail to produce components to specification or provide defective products to us for resale and our quality control tests and procedures fail to detect such errors or defects, or if we or our suppliers use defective materials or workmanship in the manufacturing process, the reliability and performance of our products will be compromised.

If our products contain defects, we may experience:

•	a failure to achieve market acceptance or expansion of our product sales;
•	loss of customer orders and delay in order fulfillment;
•	damage to our brand reputation;
•	increased cost of our warranty program due to product repair or replacement;
•	product recalls or replacements;
•	inability to attract new customers;
•	diversion of resources from our manufacturing and research and development departments into our service department; and
•	legal claims against us, including product liability claims, which could be costly and time consuming to defend and result in substantial damages.

In addition, certain of our products are marketed for use with products sold by third parties. For example, our Access Array system is marketed as compatible with major next-generation DNA sequencing instruments. If such third-party products are not produced to specification, are produced in accordance with modified specifications, or are defective, they may not be compatible with our products. In such case, the reliability and performance of our products may be compromised.

The occurrence of any one or more of the foregoing could negatively affect our business, financial condition, and results of operations.

Our business depends on research and development spending levels of academic, clinical, and governmental research institutions, and biopharmaceutical, biotechnology, Ag-Bio companies and CRO’s, a reduction in which could limit our ability to sell our products and adversely affect our business.

We expect that our revenue in the foreseeable future will be derived primarily from sales of our systems and IFCs to academic institutions, clinical research laboratories that use our technology to develop tests, and biopharmaceutical, biotechnology, Ag-Bio companies and CRO’s worldwide. Our success will depend upon their demand for and use of our products. Accordingly, the spending policies of these customers could have a significant effect on the demand for our technology. These policies may be based on a wide variety of factors, including concerns regarding any future federal government budget sequestrations, the availability of resources to make purchases, the spending priorities among various types of equipment, policies regarding spending during recessionary periods, and changes in the political climate. In addition, academic, governmental, and other research institutions that fund research and development activities may be subject to stringent budgetary constraints that could result in spending reductions, reduced allocations, or budget cutbacks, which could jeopardize the ability of these customers to purchase our products. Our operating results may fluctuate substantially due to reductions and delays in research and development expenditures by these customers. For example, reductions in capital and operating expenditures by these customers may result in lower than expected sales of our systems and IFCs. These reductions and delays may result from factors that are not within our control, such as:

•	changes in economic conditions;
•	natural disasters;
•	changes in government programs that provide funding to research institutions and companies;
•	changes in the regulatory environment affecting life science and Ag-Bio companies engaged in research and commercial activities;
•	differences in budget cycles across various geographies and industries;
•	market-driven pressures on companies to consolidate operations and reduce costs;
•	mergers and acquisitions in the life science and Ag-Bio industries; and
•	other factors affecting research and development spending.

Any decrease in our customers’ budgets or expenditures, or in the size, scope, or frequency of capital or operating expenditures, could materially and adversely affect our operations or financial condition.

If one or more of our manufacturing facilities become unavailable or inoperable, we will be unable to continue manufacturing our instruments, IFCs, assays and/or reagents and, as a result, our business will be harmed until we are able to secure a new facility.

We manufacture all of our genomics analytical and preparatory instruments and integrated fluidic circuits, or IFCs, for commercial sale at our facility in Singapore, our mass cytometry instruments for commercial sale at our facility in Canada, and our assays and reagents for commercial sale at our facility in the United States. No other manufacturing facilities are currently available to us, particularly facilities of the size and scope required by our Singapore and Canada operations. Our facilities and the equipment we use to manufacture our instruments, IFCs, assays, and reagents would be costly to replace and could require substantial lead time to repair or replace. Our facilities may be harmed or rendered inoperable by natural or man-made disasters, which may render it difficult or impossible for us to manufacture our products for some period of time. If any of our facilities become unavailable to us, we cannot provide assurances that we will be able to secure a new manufacturing facility on acceptable terms, if at all. The inability to manufacture our products, combined with our limited inventory of manufactured supplies, may result in the loss of customers or harm our reputation, and we may be unable to reestablish relationships with those customers in the future. Although we possess insurance for damage to our property and the disruption of our business, this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all. If our manufacturing capabilities are impaired, we may not be able to manufacture and ship our products in a timely manner, which would adversely impact our business.

We generate a substantial portion of our revenue internationally and are subject to various risks relating to such international activities, which could adversely affect our sales and operating performance. In addition, any disruption or delay in the shipping or off-loading of our products, whether domestically or internationally, may have an adverse effect on our financial condition and results of operations.

During the six months ended June 30, 2017 and 2016, and the years ended December 31, 2016 and 2015, approximately 53%, 53%, 50% and 52%, respectively, of our product and service revenue was generated from sales to customers located outside of the United States. We believe that a significant percentage of our future revenue will come from international sources as we expand our international operations and develop opportunities in other countries. Engaging in international business inherently involves a number of difficulties and risks, including:

•	required compliance with existing and changing foreign regulatory requirements and laws that are or may be applicable to our business in the future, such as the RoHS and WEEE directives, which regulate the use of certain hazardous substances in, and require the collection, reuse, and recycling of waste from, products we manufacture;
•	required compliance with anti-bribery laws, such as the U.S. Foreign Corrupt Practices Act and U.K. Bribery Act, data privacy requirements, labor laws, and anti-competition regulations;
•	export or import restrictions;
•	laws and business practices favoring local companies;
•	longer payment cycles and difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;
•	unstable economic, political, and regulatory conditions;
•	potentially adverse tax consequences, tariffs, customs charges, bureaucratic requirements, and other trade barriers;
•	difficulties and costs of staffing and managing foreign operations; and
•	difficulties protecting or procuring intellectual property rights.

If one or more of these risks occurs, it could require us to dedicate significant resources to remedy, and if we are unsuccessful in finding a solution, our financial results will suffer.

During June 2016, the referendum by British voters to exit the European Union (“Brexit”) adversely impacted global markets and resulted in a sharp decline of the British pound sterling against the US dollar. In February 2017, the British Parliament voted in favor of allowing the British government to begin the formal process of Brexit, and the United Kingdom submitted its required notice under the applicable treaties that it intended to leave the European Union in March 2017, which initiated a negotiation process between the United Kingdom and the European Union that could last up to two years. In the short-term, volatility in the British pound sterling could continue as the United Kingdom negotiates its anticipated exit from the European Union. In the longer term, any impact from Brexit on our United Kingdom operations will depend, in part, on the outcome of tariff, trade, regulatory, and other negotiations.

A majority of our product sales are currently denominated in U.S. dollars and fluctuations in the value of the U.S. dollar relative to foreign currencies could decrease demand for our products and adversely impact our financial performance. For example, if the value of the U.S. dollar increases relative to foreign currencies, our products could become more costly to the international consumer and therefore less competitive in international markets, or if the value of the U.S. dollar decreases relative to the Singapore dollar or the Canadian dollar, it would become more costly in U.S. dollars for us to manufacture our products in Singapore and/or in Canada. Additionally, our expenses are generally denominated in the currencies of the countries in which our operations are located, which is primarily in the United States, with a portion of expenses incurred in Singapore and Canada where a significant portion of our manufacturing operations are located. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates. The volatility of exchange rates depends on many factors that we cannot forecast with reliable accuracy. We have experienced and will continue to experience fluctuations in our net income or loss as a result of transaction gains or losses related to revaluing certain current asset and current liability balances that are denominated in currencies other than the functional currency of the entities in which they are recorded. For example, for the six months ended June 30, 2017 and for the years ended December 31, 2016 and 2015, we experienced foreign currency losses of nil, $1.5 million, and $1.6 million, respectively. Fluctuations in currency exchange rates could have an adverse impact on our financial results in the future.

We rely on shipping providers to deliver products to our customers globally. Labor, tariff, or World Trade Organization-related disputes, piracy, physical damage to shipping facilities or equipment caused by severe weather or terrorist incidents, congestion at shipping facilities, inadequate equipment to load, dock, and offload our products, energy-related tie-ups, or other factors could disrupt or delay shipping or off-loading of our products domestically and internationally. Such disruptions or delays may have an adverse effect on our financial condition and results of operations.

We are dependent on single and sole source suppliers for some of the components and materials used in our products, and the loss of any of these suppliers could harm our business.

We rely on single and sole source suppliers for certain components and materials used in our products. Additionally, several of our instruments are assembled at the facilities of contract manufacturers in Singapore. We do not have long term contracts with our suppliers of these components and materials or our assembly service providers. The loss of a single or sole source supplier of any of the following components and/or materials would require significant time and effort to locate and qualify an alternative source of supply, if at all:

•	The IFCs used in our microfluidic systems are fabricated using a specialized polymer, and other specialized materials, that are available from a limited number of sources. In the past, we have encountered quality issues that have reduced our manufacturing yield or required the use of additional manufacturing processes.
•	Specialized pneumatic and electronic components for our C1, Callisto, Juno, and Polaris systems are available from a limited number of sources.
•	The electron multiplier detector included in the Helios/CyTOF 2 systems and certain metal isotopes used with the Helios/CyTOF 2 systems are purchased from sole source suppliers.

•	The movement stage included in the Imaging Mass Cytometer is purchased from a sole source supplier.
•	The nickel sampler cone used with the Helios/CyTOF 2 systems is purchased from single source suppliers and is available from a limited number of sources.
•	The raw materials for our Delta Gene and SNP Type assays and Access Array target-specific primers are available from a limited number of sources.

Our reliance on single and sole source suppliers and assembly service providers also subjects us to other risks that could harm our business, including the following:

•	we may be subject to increased component or assembly costs;
•	we may not be able to obtain adequate supply or services in a timely manner or on commercially reasonable terms;
•	our suppliers or service providers may make errors in manufacturing or assembly of components that could negatively affect the efficacy of our products or cause delays in shipment of our products; and
•	our suppliers or service providers may encounter capacity constraints or financial hardships unrelated to our demand for components or services, which could inhibit their ability to fulfill our orders and meet our requirements.

We have in the past experienced quality control and supply problems with some of our suppliers, such as manufacturing errors, and may again experience problems in the future. We may not be able to quickly establish additional or replacement suppliers, particularly for our single source components, or assembly service providers. Any interruption or delay in the supply of components or materials or assembly of our instruments, or our inability to obtain components, materials, or assembly services from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to cancel orders or switch to competitive products.

Our future success is dependent upon our ability to expand our customer base and introduce new applications.

Our customer base is primarily composed of academic institutions, clinical research laboratories that use our technology to develop tests, and biopharmaceutical, biotechnology, and Ag-Bio companies that perform analyses for research and commercial purposes. Our success will depend, in part, upon our ability to increase our market share among these customers, attract additional customers outside of these markets, and market new applications to existing and new customers as we develop such applications. Attracting new customers and introducing new applications require substantial time and expense. For example, it may be difficult to identify, engage, and market to customers who are unfamiliar with the current applications of our systems. Any failure to expand our existing customer base or launch new applications would adversely affect our ability to increase our revenue.

We may not be able to develop new products or enhance the capabilities of our existing systems to keep pace with rapidly changing technology and customer requirements, which could have a material adverse effect on our business, revenue, financial condition, and operating results.

Our success depends on our ability to develop new products and applications for our technology in existing and new markets, while improving the performance and cost-effectiveness of our systems. New technologies, techniques, or products could emerge that might offer better combinations of price and performance than our current or future product lines and systems. Existing markets for our products, including high-throughput genomics, single-cell genomics and mass cytometry, as well as potential markets for our products such as high-throughput DNA sequencing and molecular applications, are characterized by rapid technological change and innovation. It is critical to our success for us to anticipate changes in technology and customer requirements and to successfully introduce new, enhanced, and competitive technology to meet our customers’ and prospective customers’ needs on a timely and cost-effective basis. Developing and implementing new technologies will require us to incur substantial development costs and we may not have adequate resources available to be able to successfully introduce new applications of, or enhancements to, our systems. We cannot guarantee that we will be able to maintain technological advantages over emerging technologies in the future. While we typically plan improvements to our systems, we may not be able to successfully implement these improvements. If we fail to keep pace with emerging technologies, demand for our systems will not grow and may decline, and our business, revenue, financial condition, and operating results could suffer materially. In addition, if we introduce enhanced systems but fail to manage product transitions effectively, customers may delay or forgo purchases of our systems and our operating results may be adversely affected by product obsolescence and excess inventory. Even if we successfully implement some or all of these planned improvements, we cannot guarantee that our current and potential customers will find our enhanced systems to be an attractive alternative to existing technologies, including our current products.

We have incurred losses since inception, and we may continue to incur substantial losses for the foreseeable future.

We have a limited operating history and have incurred significant losses in each fiscal year since our inception, including net losses of $16.9 million, $34.1 million, $76.0 million, and $53.3 million during the three and six months ended June 30, 2017 and for the years ended December 31, 2016, and 2015, respectively. As of June 30, 2017, we had an accumulated deficit of $473.8 million. These losses have resulted principally from costs incurred in our research and development programs, and from our manufacturing costs and selling, general, and administrative expenses. We believe that our continued investment in research and development, sales, and marketing is essential to our long-term competitive position and future growth. However, we recently implemented efficiency and cost-savings initiatives intended to stabilize our business operations and return to growth. These initiatives have included targeted workforce reductions and optimizing our facilities and excess space. They may also include decreasing or deferring capital expenditures and development activities. To the extent we are unable to invest sufficiently in these activities, it may impair our ability to develop, market and sell new and existing products. Until we are able to generate additional revenue to support our level of operating expenses, we will continue to incur operating and net losses and negative cash flow from operations. Because of the numerous risks and uncertainties associated with our commercialization efforts and future product development, we are unable to predict when we will become profitable, and we may never become profitable. Even if we do achieve profitability, we may not be able to sustain or increase our profitability.

If we require additional funds in the future, we may not be able to obtain such funds on acceptable terms, or at all. If we raise funds by issuing equity securities, our stockholders could experience dilution. Debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt. Any additional debt or equity financing that we raise may contain terms that are not favorable to us or our stockholders. If we do not have, or are not able to obtain sufficient funds, we may have to delay development or commercialization of our products or license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize. We may also have to reduce marketing, customer support, research and development or other resources devoted to our products.

Impairment of our goodwill or other intangible assets could materially and adversely affect our business, operating results, and financial condition.

As of June 30, 2017, we had approximately $184.5 million of goodwill and net intangible assets, including approximately $104.1 million of goodwill and approximately $80.4 million of net intangible assets. These assets represent a significant portion of the assets recorded on our consolidated balance sheet and relate primarily to our acquisition of DVS Sciences, Inc., or DVS, in February 2014. In addition, if in the future we acquire additional businesses, technologies, or other intangible assets, a substantial portion of the value of such assets may be recorded as goodwill or intangible assets.

The carrying amounts of goodwill and intangible assets are affected whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. We review goodwill and indefinite lived intangible assets for impairment at least annually and more frequently under certain circumstances. Other intangible assets that are deemed to have finite useful lives will continue to be amortized over their useful lives but must be reviewed for impairment when events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Events or changes in circumstances that could affect the likelihood that we will be required to recognize an impairment charge include declines in our stock price or market capitalization, declines in our market share or revenues, an increase in our losses, rapid changes in technology, failure to achieve the benefits of capacity increases and utilization, significant litigation arising out of an acquisition, or other matters. In particular, these or other adverse events or changes in circumstances may affect the estimated undiscounted future operating cash flows expected to be derived from our goodwill and intangible assets. We have recently experienced substantial declines in our stock price, and continued weakness or further declines in our stock price increase the likelihood that we may be required to recognize impairment charges. Any impairment charges could have a material adverse effect on our operating results and net asset value in the quarter in which we recognize the impairment charge. We cannot provide assurances that we will not in the future be required to recognize impairment charges.

Our business operations are dependent upon our new senior management team and the ability of our other new employees to learn their new roles. If we are unable to recruit and retain key executives, scientists, and technical support personnel, we may be unable to achieve our goals.

Our performance is substantially dependent on the performance of our senior management, which has substantially changed over the last year, including, for example, the recent departures of our Chief Executive Officer, Gajus Worthington, and Executive Vice President, Research and Development and Marketing, Marc Unger. We have a new president and chief executive officer who started in August 2016 and several other members of our senior management team have started at Fluidigm since mid-2016. As new employees gain experience in their roles, we could experience inefficiencies or a lack of business continuity due to loss of historical knowledge and a lack of familiarity of new employees with business processes, operating requirements, policies and procedures, and we may experience additional costs as new employees learn their roles and gain necessary experience. It is important to our success that these key employees quickly adapt to and excel in their new roles. If they are unable to do so, our business and financial results could be materially adversely affected. In addition, the loss of the services of any member of our senior management or our scientific or technical support staff might significantly delay or prevent the development of our products or achievement of other business objectives by diverting management’s attention to transition matters and identification of suitable replacements, if any, and could have a material adverse effect on our business. Our research and product development efforts could also be delayed or curtailed if we are unable to attract, train, and retain highly skilled employees, particularly, senior scientists and engineers. We do not maintain fixed term employment contracts or significant key man life insurance with any of our employees.

Additionally, to expand our research and product development efforts, we need key scientists skilled in areas such as molecular and cellular biology, assay development, and manufacturing. We also need highly trained technical support personnel with the necessary scientific background and ability to understand our systems at a technical level to effectively support potential new customers and the expanding needs of current customers. Competition for these people is intense. Because of the complex and technical nature of our systems and the dynamic market in which we compete, any failure to attract and retain a sufficient number of qualified employees could materially harm our ability to develop and commercialize our technology.

Our efficiency and cost-savings initiatives could be disruptive to our operations and adversely affect our results of operations and financial condition, and we may not realize some or all of the anticipated benefits of these initiatives in the time frame anticipated or at all.

Beginning in the first quarter of 2017, we implemented efficiency and cost-savings initiatives intended to stabilize our business operations and return to growth. We identified areas for cost efficiencies including targeted workforce reductions and optimizing our facilities, and reducing excess space. Other initiatives may also include decreasing or deferring capital expenditures and development activities. The implementation of these efficiency and cost-savings initiatives, including the impact of workforce reductions, could impair our ability to invest in developing, marketing and selling new and existing products, be disruptive to our operations, make it difficult to attract or retain employees, result in higher than anticipated charges, divert the attention of management, result in a loss of accumulated knowledge, impact our customer and supplier relationships, and otherwise adversely affect our results of operations and financial condition. In addition, our ability to complete our efficiency and cost-savings initiatives and achieve the anticipated benefits within the expected time frame is subject to estimates and assumptions and may vary materially from our expectations, including as a result of factors that are beyond our control. Furthermore, our efforts to stabilize our business and return to growth may not be successful.

To use our products, our Biomark, EP1, and Helios/CyTOF 2 systems in particular, customers typically need to purchase specialized reagents. Any interruption in the availability of these reagents for use in our products could limit our ability to market our products.

Our products, our Biomark, EP1, and Helios/CyTOF 2 systems in particular, must be used in conjunction with one or more reagents designed to produce or facilitate the particular biological or chemical reaction desired by the user. Many of these reagents are highly specialized and available to the user only from a single supplier or a limited number of suppliers. Although we sell reagents for use with certain of our products, our customers may purchase these reagents directly from third-party suppliers, and we have no control over the supply of those materials. In addition, our products are designed to work with these reagents as they are currently formulated. We have no control over the formulation of reagents sold by third-party suppliers, and the performance of our products might be adversely affected if the formulation of these reagents is changed. If one or more of these reagents were to become unavailable or were reformulated, our ability to market and sell our products could be materially and adversely affected.

In addition, the use of a reagent for a particular process may be covered by one or more patents relating to the reagent itself, the use of the reagent for the particular process, the performance of that process, or the equipment required to perform the process. Typically, reagent suppliers, who are either the patent holders or their authorized licensees, sell the reagents along with a license or covenant not to sue with respect to such patents. The license accompanying the sale of a reagent often purports to restrict the purposes for which the reagent may be used. If a patent holder or authorized licensee were to assert against us or our customers that the license or covenant relating to a reagent precluded its use with our systems, our ability to sell and market our products could be materially and adversely affected. For example, our Biomark system involves real-time quantitative PCR, or qPCR. Leading suppliers of reagents for real-time qPCR reactions include Life Technologies Corporation (now part of Thermo Fisher Scientific) and Roche Diagnostics Corporation, who are our direct competitors, and their licensees. These real-time qPCR reagents are typically sold pursuant to limited licenses or covenants not to sue with respect to patents held by these companies. We do not have any contractual supply agreements for these real-time qPCR reagents, and we cannot assure you that these reagents will continue to be available to our customers for use with our systems, or that these patent holders will not seek to enforce their patents against us, our customers, or suppliers.

If we seek to be regulated as a medical device manufacturer by the U.S. Food and Drug Administration, or FDA, and foreign regulatory authorities, and seek approval and/or clearance for our products, the regulatory approval process would take significant time and expense and could fail to result in FDA clearance or approval for the intended uses we believe are commercially attractive. If our products were successfully approved and/or cleared, we would be subject to ongoing and extensive regulatory requirements, which would increase our costs and divert resources away from other projects. If we obtained FDA clearance or approval and we failed to comply with these requirements, our business and financial condition could be adversely impacted.

Our products are currently labeled, promoted and sold to academic institutions, life sciences laboratories, biopharmaceutical, biotechnology, Ag-Bio companies and CRO’s for research use only, or RUO, and are not designed for, or intended to be used for, diagnostic tests or as medical devices as currently marketed. Before we can begin to label and market our products for use as, or in the performance of, clinical diagnostics in the United States, thereby subjecting them to FDA regulation as medical devices, we would be required to obtain premarket 510(k) clearance or premarket approval (PMA) from the FDA, unless an exception applies.

We may in the future register with the FDA as a medical device manufacturer and list some of our products with the FDA pursuant to an FDA Class I listing for general purpose laboratory equipment. We are currently assessing whether and when to make an initial registration. While this regulatory classification is exempt from certain FDA requirements, such as the need to submit a premarket notification commonly known as a 510(k), and some of the requirements of the FDA’s Quality System Regulations, or QSRs, we would be subject to ongoing FDA “general controls,” which include compliance with FDA regulations for labeling, inspections by the FDA, complaint evaluation, corrections and removals reporting, promotional restrictions, reporting adverse events or malfunctions for our products, and general prohibitions against misbranding and adulteration.

In addition, we may in the future submit 510(k) premarket notifications to the FDA to obtain FDA clearance of certain of our products on a selected basis. It is possible, in the event we elect to submit 510(k) applications for certain of our products, that the FDA would take the position that a more burdensome premarket application, such as a premarket approval application or a de novo application is required for some of our products. If such applications were required, greater time and investment would be required to obtain FDA approval. Even if the FDA agreed that a 510(k) was appropriate, FDA clearance can be expensive and time consuming. It generally takes a significant amount of time to prepare a 510(k), including conducting appropriate testing on our products, and several months to years for the FDA to review a submission. Notwithstanding the effort and expense, FDA clearance or approval could be denied for some or all of our products. Even if we were to seek and obtain regulatory approval or clearance, it may not be for the intended uses we believe are important or commercially attractive.

If we sought and received regulatory clearance or approval for certain of our products, we would be subject to ongoing FDA obligations and continued regulatory oversight and review, including the general controls listed above and the FDA’s QSRs for our development and manufacturing operations. In addition, we would be required to obtain a new 510(k) clearance before we could introduce subsequent modifications or improvements to such products. We could also be subject to additional FDA post-marketing obligations for such products, any or all of which would increase our costs and divert resources away from other projects. If we sought and received regulatory clearance or approval and are not able to maintain regulatory compliance with applicable laws, we could be prohibited from marketing our products for use as, or in the performance of, clinical diagnostics and/or could be subject to enforcement actions, including warning letters and adverse publicity, fines, injunctions, and civil penalties; recall or seizure of products; operating restrictions; and criminal prosecution.

In addition, we could decide to seek similar regulatory clearance or approval for certain of our products in countries outside of the United States. Sales of such products outside the United States will likely be subject to foreign regulatory requirements, which can vary greatly from country to country. As a result, the time required to obtain clearances or approvals outside the United States may differ from that required to obtain FDA clearance or approval and we may not be able to obtain foreign regulatory approvals on a timely basis or at all. Clearance or approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other countries or by the FDA. In Europe, we would need to comply with the Medical Device Directive 93/42 EEC and/or the In Vitro Diagnostics Directive 98/79/EC, which are required to market medical devices in the European Union. In addition, the FDA regulates exports of medical devices. Failure to comply with these regulatory requirements or obtain and maintain required approvals, clearances and certifications could impair our ability to commercialize our products for diagnostic use outside of the United States.

Our products could become subject to regulation as medical devices by the FDA or other regulatory agencies before we have obtained regulatory clearance or approval to market our products for diagnostic purposes, which would adversely impact our ability to market and sell our products and harm our business.

As products that are currently labeled, promoted and intended for RUO, our products are not currently subject to regulation as medical devices by the FDA or comparable agencies of other countries. However, the FDA or comparable agencies of other countries could disagree with our conclusion that our products are currently intended for research use only or deem our current marketing and promotional efforts as being inconsistent with research use only products. For example, our customers may independently elect to use our research use only labeled products in their own laboratory developed tests, or LDTs, for clinical diagnostic use. The FDA has historically exercised enforcement discretion in not enforcing the medical device regulations against laboratories offering LDTs. However, on October 3, 2014, the FDA issued two draft guidance documents that set forth the FDA’s proposed risk-based framework for regulating LDTs, which are designed, manufactured, and used within a single laboratory. The draft guidance documents provide the anticipated details through which the FDA would propose to establish an LDT oversight framework, including premarket review for higher-risk LDTs, such as those that have the same intended use as FDA-approved or cleared companion diagnostic tests currently on the market. In January, 2017, the FDA announced that it would not issue final guidance on the oversight of LDTs and LDT manufacturers, but would seek further public discussion on an appropriate oversight approach, and give Congress an opportunity to develop a legislative solution. Any future legislative or administrative rule making or oversight of LDTs and LDT manufacturers, if and when finalized, may impact the sales of our products and how customers use our products, and may require us to change our business model in order to maintain compliance with these laws. We cannot predict how these various efforts will be resolved, how Congress or the FDA will regulate LDTs in the future, or how that regulatory system will impact our business.

Additionally, on November 25, 2013, the FDA issued Final Guidance “Distribution of In Vitro Diagnostic Products Labeled for Research Use Only.” The guidance emphasizes that the FDA will review the totality of the circumstances when it comes to evaluating whether equipment and testing components are properly labeled as RUO. The final guidance states that merely including a labeling statement that the product is for research purposes only will not necessarily render the device exempt from the FDA’s clearance, approval, and other regulatory requirements if the circumstances surrounding the distribution of the product indicate that the manufacturer knows its product is, or intends for its product to be, used for clinical diagnostic purposes. These circumstances may include written or verbal marketing claims or links to articles regarding a product’s performance in clinical applications and a manufacturer’s provision of technical support for clinical applications.

If the FDA modifies its approach to our products labeled and intended for RUO, or otherwise determines our products or related applications should be subject to additional regulation as in vitro diagnostic devices based upon customers’ use of our products for clinical diagnostic or therapeutic purposes, before we have obtained regulatory clearance or approval to market our products for diagnostic purposes, our ability to market and sell our products could be impeded and our business, prospects, results of operations and financial condition may be adversely affected. In addition, if the FDA determines that our products labeled for RUO were intended, based on a review of the totality of circumstances, for use in clinical investigation or diagnosis, those products could be considered misbranded or adulterated under the Federal Food, Drug, and Cosmetic Act and subject to recall and/or other enforcement action.

Compliance or the failure to comply with current and future regulations affecting our products and business operations worldwide, such as environmental regulations enacted in the European Union, could cause us significant expense and adversely impact our business.

We are subject to many federal, state, local, and foreign regulations relating to various aspects of our business operations. Governmental entities at all levels are continuously enacting new regulations, and it is difficult to identify all applicable regulations and anticipate how such regulations will be implemented and enforced. We continue to evaluate the necessary steps for compliance with applicable regulations. To comply with applicable regulations, we have and will continue to incur significant expense and allocate valuable internal resources to manage compliance-related issues. In addition, such regulations could restrict our ability to expand or equip our facilities, or could require us to acquire costly equipment or to incur other significant expenses to comply with the regulations. For example, the Restriction on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment Directive, or RoHS, and the Waste Electrical and Electronic Equipment Directive, or WEEE, enacted in the European Union, regulate the use of certain hazardous substances in, and require the collection, reuse, and recycling of waste from, products we manufacture. Certain of our products sold in these countries are subject to WEEE requirements may become subject to RoHS. These and similar regulations that have been or are in the process of being enacted in other countries may require us to redesign our products, use different types of materials in certain components, or source alternative components to ensure compliance with applicable standards, and may reduce the availability of parts and components used in our products by negatively impacting our suppliers’ ability to source parts and components in a timely and cost-effective manner.

Any such redesigns, required use of alternative materials, or limited availability of parts and components used in our products may detrimentally impact the performance of our products, add greater testing lead times for product introductions, reduce our product margins, or limit the markets for our products, and if we fail to comply with any present and future regulations, we could be subject to future fines, penalties, and restrictions, such as the suspension of manufacturing of our products or a prohibition on the sale of products we manufacture. Any of the foregoing could adversely affect our business, financial condition, or results of operations.

If we fail to maintain effective internal control over financial reporting in the future, the accuracy and timing of our financial reporting may be impaired, which could adversely affect our business and our stock price.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses.

Our compliance with Section 404 requires that we incur substantial accounting expense and expend significant management time on compliance-related issues. We currently do not have an internal audit group, and we continue to evaluate our need for additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we do not comply with the requirements of Section 404, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities, which would require additional financial and management resources.

Our future capital needs are uncertain and we may need to raise additional funds in the future, which may cause dilution to stockholders or may be upon terms that are not favorable to us.

We believe that our existing cash and cash equivalents will be sufficient to meet our anticipated cash requirements for at least the next 18 months. We have continued to experience losses and, if that trend continues, we may need to seek additional sources of financing. In addition, we may need to raise substantial additional capital for various purposes, including:

•	expanding the commercialization of our products;
•	funding our operations;
•	furthering our research and development; and
•	acquiring other businesses or assets and licensing technologies.

Our future funding requirements will depend on many factors, including:

•	market acceptance of our products;
•	the cost of our research and development activities;
•	the cost of filing and prosecuting patent applications;
•	the cost of defending any litigation including intellectual property, employment, contractual or other litigation;
•	the cost and timing of regulatory clearances or approvals, if any;
•	the cost and timing of establishing additional sales, marketing, and distribution capabilities;
•	the cost and timing of establishing additional technical support capabilities;
•	the effectiveness of our recent efficiency and cost-savings initiatives;
•	the effect of competing technological and market developments; and
•	the extent to which we acquire or invest in businesses, products, and technologies, although we currently have no commitments or agreements relating to any of these types of transactions.

We cannot assure you that we will be able to obtain additional funds on acceptable terms, or at all. If we raise additional funds by issuing equity securities, our stockholders may experience dilution. Debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt. Any additional debt or equity financing that we raise may contain terms that are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish some rights to our technologies or our products, or grant licenses on terms that are not favorable to us. If we are unable to raise adequate funds, we may have to liquidate some or all of our assets, delay development or commercialization of our products, or license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize. We also may have to reduce marketing, customer support, or other resources devoted to our products, or cease operations. Any of these factors could harm our operating results.

We are subject to risks related to taxation in multiple jurisdictions and if taxing authorities disagree with our interpretations of existing tax laws or regulations, our effective income tax rate could be adversely affected and we could have additional tax liability.

We are subject to income taxes in both the United States and certain foreign jurisdictions. Significant judgments based on interpretations of existing tax laws or regulations are required in determining the provision for income taxes. For example, we have made certain interpretations of existing tax laws or regulations based upon the operations of our business internationally and we have implemented intercompany agreements based upon these interpretations and related transfer pricing analyses. If the U.S. Internal Revenue Service or other taxing authorities disagree with the positions, our effective income tax rate could be adversely affected and we could have additional tax liability, including interest and penalties. We recently completed a review of our European corporate structure and tax positions and, based upon our existing business operations, we plan to restructure our European intercompany transactions, which is likely to increase our income tax liability. From time to time, we may review our corporate structure and tax positions in other international jurisdictions and such review may result in additional changes to how we structure our international business operations, which may adversely impact our effective income tax rate. Our effective income tax rate could also be adversely affected by changes in the mix of earnings in tax jurisdictions with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in existing tax laws or tax rates, changes in the level of non-deductible expenses (including share-based compensation), changes in our future levels of research and development spending, mergers and acquisitions, or the result of examinations by various tax authorities. Payment of additional amounts upon final adjudication of any disputes could have a material impact on our results of operations and financial position.

Adverse conditions in the global economy and disruption of financial markets may significantly harm our revenue, profitability, and results of operations.

The global credit and financial markets have in recent years experienced volatility and disruptions, including diminished liquidity and credit availability, increased concerns about inflation and deflation, and the downgrade of U.S. debt and exposure risks on other sovereign debts, decreased consumer confidence, lower economic growth, volatile energy costs, increased unemployment rates, and uncertainty about economic stability. Volatility and disruption of financial markets could limit our customers’ ability to obtain adequate financing or credit to purchase and pay for our products in a timely manner or to maintain operations, which could result in a decrease in sales volume that could harm our results of operations. General concerns about the fundamental soundness of domestic and international economies may also cause our customers to reduce their purchases. Changes in governmental banking, monetary, and fiscal policies to address liquidity and increase credit availability may not be effective. Significant government investment and allocation of resources to assist the economic recovery of sectors which do not include our customers may reduce the resources available for government grants and related funding for life science, Ag-Bio, and clinical research and development. Continuation or further deterioration of these financial and macroeconomic conditions could significantly harm our sales, profitability, and results of operations.

If we are unable to integrate future acquisitions successfully, our operating results and prospects could be harmed.

In addition to our acquisition of DVS, we may make additional acquisitions to improve our product offerings or expand into new markets. Our future acquisition strategy will depend on our ability to identify, negotiate, complete, and integrate acquisitions and, if necessary, to obtain satisfactory debt or equity financing to fund those acquisitions. Mergers and acquisitions are inherently risky, and any transaction we complete may not be successful. Our acquisition of DVS was our first acquisition of another company. Any merger or acquisition we may pursue would involve numerous risks, including but not limited to the following:

•	difficulties in integrating and managing the operations, technologies, and products of the companies we acquire;
•	diversion of our management’s attention from normal daily operation of our business;
•	our inability to maintain the key business relationships and the reputations of the businesses we acquire;
•	our inability to retain key personnel of the acquired company;
•	uncertainty of entry into markets in which we have limited or no prior experience and in which competitors have stronger market positions;
•	our dependence on unfamiliar affiliates and customers of the companies we acquire;
•	insufficient revenue to offset our increased expenses associated with acquisitions;
•	our responsibility for the liabilities of the businesses we acquire, including those which we may not anticipate; and
•	our inability to maintain internal standards, controls, procedures, and policies.

We may be unable to secure the equity or debt funding necessary to finance future acquisitions on terms that are acceptable to us. If we finance acquisitions by issuing equity or convertible debt securities, our existing stockholders will likely experience dilution, and if we finance future acquisitions with debt funding, we will incur interest expense and may have to comply with financial covenants and secure that debt obligation with our assets.

If we are unable to expand our direct sales and marketing force or distribution capabilities to adequately address our customers’ needs, our business may be adversely affected.

We may not be able to market, sell, and, distribute our products effectively enough to support our planned growth. We sell our products primarily through our own sales force and through distributors in certain territories. Our future sales will depend in large part on our ability to develop and substantially expand our direct sales force and to increase the scope of our marketing efforts. Our products are technically complex and used for highly specialized applications. As a result, we believe it is necessary to develop a direct sales force that includes people with specific scientific backgrounds and expertise, and a marketing group with technical sophistication. Competition for such employees is intense. We may not be able to attract and retain personnel or be able to build an efficient and effective sales and marketing force, which could negatively impact sales of our products and reduce our revenue and profitability.

In addition, we may continue to enlist one or more sales representatives and distributors to assist with sales, distribution, and customer support globally or in certain regions of the world. If we do seek to enter into such arrangements, we may not be successful in attracting desirable sales representatives and distributors, or we may not be able to enter into such arrangements on favorable terms. If our sales and marketing efforts, or those of any third-party sales representatives and distributors, are not successful, our technologies and products may not gain market acceptance, which would materially and adversely impact our business operations.

If we seek to implement a company-wide implementation of an enterprise resource planning, or ERP, system, such implementation could adversely affect our business and results of operations or the effectiveness of internal control over financial reporting.

We have considered implementing a company-wide ERP system to handle the business and financial processes within our operations and corporate functions. ERP implementations are complex and time-consuming projects that involve substantial expenditures on system software and implementation activities that can continue for several years. ERP implementations also require transformation of business and financial processes in order to reap the benefits of the ERP system. If we decide to implement a company-wide ERP system, our business and results of operations could be adversely affected if we experience operating problems and/or cost overruns during the ERP implementation process, or if the ERP system and the associated process changes do not give rise to the benefits that we expect. If we do not effectively implement the ERP system as planned or if the system does not operate as intended, our business, results of operations, and internal controls over financial reporting could be adversely affected.

Changes in accounting principles, or interpretations thereof, could have a significant impact on our financial position and results of operations.

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, referred to as U.S. GAAP. These principles are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting principles. A change in these principles can have a significant effect on our reported results and may even retroactively affect previously reported transactions. Additionally, the adoption of new or revised accounting principles may require that we make significant changes to our systems, processes and controls.

For example, the U.S.-based Financial Accounting Standards Board, referred to as FASB, is currently working together with the International Accounting Standards Board, referred to IASB, on several projects to further align accounting principles and facilitate more comparable financial reporting between companies who are required to follow U.S. GAAP under SEC regulations and those who are required to follow International Financial Reporting Standards outside of the United States. These efforts by the FASB and IASB may result in different accounting principles under U.S. GAAP that may result in materially different financial results for us in areas including, but not limited to, principles for recognizing revenue and lease accounting. Additionally, significant changes to U.S. GAAP resulting from the FASB’s and IASB’s efforts may require that we change how we process, analyze and report financial information and that we change financial reporting controls. Additionally, the FASB issued new guidance relating to Revenue from Contracts with Customers which supersedes nearly all existing U.S. GAAP revenue recognition guidance. The new guidance will be effective for our fiscal year 2018. The new revenue guidance may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. While we have not completed our assessment of the new revenue guidance, we currently expect that this new guidance will not have a material impact on our consolidated financial statements. As we complete the evaluation of this new guidance, new information may arise that could change our current understanding of the impact to revenue and expense recognized. Additionally, we will continue to monitor industry activities and any additional guidance provided by regulators, standards setters, or the accounting profession and adjust our assessment and implementation plans accordingly.

It is not clear if or when these potential changes in accounting principles may become effective, whether we have the proper systems and controls in place to accommodate such changes and the impact that any such changes may have on our financial position and results of operations.

Our ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes and other tax benefits may be limited.

Section 382 of the Internal Revenue Code of 1986, as amended, referred to as the “Section 382,” imposes an annual limitation on the amount of taxable income that may be offset if a corporation experiences an “ownership change” as defined in Section 382. An ownership change occurs when a company’s “five-percent shareholders” (as defined in Section 382) collectively increase their ownership in the company by more than 50 percentage points (by value) over a rolling three-year period. Additionally, various states have similar limitations on the use of state net operating losses, referred to as our NOL’s, following an ownership change.

If we experience an ownership change, our ability to use our NOLs, any loss or deduction attributable to a “net unrealized built-in loss” and other tax attributes, which we refer to as tax benefits, could be substantially limited, and the timing of the usage of the tax benefits could be substantially delayed, which could significantly impair the value of the tax benefits.  There is no assurance that we will be able to fully utilize the tax benefits and we could be required to record an additional valuation allowance related to the amount of the tax benefits that may not be realized, which could adversely impact our results of operations.

We believe that these tax benefits are a valuable asset for us. On November 21, 2016, our board of directors approved a tax benefit preservation plan, or Tax Benefit Preservation Plan, in an effort to protect our tax benefits during the effective period of the tax benefit preservation plan. Our board of directors elected to let the Tax Benefit Preservation Plan expire in August 2017 based on its determination, in consultation with our management and tax advisers, that our NOLs were not at material risk of limitation based on an ownership change pursuant to Section 382. Our board of directors will continue to monitor our NOLs, however, and could elect to adopt a similar plan if it believes a potential risk exists that our NOLs could be limited. Any future tax benefit preservation plan could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, us or a large block of our common stock.

Risks Related to Intellectual Property

Our ability to protect our intellectual property and proprietary technology through patents and other means is uncertain.

Our commercial success depends in part on our ability to protect our intellectual property and proprietary technologies. We rely on patent protection, where appropriate and available, as well as a combination of copyright, trade secret, and trademark laws, and nondisclosure, confidentiality, and other contractual restrictions to protect our proprietary technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. We apply for patents covering our products and technologies and uses thereof, as we deem appropriate. However, we may fail to apply for patents on important products and technologies in a timely fashion or at all. Our pending U.S. and foreign patent applications may not issue as patents or may not issue in a form that will be sufficient to protect our proprietary technology and gain or keep our competitive advantage. Any patents we have obtained or do obtain may be subject to re-examination, reissue, opposition, or other administrative proceeding, or may be challenged in litigation, and such challenges could result in a determination that the patent is invalid or unenforceable. In addition, competitors may be able to design alternative methods or devices that avoid infringement of our patents. Both the patent application process and the process of managing patent disputes can be time consuming and expensive.

Furthermore, the laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States, and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business. Changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property. We cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. For example:

•	We might not have been the first to make the inventions covered by each of our pending patent applications;
•	We might not have been the first to file patent applications for these inventions;
•	The patents of others may have an adverse effect on our business; and
•	Others may independently develop similar or alternative products and technologies or duplicate any of our products and technologies.

To the extent our intellectual property, including licensed intellectual property, offers inadequate protection, or is found to be invalid or unenforceable, our competitive position and our business could be adversely affected.

We may be involved in lawsuits to protect or enforce our patents and proprietary rights, to determine the scope, coverage and validity of others’ proprietary rights, or to defend against third party claims of intellectual property infringement, any of which could be time-intensive and costly and may adversely impact our business or stock price.

Litigation may be necessary for us to enforce our patent and proprietary rights, determine the scope, coverage, and validity of others’ proprietary rights, and/or defend against third party claims of intellectual property infringement against us as well as against our suppliers, distributors, customers, and other entities with whom we do business. Litigation could result in substantial legal fees and could adversely affect the scope of our patent protection. The outcome of any litigation or other proceeding is inherently uncertain and might not be favorable to us, and we might not be able to obtain licenses to technology that we require. Even if such licenses are obtainable, they may not be available at a reasonable cost. We could therefore incur substantial costs related to royalty payments for licenses obtained from third parties, which could negatively affect our product margins or financial position. Further, we could encounter delays in product introductions, or interruptions in product sales, as we develop alternative methods or products.

As we move into new markets and applications for our products, incumbent participants in such markets may assert their patents and other proprietary rights against us as a means of impeding our entry into such markets or as a means to extract substantial license and royalty payments from us. Our commercial success may depend in part on our non-infringement of the patents or proprietary rights of third parties. Numerous significant intellectual property issues have been litigated, and will likely continue to be litigated, between existing and new participants in our existing and targeted markets. For example, some of our products provide for the testing and analysis of genetic material, and patent rights relating to genetic materials remain a developing area of patent law. A recent U.S. Supreme Court decision held, among other things, that claims to isolated genomic DNA occurring in nature are not patent eligible, while claims relating to synthetic DNA may be patent eligible. We expect the ruling will result in additional litigation in our industry. In addition, third parties may assert that we are employing their proprietary technology without authorization. For example, on June 4, 2008 we received a letter from Applied Biosystems, Inc., a wholly-owned subsidiary of Life Technologies Corporation (now part of Thermo Fisher Scientific Inc. and collectively referred to as Life), asserting that our Biomark system for gene expression analysis infringes upon U.S. Patent No. 6,814,934, or the ‘934 patent, and its foreign counterparts in Europe and Canada. In June 2011, we resolved this dispute by entering into license agreements with Life which, among other matters, granted us a non-exclusive license to the ‘934 patent and its foreign counterparts.

Our customers have been sued for various claims of intellectual property infringement in the past, and we expect that our customers will be involved in additional litigation in the future. In particular, our customers may become subject to lawsuits claiming that their use of our products infringes third-party patent rights, and we could become subject to claims that we contributed to or induced our customer’s infringement. In addition, our agreements with some of our suppliers, distributors, customers, and other entities with whom we do business may require us to defend or indemnify these parties to the extent they become involved in infringement claims against us, including the claims described above. We could also voluntarily agree to defend or indemnify third parties in instances where we are not obligated to do so if we determine it would be important to our business relationships. If we are required or agree to defend or indemnify any of these third parties in connection with any infringement claims, we could incur significant costs and expenses that could adversely affect our business, operating results, or financial condition.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our employees’ former employers or other institutions or third parties with whom such employees may have been previously affiliated.

Many of our employees were previously employed at universities or other life science or Ag-Bio companies, including our competitors or potential competitors. In the future, we may become subject to claims that our employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers or other third parties or institutions with whom our employees may have been previously affiliated. Litigation may be necessary to defend against these claims. For example, we were a defendant in litigation brought against us and one of our non-executive employees by Thermo Fisher Scientific Inc. (Thermo) alleging, among other claims, misappropriation of proprietary information and breach of contractual and fiduciary obligations. While we resolved our dispute with Thermo in August 2017, if we fail in defending against similar claims brought in the future we could be subject to injunctive relief against us. A loss of key research personnel work product could hamper or prevent our ability to commercialize certain potential products or a loss of or inability to hire key marketing, sales or research and development personnel could adversely affect our future product development, sales and revenues, any of which could severely harm our business. Even if we are successful in defending against any similar claims brought in the future, litigation could result in substantial costs and be a distraction to management.

We depend on certain technologies that are licensed to us. We do not control these technologies and any loss of our rights to them could prevent us from selling our products, which would have an adverse effect on our business.

We rely on licenses in order to be able to use various proprietary technologies that are material to our business, including our core IFC, multi-layer soft lithography, and mass cytometry technologies. In some cases, we do not control the prosecution, maintenance, or filing of the patents to which we hold licenses, or the enforcement of these patents against third parties. Additionally, our business and product development plans anticipate and may substantially depend on future in-license agreements with additional third parties, some of which are currently in the early discussion phase. For example, Fluidigm Canada Inc., or Fluidigm Canada, an Ontario corporation and wholly-owned subsidiary of Fluidigm Sciences, was party to an interim license agreement, now expired, with Nodality, Inc., or Nodality, under which Nodality granted Fluidigm Canada a worldwide, non-exclusive, research use only, royalty bearing license to certain cytometric reagents, instruments, and other products. While we were able to secure a license under a new license agreement with Nodality, we cannot provide assurances that we will always be able to obtain suitable license rights to technologies or intellectual property of other third parties on acceptable terms, if at all.

In-licensed intellectual property rights that are fundamental to the business being operated present numerous risks and limitations. For example, all or a portion of the license rights granted may be limited for research use only, and in the event we attempt to expand into diagnostic applications, we would be required to negotiate additional rights, which may not be available to us on commercially reasonable terms, if at all.

Our rights to use the technology we license are also subject to the negotiation and continuation of those licenses. Certain of our licenses contain provisions that allow the licensor to terminate the license upon specific conditions. Our rights under the licenses are subject to our continued compliance with the terms of the license, including the payment of royalties due under the license. Because of the complexity of our products and the patents we have licensed, determining the scope of the license and related royalty obligation can be difficult and can lead to disputes between us and the licensor. An unfavorable resolution of such a dispute could lead to an increase in the royalties payable pursuant to the license. If a licensor believed we were not paying the royalties due under the license or were otherwise not in compliance with the terms of the license, the licensor might attempt to revoke the license. If such an attempt were successful and the license is terminated, we might be barred from marketing, producing, and selling some or all of our products, which would have an adverse effect on our business. Potential disputes between us and one of our existing licensors concerning the terms or conditions of the applicable license agreement could result, among other risks, in substantial management distraction; increased expenses associated with litigation or efforts to resolve disputes; substantial customer uncertainty concerning the direction of our product lines; potential infringement claims against us and/or our customers, which could include efforts by a licensor to enjoin sales of our products; customer requests for indemnification by us; and, in the event of an adverse determination, our inability to operate our business as currently operated. Termination of material license agreements could prevent us from manufacturing and selling our products unless we can negotiate new license terms or develop or acquire alternative intellectual property rights that cover or enable similar functionality. Any of these factors would be expected to have a material adverse effect on our business, operating results, and financial condition and could result in a substantial decline in our stock price.

We are subject to certain manufacturing restrictions related to licensed technologies that were developed with the financial assistance of U.S. governmental grants.

We are subject to certain U.S. government regulations because we have licensed technologies that were developed with U.S. government grants. In accordance with these regulations, these licenses provide that products embodying the technologies are subject to domestic manufacturing requirements. If this domestic manufacturing requirement is not met, the government agency that funded the relevant grant is entitled to exercise specified rights, referred to as “march-in rights,” which if exercised would allow the government agency to require the licensors or us to grant a non-exclusive, partially exclusive, or exclusive license in any field of use to a third party designated by such agency. All of our microfluidic systems revenue is dependent upon the availability of our IFCs, which incorporate technology developed with U.S. government grants. All of our instruments, including microfluidic systems, and IFCs for commercial sale are manufactured at our facility in Singapore. The federal regulations allow the funding government agency to grant, at the request of the licensors of such technology, a waiver of the domestic manufacturing requirement. Waivers may be requested prior to any government notification. We have assisted the licensors of these technologies with the analysis of the domestic manufacturing requirement, and, in December 2008, the sole licensor subject to the requirement applied for a waiver of the domestic manufacturing requirement with respect to the relevant patents licensed to us by this licensor. In July 2009, the funding government agency granted the requested waiver of the domestic manufacturing requirement for a three-year period commencing in July 2009. In June 2012, the licensor requested a continued waiver of the domestic manufacturing requirement with respect to the relevant patents, but the government agency has not yet taken any action in response to this request. If the government agency does not grant the requested waiver or the government fails to grant additional waivers of such requirement that may be sought in the future, then the U.S. government could exercise its march-in rights with respect to the relevant patents licensed to us. In addition, the license agreement under which the relevant patents are licensed to us contains provisions that obligate us to comply with this domestic manufacturing requirement. We are not currently manufacturing instruments and IFCs in the United States that incorporate the relevant licensed technology. If our lack of compliance with this provision constituted a material breach of the license agreement, the license of the relevant patents could be terminated or we could be compelled to relocate our manufacturing of microfluidic systems and IFCs to the United States to avoid or cure a material breach of the license agreement. Any of the exercise of march-in rights, the termination of our license of the relevant patents or the relocation of our manufacturing of microfluidic systems and IFCs to the United States could materially adversely affect our business, operations and financial condition.

We may be subject to information technology failures, including data protection breaches and cyber-attacks, that could disrupt our operations, damage our reputation and adversely affect our business, operations, and financial results.

We rely on our information technology systems for the effective operation of our business and for the secure maintenance and storage of confidential data relating to our business and third party businesses. Although we have implemented security controls to protect our information technology systems, experienced programmers or hackers may be able to penetrate our security controls, and develop and deploy viruses, worms, and other malicious software programs that compromise our confidential information or that of third parties and cause a disruption or failure of our information technology systems. Any such compromise of our information technology systems could result in the unauthorized publication of our confidential business or proprietary information, result in the unauthorized release of customer, supplier or employee data, result in a violation of privacy or other laws, expose us to a risk of litigation, or damage our reputation. The cost and operational consequences of implementing further data protection measures either as a response to specific breaches or as a result of evolving risks, could be significant. In addition, our inability to use or access our information systems at critical points in time could adversely affect the timely and efficient operation of our business. Any delayed sales, significant costs or lost customers resulting from these technology failures could adversely affect our business, operations, and financial results.

Third parties with which we conduct business have access to certain portions of our sensitive data. In the event that these third parties do not properly safeguard our data that they hold, security breaches could result and negatively impact our business, operations, and financial results.

We are subject to certain obligations and restrictions relating to technologies developed in cooperation with Canadian government agencies.

Some of our Canadian research and development is funded in part through government grants and by government agencies. The intellectual property developed through these projects is subject to rights and restrictions in favor of government agencies and Canadians generally. In most cases the government agency retains the right to use intellectual property developed through the project for non-commercial purposes and to publish the results of research conducted in connection with the project. This may increase the risk of public disclosure of information relating to our intellectual property, including confidential information, and may reduce its competitive advantage in commercializing intellectual property developed through these projects. In certain projects, we have also agreed to use commercially reasonable efforts to commercialize intellectual property in Canada, or more specifically in the province of Ontario, for the economic benefit of Canada and the province of Ontario. These restrictions will limit our choice of business and manufacturing locations, business partners and corporate structure and may, in certain circumstances, restrict our ability to achieve maximum profitability and cost efficiency from the intellectual property generated by these projects. In one instance, a dispute with the applicable government funded entity may require mediation, which could lead to unanticipated delays in our commercialization efforts to that project. One of our Canadian government funded projects is also subject to certain limited “march-in” rights in favor of the government of the Province of Ontario, under which we may be required to grant a license to our intellectual property, including background intellectual property developed outside the scope of the project, to a responsible applicant on reasonable terms in circumstances where the government determines that such a license is necessary in order to alleviate emergency or extraordinary health or safety needs or for public use. In addition, we must provide reasonable assistance to the government in obtaining similar licenses from third parties required in connection with the use of its intellectual property. Instances in which the government of the Province of Ontario has exercised similar “march-in” rights are rare; however, the exercise of such rights could materially adversely affect our business, operations and financial condition.

Risks Related to Our Common Stock

Our stock price may fluctuate significantly, particularly if holders of substantial amounts of our stock attempt to sell, and holders may have difficulty selling their shares based on current trading volumes of our stock. In addition, numerous other factors could result in substantial volatility in the trading price of our stock.

Our stock is currently traded on Nasdaq, but we can provide no assurance that we will be able to maintain an active trading market on Nasdaq or any other exchange in the future. The trading volume of our stock tends to be low relative to our total outstanding shares, and we have several stockholders who hold substantial blocks of our stock. As of June 30, 2017, we had 29,414,727 shares of common stock outstanding, and stockholders holding at least 5% of our stock, individually or with affiliated persons or entities, collectively beneficially owned or controlled approximately 57.1% of such shares. Sales of large numbers of shares by any of our large stockholders could adversely affect our trading price, particularly given our relatively small historic trading volumes. If stockholders holding shares of our common stock sell, indicate an intention to sell, or if it is perceived that they will sell, substantial amounts of their common stock in the public market, the trading price of our common stock could decline. Moreover, if there is no active trading market or if the volume of trading is limited, holders of our common stock may have difficulty selling their shares.

In addition, the trading price of our common stock may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:

•	actual or anticipated quarterly variation in our results of operations or the results of our competitors;
•	announcements or communications by us or our competitors relating to, among other things, new commercial products, technological advances, significant contracts, commercial relationships, capital commitments, acquisitions or sales of businesses, and/or misperceptions in or speculation by the market regarding such announcements or communications;
•	issuance of new or changed securities analysts’ reports or recommendations for our stock;
•	developments or disputes concerning our intellectual property or other proprietary rights;
•	commencement of, or our involvement in, litigation;
•	market conditions in the life science, Ag-Bio, and CRO sectors;
•	failure to complete significant sales;
•	manufacturing disruptions that could occur if we were unable to successfully expand our production in our current or an alternative facility;
•	any future sales of our common stock or other securities in connection with raising additional capital or otherwise;

•	any major change to the composition of our board of directors or management; and
•	general economic conditions and slow or negative growth of our markets.

The stock market in general, and market prices for the securities of technology-based companies like ours in particular, have from time to time experienced volatility that often has been unrelated to the operating performance of the underlying companies. These broad market and industry fluctuations may adversely affect the market price of our common stock regardless of our operating performance. In several recent situations where the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit against us, the defense and disposition of the lawsuit could be costly and divert the time and attention of our management and harm our operating results.

If securities or industry analysts publish unfavorable research about our business or cease to cover our business, our stock price and/or trading volume could decline.

The trading market for our common stock may rely, in part, on the research and reports that equity research analysts publish about us and our business. We do not have any control of the analysts or the content and opinions included in their reports. The price of our stock could decline if one or more equity research analysts downgrade our stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which in turn could cause our stock price or trading volume to decline.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management, including provisions that:

•	authorize our board of directors to issue, without further action by the stockholders, up to 10,000,000 shares of undesignated preferred stock;
•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;
•	specify that special meetings of our stockholders can be called only by our board of directors, the chairman of the board, the chief executive officer or the president;
•	establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors;
•	establish that our board of directors is divided into three classes, Class I, Class II, and Class III, with each class serving staggered three year terms;
•	provide that our directors may be removed only for cause;
•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;
•	specify that no stockholder is permitted to cumulate votes at any election of directors; and
•	require a super-majority of votes to amend certain of the above-mentioned provisions.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock to merge or combine with us.

We will have broad discretion over the use of the proceeds to us from our “at the market” equity offering program and may apply the proceeds to uses that do not improve our operating results or the value of your securities.

We will have broad discretion to use the net proceeds to us from our “at the market” equity offering program, and investors will be relying solely on the judgment of our board of directors and management regarding the application of these proceeds. Although we expect to use the net proceeds from our “at the market” equity offering program for general corporate purposes and working capital, we have not allocated these net proceeds for specific purposes. Investors will not have the opportunity, as part of their investment decision, to assess whether the proceeds are being used appropriately. Our use of the proceeds may not improve our operating results or increase the value of the securities offered pursuant to the “at the market” equity offering program.

We have never paid cash dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have paid no cash dividends on any of our classes of capital stock to date and currently intend to retain our future earnings to fund the development and growth of our business. In addition, we may become subject to covenants under future debt arrangements that place restrictions on our ability to pay dividends. As a result, capital appreciation, if any, of our common stock will be stockholders’ sole source of gain for the foreseeable future.

Risks Related to Our Outstanding 2.75% Senior Convertible Notes due 2034

Our outstanding 2.75% senior convertible notes due 2034 are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

Our outstanding 2.75% senior convertible notes due 2034, which we refer to as our “notes”, rank:

•	senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;
•	equal in right of payment to all of our liabilities that are not so subordinated;
•	effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and
•	structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

In February 2014, we completed our offering of notes with an aggregate outstanding principal amount of $201.3 million. In the event of our bankruptcy, liquidation, reorganization, or other winding up, our assets that secure debt ranking senior in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets, and the assets of our subsidiaries will be available to pay obligations on the notes only after all claims senior to the notes have been repaid in full. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit our subsidiaries from incurring additional liabilities.

We may still incur substantially more debt or take other actions which would intensify the risks discussed above.

We are not restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt, or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due. Any failure by us or any of our significant subsidiaries to make any payment at maturity of indebtedness for borrowed money in excess of $15 million or the acceleration of any such indebtedness in excess of $15 million would, subject to the terms of the indenture governing the notes, constitute a default under the indenture. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the notes when required.

We may not have the ability to raise the funds necessary to repurchase the notes upon specified dates or upon a fundamental change, and our future debt may contain limitations on our ability to repurchase the notes.

Holders of the notes have the right to require us to repurchase all or a portion of their notes on certain dates or upon the occurrence of a fundamental change at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any. We may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered therefor.

In addition, our ability to repurchase the notes may be limited by law, regulatory authority, or agreements governing our future indebtedness. Our failure to repurchase notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes when required.

Any conversions of the notes will dilute the ownership interest of our existing stockholders, including holders who had previously converted their notes.

Any conversion of some or all of the notes will dilute the ownership interests of our existing stockholders. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

THE OFFER

1. Eligibility

An “Eligible Employee” refers to an active employee of Fluidigm or any of its subsidiaries (including our executive officers) who resides in or whose principal work location is in any of the Eligible Countries as of the start of the offer and through the Cancellation Date and the New Award Grant Date. The New Award Grant Date will be the same U.S. calendar day as the Cancellation Date.

If you do not satisfy all of the requirements of an Eligible Employee, including remaining employed with Fluidigm or its subsidiaries, or your principal work location or residence does not remain in an Eligible Country from the start of the offer through the New Award Grant Date, you will keep your current Eligible Options and they will vest and expire in accordance with their existing terms. If we do not extend the offer, the New Award Grant Date will be September 20, 2017. Except as otherwise provided by applicable law and/or any employment agreement or other service agreement between you and Fluidigm or its subsidiaries, your employment with Fluidigm or its subsidiaries will remain “at-will” and can be terminated by you or Fluidigm or its subsidiaries at any time, with or without cause or notice. In order to vest in your New Awards and receive or be able to exercise the Shares subject to your New Awards, you must remain an employee or service provider to Fluidigm or its subsidiaries through each relevant vesting date.

2. Number of New Awards; Expiration Date

Subject to the terms and conditions of this offer, we will accept for exchange Eligible Options held by Eligible Employees that have a per Share exercise price greater than US$4.37 and greater than the closing price of a Share of our Common Stock on Nasdaq on the Expiration Date, whether vested or unvested, that are outstanding and unexercised as of the start of the Offering Period, remain outstanding and unexercised as of the Expiration Date, are properly elected to be exchanged, and are not validly withdrawn on or before the Expiration Date. In order to be eligible, options must be outstanding on the Expiration Date. For example, if a particular option expires during the Offering Period, that option is not eligible for exchange.

Any options that have a per Share exercise price equal to or below the greater of US$4.37 and the closing price of a Share of our Common Stock on Nasdaq on the Expiration Date are not Eligible Options and therefore are not eligible to be exchanged in the offer.

Participation in this offer is completely voluntary. You may pick and choose which of your outstanding Eligible Option Grants you wish to exchange in the offer if you hold more than one Eligible Option Grant and you may choose to exchange one or more of your Eligible Option Grants without having to exchange all of your Eligible Option Grants. However, if you decide to participate in this offer to exchange an Eligible Option Grant, you must elect to exchange that entire Eligible Option Grant (that is, all Eligible Options subject to that Eligible Option Grant).

For example, if you hold (1) an Eligible Option Grant covering 1,000 Shares, 700 of which you have already exercised, (2) an Eligible Option Grant covering 1,000 Shares, and (3) an Eligible Option Grant covering 3,000 Shares, you may choose to exchange all three Eligible Option Grants, or any two of the three Eligible Option Grants, or any one of the three Eligible Option Grants, or none at all.

However, if you have an Eligible Option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Employee beneficially owns a portion of that Eligible Option Grant, you may accept this offer with respect to the entire remaining outstanding portion of the Eligible Option Grant as long as you are the legal owner of the Eligible Option. We will not accept partial tenders of option grants, so you may not accept this offer with respect to a portion of an Eligible Option Grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the Eligible Options, we will respect an election to exchange such Eligible Option Grant pursuant to the offer that is made by you and accepted by us and we will not be responsible to you or the beneficial owner of the Eligible Option Grant for any action taken by you with respect to such Eligible Option Grant.

For example, if you are an Eligible Employee and you hold an Eligible Option Grant covering 3,000 Shares that is subject to a domestic relations order, one-third (1/3) of which is beneficially owned by your former spouse (that is, the portion covering 1,000 Shares), and you have exercised 600 of the remaining 2,000 Shares subject to the Eligible Option Grant not beneficially owned by your former spouse, then you may elect to exchange the outstanding portion of your Eligible Option Grant covering 2,400 Shares, including the portion covering the 1,000 Shares beneficially owned by your former spouse, or you may elect not to participate in the offer at all with respect to this Eligible Option Grant. These are your only choices with respect to this Eligible Option.

New Awards

Subject to the terms of this offer and upon our acceptance of your properly tendered Eligible Options, your Exchanged Options will be cancelled and you will be granted New Awards covering a lesser number of Shares than were subject to your Exchanged Options as of immediately before they were cancelled.

All Eligible Employees who properly tender an Eligible Option Grant pursuant to this offer that we accept will receive RSUs except that Eligible Employees who are Eligible Executives or Eligible Canada Employees will receive New Options. RSUs are promises by Fluidigm to issue Shares of Common Stock in the future provided that the vesting criteria are satisfied. You do not have to make any cash payment to Fluidigm to receive your RSUs or Shares of Common Stock upon the vesting of your RSUs. However, to the extent that we (or our subsidiary or other affiliate, as applicable) have a tax withholding obligation in connection with the vesting of the RSUs and issuance of Shares thereunder or otherwise, the tax withholding obligations will be satisfied in the manner specified in the 2011 Plan and award agreement between you and Fluidigm thereunder governing your RSU Grant, including any applicable country-specific sub-plans, appendices or addenda thereto. (See Section 9, “Source and amount of consideration; terms of New Awards” below.)

For Eligible Executives and Eligible Canada Employees, each New Option granted in the offer will be a nonstatutory stock option for U.S. tax purposes, regardless of whether the Exchanged Option that was cancelled in exchange for the New Option was an incentive stock option or a nonstatutory stock option for U.S. tax purposes. New Options will have a per Share exercise price equal to the closing price of a Share of our Common Stock on Nasdaq on the New Award Grant Date and will vest in the future provided that the vesting criteria are satisfied. However, due to local laws for satisfying certain tax qualification requirements in France, it is possible that New Options granted to any Eligible France Employee may have a per Share exercise price greater than such closing price of a Share on the New Award Grant Date, as described further below. You do not have to make any cash payment to Fluidigm to receive your New Options, but will be required to pay the per Share exercise price of a New Option to receive a Share of Common Stock subject to your New Options. Additionally, to the extent that we (or our subsidiary or other affiliate, as applicable) have a tax withholding obligation in connection with the exercise of the New Options and issuance of Shares thereunder or otherwise, the tax withholding obligations will be satisfied in the manner specified in the 2011 Plan and the award agreement between you and Fluidigm thereunder governing the New Option Grant, including any applicable country-specific sub-plans, appendices or addenda. (See Section 9, “Source and amount of consideration; terms of New Awards” below.)

Note that there are special rules with respect to New Awards granted to Eligible Employees subject to tax in Singapore that participate in the offer. Fluidigm is seeking a tax ruling from the Inland Revenue Authority of Singapore (“IRAS”) to confirm the exchange of Eligible Options for New Awards for Eligible Employees subject to tax in Singapore is a tax-neutral event and no taxes are due as of the moment that Eligible Options are cancelled and New Awards are granted. For additional detail, see Section 15, “Material income tax consequences and certain other considerations for Eligible Employees who reside outside the U.S.” below and Schedule I to this Offer to Exchange.

Exchange Ratios

This offer is not a one-for-one exchange of your Eligible Options for New Awards. Eligible Options surrendered pursuant to the offer will be cancelled and exchanged for New Awards covering a lesser number of Shares than were subject to the corresponding Exchanged Options as of immediately before they were cancelled on the basis of an exchange ratio applied to the Exchanged Options on a grant-by-grant basis depending on the Exchanged Option Grant’s per Share exercise price. If you participate in the offer with respect to an Eligible Option Grant, you will receive a New Award Grant covering such lesser number of Shares.

The following table shows the exchange ratios that will be applied to your Exchanged Options to determine the number of New Awards subject to a New Award Grant you would receive pursuant to the offer (all dollar amounts in the table below are in U.S. dollars):

		Exchange Ratios
If the Per Share Exercise Price of an Eligible Option is:		Number of Shares Subject to the Eligible Option Grant Exchanged for One RSU is:	Number of Shares Subject to the Eligible Option Grant Exchanged for a New Option Covering One Share is:
From:	To:
$4.38	$4.99	2.56 to 1	1.32 to 1
$5.00	$5.99	2.65 to 1	1.33 to 1
$6.00	$6.99	2.70 to 1	1.40 to 1
$7.00	$7.99	2.94 to 1	1.51 to 1
$8.00	$8.99	3.50 to 1	1.90 to 1
$9.00	$9.99	3.60 to 1	2.00 to 1
$10.00	$10.99	3.70 to 1	2.20 to 1
$11.00	$11.99	3.81 to 1	2.50 to 1
$12.00	$12.99	*	*
$13.00	$13.99	6.18 to 1	3.19 to 1
$14.00	$14.99	6.68 to 1	3.45 to 1
$15.00	$15.99	7.00 to 1	3.63 to 1
$16.00	$16.99	7.13 to 1	3.70 to 1
$17.00	$17.99	7.22 to 1	3.90 to 1
$18.00	$18.99	7.77 to 1	4.01 to 1
$19.00	$19.99	7.84 to 1	4.10 to 1
$20.00	$20.99	7.90 to 1	4.19 to 1
$21.00	$21.99	7.95 to 1	4.22 to 1
$22.00	$22.99	*	*

		Exchange Ratios
If the Per Share Exercise Price of an Eligible Option is:		Number of Shares Subject to the Eligible Option Grant Exchanged for One RSU is:	Number of Shares Subject to the Eligible Option Grant Exchanged for a New Option Covering One Share is:
From:	To:
$23.00	$23.99	8.00 to 1	4.25 to 1
$24.00	$24.99	*	*
$25.00	$25.99	8.10 to 1	4.35 to 1
$26.00	$26.99	*	*
$27.00	$27.99	8.30 to 1	4.59 to 1
$28.00	$28.99	8.40 to 1	4.65 to 1
$29.00	$29.99	8.80 to 1	4.75 to 1
$30.00	$30.99	*	*
$31.00	$31.99	9.50 to 1	4.80 to 1
$32.00	$32.99	9.60 to 1	4.90 to 1
$33.00	$33.99	9.75 to 1	5.00 to 1
$34.00	$34.99	*	*
$35.00	$35.99	*	*
$36.00	$36.99	*	*
$37.00	$37.99	9.85 to 1	5.05 to 1
$38.00	$38.99	10.00 to 1	5.70 to 1
$39.00	$39.99	*	*
$40.00	$40.99	*	*
$41.00	$41.99	11.00 to 1	5.79 to 1
$42.00	$42.99	*	*
$43.00	$43.99	11.50 to 1	6.00 to 1
$44.00	$44.99	*	*
$45.00	$45.99	*	*
$46.00	$46.99	12.00 to 1	7.00 to 1
$47.00	$47.99	12.50 to 1	9.09 to 1

_________________________

*  Not applicable.

The exchange ratios apply to each of your Eligible Option Grants separately based on the per Share exercise price of each such Eligible Option Grant. This means that the various Eligible Option Grants you hold may be subject to different exchange ratios. An Eligible Option Grant that is surrendered pursuant to the offer will be cancelled and exchanged for a New Award Grant covering a lesser number of Shares than were subject to the corresponding Exchanged Options as of immediately before they were cancelled equal to: (a) the number of Shares underlying the Exchanged Option Grant, divided by (b) the applicable exchange ratio, with any resulting fraction rounded up to the nearest whole Share, on a grant-by-grant basis.

Please refer to the personalized information regarding each Eligible Option Grant you hold available via the offer website that lists: the grant date of the Eligible Option Grant; the per Share exercise price of the Eligible Option Grant; the total, vested, and unvested numbers of underlying Shares as of September 20, 2017 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date); whether any New Awards granted to you in the offer would be RSUs or New Options; and the number of Shares subject to the New Award Grant that would be granted in exchange for the Eligible Option Grant. If you are unable to access your personalized information regarding each Eligible Option Grant you hold, you may contact Varaprasad Gedipudi by email at stockoptionexchange@fluidigm.com or phone at +1-408-582-4544.

Example 1

Assume that you are an Eligible Employee (other than an Eligible Executive or Eligible Canada Employee) and that you hold an Eligible Option Grant covering 3,000 Shares with an exercise price of US$23.00 per Share. If you exchange this Eligible Option Grant pursuant to the offer, then on the New Award Grant Date you will receive an RSU Grant covering 375 Shares. This is equal to the 3,000 Shares subject to your Eligible Option Grant divided by 8.00 (the applicable exchange ratio for this Eligible Option Grant when exchanged for an RSU Grant).

Example 2

Assume that you are an Eligible Employee (other than an Eligible Executive or Eligible Canada Employee) and that you hold an Eligible Option Grant covering 2,000 Shares with an exercise price of US$15.00 per Share. If you exchange this Eligible Option Grant pursuant to the offer, then on the New Award Grant Date you will receive an RSU Grant covering 286 Shares. This is equal to the 2,000 Eligible Options subject to your Eligible Option Grant divided by 7.00 (the applicable exchange ratio for this Eligible Option Grant when exchanged for a New Option Grant), rounded up to the nearest whole Share.

Example 3

Assume that you are an Eligible Executive (other than an Eligible France Employee) or Eligible Canada Employee and that you hold an Eligible Option Grant covering 1,000 Shares with an exercise price of US$15.00 per Share. If you exchange this Eligible Option Grant pursuant to the offer, then on the New Award Grant Date you will receive a New Option Grant covering 276 Shares. This is equal to the 1,000 Eligible Options subject to your Eligible Option Grant divided by 3.63 (the applicable exchange ratio for this Eligible Option Grant when exchanged for a New Option Grant), rounded up to the nearest whole Share. Your New Options will have a per Share exercise price equal to the closing price of one Share of Common Stock on Nasdaq on the New Award Grant Date.

All New Awards will be granted under, and subject to, the terms and conditions of our 2011 Plan and an award agreement between you and Fluidigm thereunder, including any applicable country-specific sub-plans, appendices or addenda thereto. The forms of New Award agreements under the 2011 Plan and applicable sub-plans, appendices, or addenda thereto are filed as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. In addition, a copy of the 2011 Plan has been filed and is available on the SEC website at www.sec.gov. (See Section 9, “Source and amount of consideration; terms of New Awards,” below.)

The Expiration Date for this offer will be 9:00 p.m., U.S. Pacific Time, on September 20, 2017, unless we extend the offer. We may extend the Expiration Date at our discretion. If we extend the offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.

3. Purposes of the offer

We believe that this offer will foster retention of valuable employees of Fluidigm and its subsidiaries, provide meaningful incentive to them, and better align the interests of employees with the interests of our stockholders to maximize stockholder value.

Equity awards are an essential component of our long-term incentive compensation program because they allow us to provide competitive employee compensation and incentives, which enable us to recruit the talented employees necessary to successfully develop and market our products. Our stock price had generally increased during the period from our IPO in February 2011 to early March 2014, when our stock price was just under $49.00. However, since the middle of April 2015 (at which time our stock price was just under $45.00), our stock price has consistently declined. Since January 2016, our stock price has traded between under $3.00 and just under $11.00. As a result of our stock price decline, a large number of our employees hold options that are substantially “underwater” (which means that the per Share exercise prices of the options are higher than the current market price of our Common Stock). As of August 14, 2017, the weighted average exercise price per Share of options held by our employees was US$13.30, while the closing price for our Common Stock was $3.61. As of that date, approximately 98.4% of the outstanding options held by our employees were underwater. These underwater options have reduced retention or incentive value to our employees but continue to contribute to equity award overhang by approximately 2,477,320 Shares. In addition, under applicable accounting rules, we must continue to recognize compensation expense related to these options while they are outstanding, even if they are never exercised.

The competition for the highly skilled and educated employees that we rely on is intense, and equity awards are an important part of our employees’ total compensation and our ability to recruit and retain employees. For options to serve their intended purposes, they need to have per Share exercise prices at least near the current price of a Share of our Common Stock. Substantially underwater options therefore do not provide sufficient employee retention and motivation value. Failing to address the underwater option issue in the near to medium term will thus make it more difficult for us to retain our key employees. If we cannot retain these employees, our business, results of operations and future stock price could be adversely affected. We believe that offering to replace underwater options with new equity awards will aid in both retaining and motivating employees because the new equity awards will be more likely to deliver value to our employees. Also, the new equity awards will further promote employee retention because the vesting periods of the new equity awards generally will exceed the remaining vesting periods of the surrendered options. We believe that replacing the underwater options with new equity awards will be more effective in retaining and incentivizing employees than providing additional cash compensation, which could adversely affect our business. Further, because Eligible Employees having a title of Vice President or above, including our executive officers, who participate in the offer and exchange their Eligible Options will receive New Awards in the form of New Options, they will receive value for their new equity awards only based on our positive stock price performance. Eligible Canada Employees who participate in the offer and exchange their Eligible Options also will receive New Awards in the form of New Options.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans, proposals, or active negotiations that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving Fluidigm;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	Any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any named executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our Common Stock being delisted from Nasdaq or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our Common Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or

•	Any change in our articles of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your investment and tax advisers. You must make your own decision about whether to participate in this offer.

4. Procedures for electing to exchange Eligible Options

Proper election to exchange options.

Participation in this offer is voluntary. If you are an Eligible Employee, at the start of the offer you will have received a launch email from FluidigmExchange@equitybenefits.com, dated August 23, 2017, announcing this offer. If you want to participate in the offer, you must make an election via the process outlined below on or before the Expiration Date, currently expected to be 9:00 p.m., U.S. Pacific Time, on September 20, 2017. If you do not want to participate, then no action is necessary.

Elections via the Offer Website (Other than Eligible France Employees and Eligible Italy Employees)

1. To submit an election via the offer website, click on the link to the offer website in the launch email you received from FluidigmExchange@equitybenefits.com, dated August 23, 2017, announcing the offer, or go to the offer website at https://fluidigm.equitybenefits.com. Log in to the offer website using the login instructions provided to you in the launch email from FluidigmExchange@equitybenefits.com, dated August 23, 2017, announcing the offer (or if you previously logged into the offer website, your updated login credentials).

2. After logging in to the offer website, review the information and proceed through to the Make My Elections page. You will be provided with personalized information regarding each Eligible Option Grant you hold, including:

•	the grant date of the Eligible Option Grant;

•	the per Share exercise price of the Eligible Option Grant;

•	the total, vested, and unvested numbers of underlying Shares as of September 20, 2017 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	whether any New Awards granted to you in the offer would be RSUs or New Options; and

•	the number of Shares subject to the New Award Grant that would be granted in exchange for the Eligible Option Grant.

Although Eligible France Employees and Eligible Italy Employees may submit elections only by email (as a PDF), mail (or other post) or Federal Express (or similar delivery service), they can access their Eligible Option Grant schedule and the Breakeven Calculator via the offer website.

3. On the Make My Elections page, make the appropriate selection next to each of your Eligible Option Grants to indicate which Eligible Option Grants you choose to exchange in the offer by selecting “Yes” or choose not to exchange in the offer by selecting “No.”

4. Proceed through the offer website by following the instructions provided. Review your election form and confirm that you are satisfied with your election form. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Submit My Elections page and in the offer documents, submit your election form. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5. Upon submitting your election form, a confirmation statement will be generated by the offer website. Please print and keep a copy of the confirmation statement for your records. At this point, you will have completed the election process.

You also can review your Eligible Option Grants in the “Breakeven Calculator,” which has been provided to you as a convenience for purposes of making limited mathematical calculations regarding the potential amount that could be received from an Eligible Option Grant or a New Award Grant to be granted pursuant to the offer if you choose to exchange an Eligible Option Grant. The Breakeven Calculator does not take into account all of the factors that you should consider in deciding whether to participate in the offer. For example, the Breakeven Calculator does not account for vesting. Note that you will be able to profit from a New Award only if it actually vests. Therefore, even if the Breakeven Calculator shows that the potential profit on a New Award Grant is greater than for an Eligible Option Grant at the assumed prices you enter, you would be able to profit from a New Award only if it actually vests. In addition, this Breakeven Calculator does not take into consideration the difference in taxation between RSUs and options or different types of options (such as incentive stock options versus nonstatutory stock options for U.S. tax purposes). Note further, that because of the rounding resulting from fractional Shares, the values shown could be higher or lower than the actual result.

Elections by Email (as a PDF), Mail (or Other Post) or Federal Express (or Similar Delivery Service) (Must Be Used by Eligible France Employees and Eligible Italy Employees)

1. Print the election form attached to the launch email from FluidigmExchange@equitybenefits.com, dated August 23, 2017, announcing this offer.

2. Properly complete the election form, and submit your election form by email (as a PDF) to stockoptionexchange@fluidigm.com, or by mail (or other post) or Federal Express (or similar delivery service) to Sarah Whaley, Head of Total Rewards (Global), Fluidigm Corporation, 7000 Shoreline Court, Suite 100, South San Francisco, CA 94080 U.S.A., no later than the Expiration Date, which currently is expected to be 9:00 p.m., U.S. Pacific Time, on September 20, 2017, unless we extend the offer. For clarity, your signature must be provided on the paper election form after it is printed and, with respect to any election forms to be submitted via email, scanned as a PDF thereafter. Fluidigm will not accept any other method of signature, such as electronic signatures contained in the PDF of the election form or a printout of an electronic version of your signature on the election form.

We must receive your properly completed and submitted election form on or before the Expiration Date. The Expiration Date will be 9:00 p.m., U.S. Pacific Time, on September 20, 2017, unless we extend the offer.

Due to applicable requirements under local law, Eligible France Employees and Eligible Italy Employees may submit elections only by email (as a PDF), mail (or other post) or Federal Express (or similar delivery service). With respect to all other Eligible Employees, we prefer that you submit your election form electronically via the offer website. However, if you choose not to use the offer website process or if you want to use the offer website but you do not have access to the offer website for any reason, if you are unable to submit your election via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, you may submit your election by email (as a PDF), mail (or other post) or Federal Express (or similar delivery service) by following the instructions provided above. To obtain a paper election form, please contact Varaprasad Gedipudi by email at stockoptionexchange@fluidigm.com or by phone at +1-408-582-4544.

If you elect to exchange any Eligible Option Grant in this offer, you must elect to exchange all Eligible Options subject to that Eligible Option Grant. If you hold more than one Eligible Option Grant, however, you may choose to exchange one or more of such Eligible Option Grants without having to exchange all of your Eligible Option Grants. To help you recall your Eligible Option Grants and give you the information necessary to make an informed decision, please refer to the personalized information regarding each Eligible Option Grant you hold available via the offer website that lists: the grant date of the Eligible Option Grant; the per Share exercise price of the Eligible Option Grant; the total, vested, and unvested numbers of underlying Shares as of September 20, 2017 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date); whether any New Awards granted to you in the offer would be RSUs or New Options; and the number of Shares subject to the New Award Grant that would be granted in exchange for the Eligible Option Grant.

The Eligible Option Grant schedule is available via the offer website to all Eligible Employees, including Eligible France Employees and Eligible Italy Employees. If you need an election form or other offer documents or are unable to access your personalized information regarding each Eligible Option Grant you hold, you may contact Varaprasad Gedipudi by email at stockoptionexchange@fluidigm.com or phone at +1-408-582-4544.

This is a one-time offer, and we will strictly enforce the Offering Period. We reserve the right to reject any election to exchange options that we determine is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered Eligible Options promptly after the expiration of this offer.

We may extend the Offering Period. If we extend the Offering Period, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., U.S. Pacific Time, on the U.S. business day following the previously scheduled Expiration Date.

Your election to participate becomes irrevocable after 9:00 p.m., U.S. Pacific Time, on September 20, 2017, unless the Offer Period is extended past that time, in which case your election will become irrevocable after the new Expiration Date. Due to certain requirements under U.S. securities laws, an exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., U.S. Pacific Time, on October 19, 2017 (which is the 40th U.S. business day following the commencement of the offer), you may withdraw your options at any time thereafter but prior to our acceptance.

You may change your mind after you have submitted an election form and withdraw from the offer at any time on or before the Expiration Date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the properly submitted election form we receive last on or before the Expiration Date. You also may change your mind about which of your Eligible Option Grants you wish to have exchanged. If you wish to include more or fewer Eligible Option Grants in your election, you must complete and submit a new election form on or before the Expiration Date by following the procedures described in Section 5. This new election form must be properly completed, signed (electronically or otherwise) and dated after any prior election forms you have submitted and must list all Eligible Option Grants you wish to exchange. Any prior election form will be disregarded. If you wish to withdraw some or all of the Eligible Options you elected for exchange, you may do so at any time on or before the Expiration Date by following the procedures described in Section 5.

Your delivery of all documents regarding the offer, including election forms, is at your own risk. If you are permitted to and submit your election form via the offer website, a confirmation statement will be generated by the offer website at the time that you complete and submit your election form. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election form. If you submit your election form by email (as a PDF), mail (or other post) or Federal Express (or similar delivery service), we intend to confirm the receipt of your election form by email within two (2) U.S. business days after receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election form. You should contact Varaprasad Gedipudi by email at stockoptionexchange@fluidigm.com or by phone at +1-408-582-4544. Note that if you submit any election form by email (as a PDF), mail (or other post) or Federal Express (or similar delivery service) within the last two (2) U.S. business days prior to the expiration of the offer, time constraints may prevent Fluidigm from providing a confirmation by email prior to the expiration of the offer. If you submit your election form by mail (or other post) or Federal Express (or similar delivery service), postmark alone on or before the Expiration Date is insufficient for acceptance by us.

Only election forms that are properly completed and submitted and actually received by Fluidigm on or before the Expiration Date via the offer website (other than Eligible France Employees and Eligible Italy Employees), via email (as a PDF) at stockoptionexchange@fluidigm.com, or via mail (or other post) or Federal Express (or similar delivery service) by Sarah Whaley, our Head of Total Rewards (Global), will be accepted. Election forms submitted by any other means, including hand delivery or interoffice delivery are not permitted. Due to applicable requirements under local law, Eligible France Employees and Eligible Italy Employees may not submit election forms via Fluidigm’s offer website but instead only by email (as a PDF), mail (or other post) or Federal Express (or similar delivery service). We will not accept delivery of any election after expiration of this offer.

Our receipt of your election form is not by itself an acceptance of your Eligible Options for exchange. For purposes of this offer, we will be deemed to have accepted Eligible Options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Eligible Options accepted for exchange will be cancelled on the Cancellation Date, which we presently expect will be September 20, 2017.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any Eligible Options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election of any option tendered for exchange that we determine is not in an appropriate form or that we determine is unlawful to accept. We will accept all properly tendered Eligible Options that are not validly withdrawn, subject to the terms of this offer. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options in a uniform and nondiscriminatory manner. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election and we will not incur any liability for failure to give any such notice. This is a one-time offer. We will strictly enforce the Offering Period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your Eligible Options for exchange will constitute a binding agreement between Fluidigm and you upon the terms and subject to the conditions of this offer.

5. Withdrawal rights and change of election

You may change an election you previously made with respect to some or all of your Eligible Option Grants, including an election to withdraw all of your Eligible Option Grants from this offer, only in accordance with the provisions of this section. You may change your mind after you have submitted an election and withdraw some or all of your elected Eligible Options from the offer at any time before the Expiration Date. The Expiration Date currently is expected to be September 20, 2017, at 9:00 p.m., U.S. Pacific Time. If we extend the Expiration Date, you may change or withdraw your election of tendered options at any time until the extended offer expires. In addition, although we intend to accept all validly tendered Eligible Options promptly after the expiration of this offer, due to certain requirements under U.S. securities laws, if we have not accepted your options by 9:00 p.m., U.S. Pacific Time, on October 19, 2017 (which is the 40th U.S. business day following the commencement of the offer), you may withdraw your options at any time thereafter up to such time as Fluidigm does accept your properly tendered options.

To change an election you previously made with respect to some or all of your Eligible Option Grants, including an election to withdraw all of your Eligible Option Grants from this offer, you must deliver a valid new election form indicating only the Eligible Option Grants you wish to exchange in the offer or a valid new election form indicating that you reject the offer with respect to all of your Eligible Options, by completing the election process outlined below on or before the Expiration Date, currently expected to be 9:00 p.m., U.S. Pacific Time, on September 20, 2017.

Election Changes and Withdrawals via the Offer Website (Other than Eligible France Employees and Eligible Italy Employees)

1. Log in to the offer website using your login credentials and via the link provided in the launch email you received from FluidigmExchange@equitybenefits.com, dated August 23, 2017, announcing the offer, or go to the offer website at https://fluidigm.equitybenefits.com.

2. After logging in to the offer website, review the information and proceed through to the Make My Elections page, where you will find personalized information regarding each Eligible Option Grant you hold, including:

•	the grant date of the Eligible Option Grant;

•	the per Share exercise price of the Eligible Option Grant;

•	the total, vested, and unvested numbers of underlying Shares as of September 20, 2017 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	whether any New Awards granted to you in the offer would be RSUs or New Options; and

•	the number of Shares subject to the New Award Grant that would be granted in exchange for the Eligible Option Grant.

3. On the Make My Elections page, make the appropriate selection next to each of your Eligible Option Grants to indicate which Eligible Option Grants you choose to exchange in the offer by selecting “Yes” or choose not to exchange in the offer by selecting “No.”

4. Proceed through the offer website by following the instructions provided. Review your election form and confirm that you are satisfied with your election form. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Submit My Elections page and in the offer documents, submit your election form. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5. Upon submitting your election form, a confirmation statement will be generated by the offer website. Please print and keep a copy of the confirmation statement for your records. At this point, you will have completed the process for changing your previous election or withdrawing from participation in the offer.

Election Changes and Withdrawals via Email (or PDF), Mail (or Other Post) or Federal Express (or Similar Delivery Service) (Must Be Used by Eligible France Employees and Eligible Italy Employees)

1. Print the election form attached to the launch email from FluidigmExchange@equitybenefits.com, dated August 23, 2017, announcing this offer.

2. Properly complete the election form, and submit your election form by email (as a PDF) to stockoptionexchange@fluidigm.com, or by mail (or other post) or Federal Express (or similar delivery service) to Sarah Whaley, Head of Total Rewards (Global), Fluidigm Corporation, 7000 Shoreline Court, Suite 100, South San Francisco, CA 94080 U.S.A., no later than the Expiration Date, which currently is expected to be 9:00 p.m., U.S. Pacific Time, on September 20, 2017, unless we extend the offer. For clarity, your signature must be provided on the paper election form after it is printed and, with respect to any election forms to be submitted via email, scanned as a PDF thereafter. Fluidigm will not accept any other method of signature, such as electronic signatures contained in the PDF of the election form or a printout of an electronic version of your signature on the election form.

Due to applicable requirements under local law, Eligible France Employees and Eligible Italy Employees may submit elections only by email (as a PDF), mail (or other post) or Federal Express (or similar delivery service). With respect to all other Eligible Employees, we prefer that you submit your election form electronically via the offer website. However, if you choose not to use the offer website process or if you want to use the offer website but you do not have access to the offer website for any reason, if you are unable to submit your election via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, you may submit your election by email (as a PDF), mail (or other post) or Federal Express (or similar delivery service) by following the instructions provided above. To obtain a paper election form, please contact Varaprasad Gedipudi by email at stockoptionexchange@fluidigm.com or by phone at +1-408-582-4544.

General Information:

You may change your mind as many times as you wish, but you will be bound by the properly submitted election form we receive last on or before the Expiration Date. Any options with respect to which you do not revise your election will be bound to your prior election.

If you change your election to withdraw some or all of your Eligible Option Grants, you may elect later to exchange the withdrawn Eligible Option Grants again at any time on or before the Expiration Date. All Eligible Option Grants that you withdraw will be deemed not properly tendered for purposes of the offer, unless you subsequently properly elect to exchange such Eligible Option Grants on or before the Expiration Date. To reelect to exchange some or all of your Eligible Option Grants, you must submit a new election form to Fluidigm on or before the Expiration Date by following the procedures described in Section 4 of this Offer to Exchange. This new election form must be properly completed, signed (electronically or otherwise) and dated after your previously-submitted election form and must list all Eligible Option Grants you wish to exchange. Upon our receipt of your properly completed, signed (electronically or otherwise) and dated election form, any prior election form will be disregarded in its entirety and will be considered replaced in full by the new election form. Each time you make an election on the Fluidigm offer website, please be sure to make an election with respect to each of your Eligible Option Grants.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any Eligible Options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

Your delivery of all documents regarding the offer, including election forms, is at your own risk. If you are permitted to and submit your election form via the offer website, a confirmation statement will be generated by the offer website at the time that you complete and submit your election form. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election form. If you submit your election form by email (as a PDF), mail (or other post) or Federal Express (or similar delivery service), we intend to confirm the receipt of your election form by email within two (2) U.S. business days after receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election form. You should contact Varaprasad Gedipudi by email at stockoptionexchange@fluidigm.com or by phone at +1-408-582-4544. Note that if you submit any election form by email (as a PDF), mail (or other post) or Federal Express (or similar delivery service) within the last two (2) U.S. business days prior to the expiration of the offer, time constraints may prevent Fluidigm from providing a confirmation by email prior to the expiration of the offer. If you submit your election form by mail (or other post) or Federal Express (or similar delivery service), postmark alone on or before the Expiration Date is insufficient for acceptance by us.

6. Acceptance of options for exchange and issuance of New Awards

Upon the terms and conditions of this offer and promptly following the Expiration Date, we will accept for exchange and cancel all Eligible Options properly elected for exchange and not validly withdrawn on or before the Expiration Date. Once the Eligible Options are cancelled, you no longer will have any rights with respect to those Eligible Options. Subject to the terms and conditions of this offer, if your Eligible Options are properly tendered by you for exchange and accepted by us, these Eligible Options will be cancelled as of the Cancellation Date, which we anticipate to be September 20, 2017.

For purposes of the offer, we will be deemed to have accepted Eligible Options for exchange that are validly tendered and are not properly withdrawn as of the expiration of the offer and the Cancellation Date. Promptly following the Expiration Date and Cancellation Date, we will give oral or written notice to the option holders generally of our acceptance for exchange of the Eligible Options. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the offer, discussed in Section 16 of this Offer to Exchange, we currently expect that we will accept promptly after the expiration of this offer all properly tendered Eligible Options that are not validly withdrawn.

We will grant the New Awards on the New Award Grant Date, which is the same U.S. calendar day as the Cancellation Date. We expect the New Award Grant Date to be September 20, 2017. Each New Award will be granted under, and subject to, the terms and conditions of our 2011 Plan and an award agreement between you and Fluidigm thereunder, including any applicable country-specific sub-plans, appendices or addenda thereto. The number of New Awards you will receive will be determined in accordance with the per Share exercise price of your Exchanged Options as described in Section 2 of this Offer to Exchange. Promptly after the Expiration Date, we will send you your New Award agreement(s) (including any applicable country-specific sub-plans, appendices or addenda). If you receive RSUs in exchange for your Eligible Options, you will receive the Shares subject to the RSUs if and when your RSUs vest in accordance with the vesting schedule described in Section 9 of this Offer to Exchange. If you receive New Options in exchange for your Exchanged Options, you will be able to exercise your New Options if and when your New Options vest, in accordance with the vesting schedule described in Section 9 of this Offer to Exchange.

Options that we do not accept for exchange will remain outstanding until they are exercised or cancelled or expire by their terms and will retain their current exercise price, vesting schedule, and other terms.

7. Conditions of the offer

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the Expiration Date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•	There will have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•	Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange, “Purposes of the offer,” for a description of the contemplated benefits of the offer to us);

•	There will have occurred:

-	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

-	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

-	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

-	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the date of commencement of this offer,

-	the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

-	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•	A tender or exchange offer, other than this offer by us, for some or all of our Shares of outstanding Common Stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

-	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding Common Stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

-	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional Common Stock constituting more than 1% of our outstanding Shares, or

-	any new group will have been formed that beneficially owns more than 5% of our outstanding Common Stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of Eligible Options;

•	There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•	Any event or events occur that have resulted or are reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange, “Purposes of the offer,” for a description of the contemplated benefits of the offer to us); or

•	Any rules or regulations by any governmental authority, Nasdaq, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Fluidigm that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (See Section 3 of this Offer to Exchange, “Purposes of the offer,” for a description of the contemplated benefits of the offer to us).

If any of the above events occur, we may:

•	terminate the offer and promptly return all tendered Eligible Options to tendering holders;

•	complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended offer expires;

•	amend the terms of the offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our discretion before the Expiration Date regardless of the circumstances giving rise to them. We may waive any condition, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to the offer. Any such waiver will apply to all Eligible Employees in a uniform and nondiscretionary manner. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

8. Price range of Shares underlying the options

The Fluidigm Common Stock that underlies your options is traded on Nasdaq under the symbol “FLDM.” The following table shows, for the periods indicated, the high and low closing sales prices per Share of our Common Stock as reported by Nasdaq.

	High	Low
Fiscal Year Ending December 31, 2017
Third Quarter (through August 14, 2017)	$4.24	$2.71
Second Quarter	$5.95	$3.66
First Quarter	$8.33	$4.90
Fiscal Year Ending December 31, 2016
Fourth Quarter	$8.12	$4.34
Third Quarter	$10.72	$7.88
Second Quarter	$10.91	$8.20
First Quarter	$10.12	$5.47
Fiscal Year Ended December 31, 2015
Fourth Quarter	$11.95	$7.38
Third Quarter	$23.60	$8.11
Second Quarter	$44.47	$23.39
First Quarter	$45.54	$33.27

On August 22, 2017, the last reported sale price of our Common Stock, as reported by Nasdaq, was US$3.55 per Share.

You should evaluate current market quotes for our Common Stock, among other factors, before deciding whether or not to accept this offer.

9. Source and amount of consideration; terms of New Awards

Consideration.

We will issue New Awards in exchange for Eligible Options properly elected to be exchanged by you and accepted by us for such exchange. All Eligible Employees who properly tender an Eligible Option Grant pursuant to this offer will receive RSUs, or with respect to Eligible Executives and Eligible Canada Employees, New Options. RSUs are equity awards under which Fluidigm promises to issue Common Stock in the future, provided that the vesting criteria are satisfied. Options are equity awards under which the holder can purchase Shares of Common Stock for a predetermined exercise price, provided that the vesting criteria are satisfied.

Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered Eligible Options, you will be entitled to receive New Awards based on the exercise price of your Exchanged Options as described in Section 2 of this Offer to Exchange. New Awards will be unvested as of the New Award Grant Date and will be subject to a new vesting schedule as described below under “Vesting.” If you receive RSUs, you do not have to make any cash payment to Fluidigm to receive RSUs or the Common Stock upon the vesting of your RSUs. If you receive New Options, you do not have to make any cash payment to Fluidigm to receive your New Options, but you will be required to pay the per Share exercise price of your New Options to receive any Share of Common Stock subject to your New Options.

If we receive and accept tenders from Eligible Employees of all options eligible to be tendered (a total of options to purchase 2,352,308 Shares outstanding as of August 14, 2017) subject to the terms and conditions of this offer, we will grant RSUs covering a total of approximately 122,776 Shares of Common Stock, or approximately 0.32% of the total Shares of Common Stock outstanding as of August 14, 2017, and New Options covering a total of approximately 941,767 Shares of Common Stock, or approximately 2.44% of the total Shares of Common Stock outstanding as of August 14, 2017.

General terms of New Awards.

New Awards will be granted under, and subject to, the terms and conditions of our 2011 Plan and an award agreement between you and Fluidigm thereunder, including any applicable country-specific sub-plans, appendices.

The terms and conditions of the New Awards will vary from the terms and conditions of the Eligible Options that you tendered for exchange. RSUs are a different type of equity award from options. Therefore, if you are issued RSUs, the terms and conditions of your RSUs necessarily will be different from your Exchanged Options. If you are issued New Options, many of the terms and conditions of your New Options will remain the same, but certain key terms and conditions of your New Options will vary from the terms and conditions of your Exchanged Options.

Each of your New Awards will be subject to a new vesting schedule (even if some or all of your Exchanged Options already were vested immediately before they were cancelled in the offer, as described in more detail below). New Options granted to an Eligible Employee other than an Eligible France Employee will have a per Share exercise price equal to the closing price of a Share of our Common Stock on Nasdaq on the New Award Grant Date. However, due to local laws for satisfying certain tax qualification requirements in France, it is possible that New Options granted to any Eligible France Employee may have a per Share exercise price greater than such closing price of a Share on the New Award Grant Date, as described further below. New Options will have a maximum term of ten years from the New Award Grant Date (or with respect to a New Option granted to an Eligible France Employee, nine and one-half years as specified in the applicable country-specific sub-plan). Each New Option will be a nonstatutory stock option for U.S. tax purposes. Any Shares subject to New Awards that do not vest before the New Awards expire will be forfeited to Fluidigm and never will vest. As a result, you will not receive any value from that unvested part of your New Awards.

You will not have any of the rights or privileges of a stockholder of Fluidigm as to the Shares associated with your New Awards until you are issued the Shares. Shares subject to the New Awards will be issued if and when the applicable portion of the New Award Grant vests and, with respect to New Option Grants, after you have exercised such portion. Once you have been issued the Shares of Common Stock, you will have all of the rights and privileges of a stockholder with respect to those Shares, including the right to vote and to receive dividends, if any. Each New Award granted to an Eligible Employee, other than an Eligible Executive or Eligible Canada Employee, will be an RSU. Each New Award granted to an Eligible Executive or Eligible Canada Employee will be a New Option. Each New Option will be a nonstatutory stock option for U.S. tax purposes, regardless of whether the Exchanged Option that was cancelled in exchange for the New Option was an incentive stock option or a nonstatutory stock option for U.S. tax purposes.

The following description summarizes the material terms of the 2011 Plan. Our statements in this Offer to Exchange concerning the 2011 Plan and the New Awards are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2011 Plan and the forms of New Award agreements under the 2011 Plan, which are available on the SEC website at www.sec.gov. The forms of New Award agreements under the 2011 Plan and applicable sub-plans, appendices, or addenda thereto are filed as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. In addition, a copy of the 2011 Plan is available on the SEC website at www.sec.gov. To receive a copy of the 2011 Plan and/or the forms of New Award agreements, you should contact Varaprasad Gedipudi by email at stockoptionexchange@fluidigm.com or by phone at +1-408-582-4544. We will promptly furnish to you copies of these documents upon request at our expense.

2011 Equity Incentive Plan

The 2011 Plan permits the granting of options, restricted stock, restricted stock units, performance units, performance shares, and stock appreciation rights. As of August 14, 2017, the total number of Shares of Common Stock subject to outstanding awards under the 2011 Plan was 4,162,464, including 3,018,231 shares of our common stock issuable upon exercise of outstanding options and 1,144,233 issuable upon settlement of outstanding restricted stock units. The maximum number of Shares available for future issuance under the 2011 Plan following the closing of the offer depends on the actual participation in the offer by Eligible Employees. In the event of 100% participation in the exchange program, we anticipate having a total of approximately 3,829,652 Shares of Common Stock authorized for the issuance of awards under the 2011 Plan after the Expiration Date, of which approximately 1,064,543 would be available for the issuance of new awards. The 2011 Plan is administered by the compensation committee of our board of directors, which we refer to as the administrator. Subject to the other provisions of the 2011 Plan, the administrator has the power to determine the terms, conditions and restrictions of the awards granted, including the number of Shares covering such award and the vesting criteria.

Exercise price.

The exercise price of an option or stock appreciation right granted under the 2011 Plan generally is determined by the administrator. However, the exercise price of an option or stock appreciation right will be no less than 100% of the fair market value of a Share of our Common Stock on the date of grant; provided, however, the exercise price of an incentive stock option granted to a 10% shareholder may not be less than 110% of the fair market value of the Common Stock on the date of grant. Generally, the fair market value of a Share of our Common Stock under the 2011 Plan refers to the closing price of a Share of our Common Stock on Nasdaq on the day of determination.

For purposes of this offer, New Options will be nonstatutory stock options for U.S. tax purposes and will have a per Share exercise price equal to 100% of the closing price of a Share of our Common Stock on Nasdaq on the New Award Grant Date. However, due to local laws for satisfying certain tax qualification requirements in France, it is possible that New Options granted to any Eligible France Employee may have a per Share exercise price greater than such closing price of a Share on the New Award Grant Date. New Options granted to Eligible France Employees will have a per Share exercise price equal to the greater of: (i) the closing price of a Share of our Common Stock on Nasdaq on the New Award Grant Date, or (ii) 80% of the average of the closing prices of a Share of our Common Stock on Nasdaq during the 20 days of quotation immediately before the New Award Grant Date.

RSUs will not have an exercise price. The New Award Grant Date is expected to be September 20, 2017.

Vesting.

The vesting applicable to awards granted under the 2011 Plan generally is determined by the administrator in accordance with the terms of the 2011 Plan.

Each New Award will be scheduled to vest according to the following vesting schedule and actually will vest only if you remain an employee or other service provider of Fluidigm (or one of our subsidiaries) through each relevant vesting date:

•	None of the New Awards will be vested on the New Award Grant Date (even if the corresponding Eligible Option was fully or partially vested).

•	Other than RSUs granted to Eligible France Employees, one-twelfth (1/12) of your New Awards will be scheduled to vest on the First Quarterly Vesting Date and on each Quarterly Vesting Date thereafter until the New Awards are fully vested. The First Quarterly Vesting Date is anticipated to be February 20, 2018 (unless the Offer Period is extended). The first such Quarterly Vesting Date is anticipated to be November 20, 2018 (unless the Offer Period is extended). The applicable vesting schedule will be set forth in your New Award agreement.

•	With respect to RSUs granted to Eligible France Employees, one-third (1/3) of the RSUs will be scheduled to vest on the first Quarterly Vesting Date that occurs at least one (1) year after the New Award Grant Date and one-twelfth (1/12) of the RSUs will be scheduled to vest on each Quarterly Vesting Date thereafter until the New Awards are fully vested. The applicable vesting schedule will be set forth in the RSU agreement.

•	Even if the vesting schedule of the Exchanged Option may have had a monthly vesting component, there will be no monthly vesting on the New Awards.

•	Upon the termination of your service with us or our subsidiaries for any reason, any unvested part of your New Award Grant will be forfeited, and you will not be entitled to the Shares of Common Stock underlying the unvested portion of the New Award Grant. (See Section 1, “Eligibility,” below.)

•	We will make minor modifications to the vesting schedule of any New Awards to eliminate fractional vesting (such that a whole number of Shares subject to the New Award will vest on each vesting date). As a result, subject to your continued service with Fluidigm or its subsidiaries through each relevant vesting date, (i) the number of Shares that vest on each vesting date will be rounded down to the nearest whole number of Shares as of the first vesting date on which a fractional Share otherwise will vest, and (ii) fractional Shares, if any, will be accumulated until the first vesting date on which the sum of the accumulated fractional Shares equals or exceeds one whole Share and will vest as an additional whole Share on such vesting date, with any fractional Share remaining thereafter accumulated again.

•	To the extent that your Eligible Option Grant exchanged in the offer was subject to any performance-based vesting requirements or accelerated vesting upon certain qualifying terminations of employment or other events pursuant to an award agreement or other written agreement between you and the Company, the corresponding New Award also will be subject to those terms and conditions to the same extent that the Eligible Option Grant was immediately before being cancelled in the offer; provided that the New Award will be subject to the terms of the 2011 Plan and not the terms of any other Plan under which the Eligible Options may have been granted, as well as an award agreement under the 2011 Plan (including any applicable country-specific sub-plans, appendices or addenda thereto). For purposes of clarity, if pursuant to the offer you exchange an Eligible Option Grant that is subject to the achievement of any performance-based vesting requirements, the New Award granted in exchange for the corresponding Eligible Option Grant will be subject to the same performance-based vesting requirements as the Eligible Option Grant and none of the adjustments described above with respect to the service-based vesting schedule will be applied to the performance-based vesting requirements. However, to the extent that any service-based vesting requirements applied to the performance-based Eligible Option Grant as of immediately before it was cancelled in the offer, those service-based vesting requirements will be adjusted to the new, service-based vesting schedule as described above.

Example 1

For illustrative purposes only, assume that an Eligible Employee, other than an Eligible Executive, who resides in and whose principal work location is in the U.S., holds, and timely elects to exchange in the offer, an Eligible Option Grant covering 10,000 Shares with a per Share exercise price of US$23.00, and of which no Shares subject to the Eligible Option Grant have been exercised. Assume that the Eligible Option Grant is scheduled to vest on a monthly basis from the vesting start date over a period of four years. Assume also that the Expiration Date, Cancellation Date, and New Award Grant Date occur on September 20, 2017, and accordingly, the Eligible Employee’s Eligible Option Grant is cancelled on that date pursuant to the offer.

•	In accordance with the exchange ratios described in Section 2 above, in exchange for the Exchanged Option Grant, the Eligible Employee receives an RSU Grant covering 1,250 Shares.

•	Subject to the Eligible Employee’s continued service with Fluidigm or its subsidiaries through such date, the RSU Grant is scheduled to vest as follows:

Scheduled Vesting Date	Number of Shares Subject to RSU Grant Scheduled to Vest
February 20, 2018	104
May 20, 2018	104
August 20, 2018	104
November 20, 2018	104
February 20, 2019	104
May 20, 2019	105
August 20, 2019	104
November 20, 2019	104
February 20, 2020	104
May 20, 2020	104
August 20, 2020	104
November 20, 2020	105

Example 2

For illustrative purposes only, assume that an Eligible Canada Employee holds, and timely elects to exchange, an Eligible Option Grant covering 10,000 Shares with a per Share exercise price equal to US$15.00, and of which no Shares subject to the Eligible Option Grant have been exercised. Assume that the Eligible Option Grant is scheduled to vest on a monthly basis from the vesting start date over a period of four years. Assume also that the Expiration Date, Cancellation Date, and New Award Grant Date occur on September 20, 2017, and accordingly, the Eligible Canada Employee’s Eligible Option Grant is cancelled on that date pursuant to the offer.

•	In accordance with the exchange ratios described in Section 2 above, in exchange for the Exchanged Option Grant, the Eligible Canada Employee receives a New Option Grant covering 2,755 Shares.

•	Subject to the Eligible Canada Employee’s continued service with Fluidigm or its subsidiaries through such date, the New Option Grant is scheduled to vest as follows:

Scheduled Vesting Date	Number of Shares Subject to New Option Grant Scheduled to Vest
February 20, 2018	229
May 20, 2018	230
August 20, 2018	229
November 20, 2018	230
February 20, 2019	229
May 20, 2019	230
August 20, 2019	230
November 20, 2019	229
February 20, 2020	230
May 20, 2020	229
August 20, 2020	230
November 20, 2020	230

Example 3

For illustrative purposes only, assume that an Eligible France Employee, other than an Eligible Executive, holds and timely elects to exchange in the offer, an Eligible Option Grant covering 10,000 Shares with a per Share exercise price of US$23.00, and of which no Shares subject to the Eligible Option Grant have been exercised. Assume that the Eligible Option Grant is scheduled to vest on a monthly basis from the vesting start date over a period of four years. Assume also that the Expiration Date, Cancellation Date, and New Award Grant Date occur on September 20, 2017, and accordingly, the Eligible France Employee’s Eligible Option Grant is cancelled on that date pursuant to the offer.

•	In accordance with the exchange ratios described in Section 2 above, in exchange for the Exchanged Option Grant, the Eligible France Employee receives an RSU Grant covering 1,250 Shares.

•	Subject to the Eligible Employee’s continued service with Fluidigm or its subsidiaries through such date, the RSU Grant is scheduled to vest as follows:

Scheduled Vesting Date	Number of Shares Subject to RSU Grant Scheduled to Vest
November 20, 2018	416
February 20, 2019	104
May 20, 2019	105
August 20, 2019	104
November 20, 2019	104
February 20, 2020	104
May 20, 2020	104
August 20, 2020	104
November 20, 2020	105

New Awards that do not vest will be forfeited to Fluidigm at no cost to us at the time indicated in the applicable award agreement.

New Option Term

New Options granted under the 2011 Plan expire no later than ten years from the date of grant (or with respect to a New Option granted to an Eligible France Employee, nine and one-half years as specified in the applicable country-specific sub-plan). No option may be exercised after the expiration of its term.

New Option Exercisability

Generally, any vested New Options covering Shares of Common Stock may be exercised by you at any time prior to expiration, unless certain exercisability restrictions apply due to requirements under applicable law.

Form of RSU payout.

RSUs granted under this offer and subsequently earned by a recipient will be paid out in an equivalent number of Shares of Common Stock. Fluidigm will satisfy all tax and social insurance contributions withholding and payment of fringe benefit or other tax obligations with respect to RSUs in the manner specified in your RSU award agreement (and any applicable appendices or addenda thereto) and any applicable country-specific sub-plans under the 2011 Plan.

Adjustments upon certain events.

Events Occurring Before the New Award Grant Date. If, prior to the Expiration Date, we merge or consolidate with or are acquired by another entity, you may choose to change your election with respect to any options that you tendered for exchange and your options will be treated in accordance with the applicable plan and award agreement under which they were granted. Further, if Fluidigm is acquired before the Expiration Date, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your award agreement and you will receive no New Awards in exchange for them. If Fluidigm is acquired before the Expiration Date but does not withdraw the offer before the Expiration Date, we (or the successor entity) will notify you if the terms of the offer or the New Awards will change materially as a result of the acquisition, including any adjustments to the exercise price and number of shares that will be subject to the New Awards. Under such circumstances, the type of security and the number of shares covered by your New Awards (and exercise price, with respect to any New Options) would be adjusted based on the consideration per Share given to holders of our Common Stock in connection with the acquisition. As a result of this adjustment, you may receive New Awards covering more or fewer shares of the acquirer’s stock than the number of Shares subject to the Eligible Options that you tendered for exchange or than the number you would have received pursuant to the New Awards (or greater or lesser per share exercise price, with respect to New Options) if no acquisition had occurred.

If another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of the employees or other service providers of Fluidigm (or its subsidiaries) before the completion of this offer. Termination of your status as an employee or other service provider for this or any other reason before the New Award Grant Date means that the tender of your Eligible Options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any New Awards or other benefit for your tendered options.

Events Occurring After the New Award Grant Date. If we are acquired after your Exchanged Options have been accepted, cancelled, and exchanged for New Awards, your New Awards will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms and conditions of our 2011 Plan and the award agreement between you and Fluidigm thereunder, including any applicable country-specific sub-plans, appendices or addenda thereto.

If we merge or consolidate with or are acquired by another entity, the transaction could result in a reduction in our workforce. If such termination of employment or service status event occurs shortly after the Expiration Date, then you may hold New Awards that are entirely unvested, and all unvested New Awards will expire on such termination date. If your status as an employee or other service provider with us or one of our subsidiaries terminates before part or all of your New Awards vest, you will not receive any value from the unvested part of your New Awards. If this termination of employment or service event occurs shortly after the New Award Grant Date and before you vest in any of your New Awards, you will forfeit your rights to your New Awards as of the date of your termination of employment or service and you will not receive any value from your New Awards.

In the event that the Common Stock changes by reason any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock, then, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2011 Plan, the number and class of shares that may be delivered under the 2011 Plan and/or the number, class, and price of Shares covered by each outstanding award under the 2011 Plan, and the numerical Share limits of the 2011 Plan will be adjusted.

In the event of a merger or “Change in Control” (as defined in the 2011 Plan), each outstanding award under the 2011 Plan will be treated as the administrator of the 2011 Plan determines, including, without limitation, that each such award be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. The administrator will not be required to treat all awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for an award, the holder of such award will fully vest in and have the right to exercise all of his or her outstanding options or stock appreciation rights, including Shares as to which such award would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted in the event of a “Change in Control,” the administrator will notify the holder of such option or stock appreciation right in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period. However, awards granted under the 2011 Plan may be subject to other terms set forth in an agreement, plan or other arrangement governing the terms of such awards in the event of a merger or other corporate transaction of Fluidigm, as described in such agreement, plan or other arrangement.

Differences between the 2011 Plan, the 1999 Plan, and the 2010 DVS Plan.

With respect to options granted under the 1999 Plan, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by Fluidigm or other change in the corporate structure of Fluidigm affecting the Shares that the administrator of the 1999 Plan determines is necessary to prevent diminution or enlargement of benefits or potential benefits intended to be made available under the Plan, options would be adjusted as generally described in the section entitled “Events Occurring After the New Award Grant Date,” except that, under the 1999 Plan, the conversion of any convertible securities of Fluidigm would not be deemed to have been “effected without receipt of consideration” and, except as expressly provided in the 1999 Plan, no issuance by Fluidigm of shares of stock of any class, or securities convertible into shares of stock of any class, would affect, and no adjustment by reason thereof would be made with respect to, the number or price of shares of Common Stock subject to an option. In the event of the proposed dissolution or liquidation of Fluidigm, the administrator of the 1999 Plan would notify each holder of an option as soon as practicable prior to the effective date of such proposed transaction, and may provide for a holder of an option to have the right to exercise his or her option until 15 days prior to such transaction as to all of the Shares underlying the option, including Shares that would not otherwise be exercisable. In addition, the administrator of the 1999 Plan may provide that any repurchase option applicable to any Shares purchased upon exercise of an option would lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, each option will terminate immediately prior to the consummation of such proposed dissolution or liquidation. In the event Fluidigm merges with or into any company or a sells substantially all of our assets, options would be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. If there is no assumption or substitution of options (or portions thereof), options (or portions thereof) will fully vest and become fully exercisable. In that case, the administrator of the 1999 Plan would provide notice to holders of options that the option holders have the right to exercise options as to all of the Shares subject to the option for a period of 15 days and that the options will terminate upon the expiration of such period.

With respect to options granted under the 2010 DVS Plan, in the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all our assets, or exchange of Common Stock or other securities, issuance of warrants or other rights to purchase Common Stock or other securities, or other similar corporate transaction or event other than an “Equity Restructuring” (as defined in the 2010 DVS Plan), affecting the Common Stock such that an adjustment is determined by the administrator of the 2010 DVS Plan to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available with respect to any option granted under the 2010 DVS Plan, then options would be adjusted as generally described in the section entitled “Events Occurring After the New Award Grant Date.” Additionally, the administrator of the 2010 DVS Plan, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available with respect to any option granted or issued under the 2010 DVS Plan or to facilitate such transaction or event, may provide: for the purchase of options for an amount of cash equal to the amount that could have been obtained upon the exercise of such option or realization of the option holder’s rights had the options been currently exercisable or fully vested, or the replacement of such options with other rights or property selected by the administrator of the 2010 DVS Plan; that options would be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the 2010 DVS Plan or the provisions of such option; that options be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments; and/or that immediately upon the consummation of such event, options would not be exercisable and shall terminate, provided that for a specified period of time prior to such event, options would be exercisable as to all Shares covered thereby, and the restrictions imposed under option agreements may be terminated. In the event of an Equity Restructuring, the number and type of securities subject to options and the exercise price would be proportionately adjusted, provided that such adjustments be nondiscretionary. If Fluidigm undergoes a “Change in Control” (as defined in the 2010 DVS Plan), then any surviving corporation or entity or acquiring corporation or entity, or affiliate of such corporation or entity, may assume outstanding options or may substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the Change in Control) for outstanding options. In the event any surviving corporation or entity or acquiring corporation or entity in a Change in Control, or affiliate of such corporation or entity, does not assume or substitute for an option, then, with respect to holders of options whose status as a “Service Provider” (as defined in the 2010 DVS Plan) has not terminated prior to such event, vesting of options (and, if applicable, the time during which such awards may be exercised) will be accelerated and options would be fully exercisable and all restrictions on the awards would lapse at least ten days before the closing of the Change in Control (and options terminated if not exercised prior to the closing of such Change in Control) and, all other options would be terminated if not exercised prior to the closing of the Change in Control.

If you exchange Eligible Options granted under the 1999 Plan or the 2010 DVS Plan for New Awards granted under the 2011 Plan, in the event of the occurrences described above, your New Awards will not be treated as described in the two paragraphs above. Instead, your New Awards will be treated as described in the section entitled “Events Occurring After the New Award Grant Date” above.

Transferability

Unless determined otherwise by the 2011 Plan’s administrator, an award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the holder of such award, only by such holder. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Registration and sale of Shares underlying RSUs.

All of Fluidigm’s Shares of Common Stock issuable upon the vesting of the RSUs, or upon exercise of vested New Options, to be granted under the 2011 Plan have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee or other service provider who is considered an affiliate of Fluidigm for purposes of the Securities Act, you will be able to sell the Shares issuable under your RSUs or New Options free of any transfer restrictions under applicable U.S. securities laws.

U.S. federal income tax consequences.

If you are a U.S. tax resident, you should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the New Awards and Exchanged Options, as well as the consequences of accepting or rejecting this offer. If you are an employee or other service provider residing outside the U.S., you should refer to Section 15 and Schedules C through J attached to this Offer to Exchange for a discussion of the income tax and social insurance contribution consequences and other tax or legal consequences of your participation in the offer and the New Awards and Exchanged Options. If you are a citizen or resident of more than one country, you should be aware that there might be other income tax and social insurance contribution consequences and other tax or legal consequences that may apply to you. We strongly recommend that you consult with your own advisers to discuss the consequences to you of this offer.

10. Information concerning Fluidigm

Our principal executive offices are located at 7000 Shoreline Court, Suite 100, South San Francisco, CA 94080 U.S.A. and our telephone number is (650) 266-6000. Questions regarding this offer should be directed to Varaprasad Gedipudi by email at stockoptionexchange@fluidigm.com or by phone at +1-408-582-4544.

We create, manufacture, and market innovative technologies and tools for life sciences research. We sell instruments and consumables, including integrated fluidic circuits, or IFCs, assays and reagents, to academic institutions, clinical research laboratories, and biopharmaceutical, biotechnology, and agricultural biotechnology, or Ag-Bio, companies and contract research organizations, or CROs. Our technologies and tools are directed at the analysis of deoxyribonucleic acid, or DNA, ribonucleic acid, or RNA, and proteins in a variety of different sample types, from individual cells to bulk tissue.

We were a pioneer in the application of microfluidics to enable high-throughput and highly-multiplexed polymerase chain reactions, or PCR, for genetic analysis, as well as a field known as single-cell genomics, in which the genetic composition of individual cells is assayed. In February 2014, we purchased DVS Sciences, Inc., whose mass cytometry system enables the highly-multiplexed analysis of cellular surface and intracellular proteins in both blood and tissue.

Researchers have successfully employed our products to help achieve breakthroughs in a variety of fields, including single-cell gene and protein expression, gene regulation, genetic variation, cellular function and applied genetics. These breakthroughs include using our systems to help detect life-threatening mutations in cancer cells, discover cancer associated biomarkers, analyze the genetic composition of individual stem cells and assess the quality of agricultural products, such as seeds or livestock.

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K, as amended, for our fiscal year ended December 31, 2016, and from our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2017 and June 30, 2017 is incorporated herein by reference. Please see Section 17 of this Offer to Exchange titled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Our total revenue for the six months ended June 30, 2017 was $49.4 million. Our total revenue was $104.4 million in 2016, $114.7 million in 2015, and $116.5 million in 2014. We have incurred significant net losses since our inception in 1999 and, as of June 30, 2017, our accumulated deficit was $473.8 million.  Please see Section 19 of this Offer to Exchange titled “Financial Statements” for additional information.

11. Interests of directors and executive officers; transactions and arrangements concerning the options

A list of our current directors and executive officers as of August 14, 2017 is attached to this Offer to Exchange as Schedule A. As of August 14, 2017, our executive officers and directors (11 persons) as a group held options unexercised and outstanding under the Plans to purchase a total of 1,328,505 of our Shares, which represented approximately 37.4% of the Shares subject to all options outstanding under the Plans as of that date.

The following table below sets forth the beneficial ownership of each of our current executive officers and directors of options outstanding under the Plans as of August 14, 2017. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our Common Stock under the Plans, which was 3,555,820 as of August 14, 2017. Our executive officers are, but the non-employee members of our board of directors are not, eligible to participate in the offer.

Name	Position	Number of Shares Subject to Outstanding Options	Percentage of Total Outstanding Options
Stephen Christopher Linthwaite	President and Chief Executive Officer	469,500	13.2%
Vikram Jog	Chief Financial Officer	173,937	4.9%
Mai Chan (Grace) Yow	Executive Vice President, Worldwide Manufacturing and Managing Director of Fluidigm Singapore Pte. Ltd.	179,343	5.0%
Nicholas Khadder	Senior Vice President, General Counsel and Corporate Secretary	106,300	3.0%
Steven C. McPhail	Chief Commercial Officer	102,625	2.9%
Jennifer Lee	Vice President, Controller, and Principal Accounting Officer	58,800	1.7%
Samuel D. Colella	Director	30,000	*
Nicolas M. Barthelemy	Director	20,000	*
Gerhard F. Burbach	Director	72,000	2.0%
Patrick S. Jones	Director	96,000	2.7%
Carlos V. Paya	Director	20,000	*
All directors and executive officers as a group (11)		1,328,505	37.4%

*	Less than 1%.

Except as described below, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving Shares of our Common Stock or options to purchase Shares of our Common Stock during the 60 days before and including August 23, 2017:

Name of Executive Officer/Director	Date of Transaction	Amount of Securities Involved		Price Per Share		Where and How the Transaction was Effected
Stephen Christopher Linthwaite	08/21/2017	4,750		$0.0000		Vesting of restricted stock units
	08/21/2017	1,786		$3.7600		Stock withheld from vested restricted stock units for tax withholding
Vikram Jog	08/21/2017	3,150		$0.0000		Vesting of restricted stock units
	08/21/2017	1,186		$3.7600		Stock withheld from vested restricted stock units for tax withholding
Mai Chan (Grace) Yow	08/21/2017	2,395		$0.0000		Vesting of restricted stock units
Nicholas Khadder	08/21/2017	5,125		$0.0000		Vesting of restricted stock units
	08/21/2017	1,927		$3.7600		Stock withheld from vested restricted stock units for tax withholding
Steven C. McPhail	08/21/2017	2,397		$0.0000		Vesting of restricted stock units
	08/21/2017	791		$3.7600		Stock withheld from vested restricted stock units for tax withholding
Jennifer Lee	08/21/2017	1,755		$0.0000		Vesting of restricted stock units
	08/21/2017	660		$3.7600		Stock withheld from vested restricted stock units for tax withholding
Samuel D. Colella	08/08/2017	15,696		$0.0000		Grant of restricted stock units
Nicolas M. Barthelemy	08/08/2017	9,223		$0.0000		Grant of restricted stock units
Gerhard F. Burbach	08/08/2017	10,518		$0.0000		Grant of restricted stock units
Carlos V. Paya	08/08/2017	7,282		$0.0000		Grant of restricted stock units
Stephen Christopher Linthwaite	08/08/2017	45,000	(1)	$2.6641	(1)	Purchase of common stock
Vikram Jog	08/08/2017	50,000	(2)	$2.7061	(2)	Purchase of common stock
Samuel D. Colella	08/08/2017	35,895	(3)	$2.7680	(3)	Purchase of common stock
Steven C. McPhail	08/08/2017	20,000	(4)	$3.0016	(4)	Purchase of common stock
Samuel D. Colella	08/01/2017	5,000		$0.0000		Grant of restricted stock units
	08/01/2017	5,000		$3.4300		Grant of options to purchase common stock
Patrick S. Jones	08/01/2017	5,000		$0.0000		Grant of restricted stock units
	08/01/2017	5,000		$3.4300		Grant of options to purchase common stock
Gerhard F. Burbach	08/01/2017	5,000		$0.0000		Grant of restricted stock units
	08/01/2017	5,000		$3.4300		Grant of options to purchase common stock
Nicolas M. Barthelemy	08/01/2017	5,000		$0.0000		Grant of restricted stock units
	08/01/2017	5,000		$3.4300		Grant of options to purchase common stock
Carlos V. Paya	08/01/2017	5,000		$0.0000		Grant of restricted stock units
	08/01/2017	5,000		$3.4300		Grant of options to purchase common stock
Samuel D. Colella	07/31/2017	5,000		$0.0000		Vesting of restricted stock units
Patrick S. Jones	07/31/2017	5,000		$0.0000		Vesting of restricted stock units
Gerhard F. Burbach	07/31/2017	5,000		$0.0000		Vesting of restricted stock units

(1)	The “Amount of Securities Involved” and “Price Per Share” reported reflect the aggregate number and weighted-average price, respectively, of shares purchased. These shares were purchased in multiple transactions at prices ranging from $2.58 to $2.69, inclusive.
(2)	The “Amount of Securities Involved” and “Price Per Share” reported reflect the aggregate number and weighted-average price, respectively, of shares purchased. These shares were purchased in multiple transactions at prices ranging from $2.56 to $3.00, inclusive. The shares are held indirectly by the Vikram and Pratima Family Trust U/A dated June 23, 2009.

(3)	The “Amount of Securities Involved” and “Price Per Share” reported reflect the aggregate number and weighted-average price, respectively, of shares purchased. These shares were purchased in multiple transactions at prices ranging from $2.55 to $3.00, inclusive. The shares are held by Colella Family Partners, L.P. (“Colella Partners”). The shares were received in in-kind distributions by Versant Ventures I, LLC, which is the general partner of each of Versant Venture Capital I, L.P., Versant Side Fund I, L.P., Versant Affiliates Fund I-A, L.P. and Versant Affiliates Fund I-B, L.P. (collectively, the “Versant Funds”), on November 4, 2013.
(4)	The “Amount of Securities Involved” and “Price Per Share” reported reflect the aggregate number and weighted-average price, respectively, of shares purchased. These shares were purchased in multiple transactions at prices ranging from $2.65 to $3.10, inclusive.

12. Status of options acquired by us in the offer; accounting consequences of the offer

Exchanged Options that we acquire through the offer will be cancelled and, to the extent they were granted under the 2011 Plan, 2009 Plan, or 1999 Plan, the Shares subject to those options will be returned to the pool of Shares available for grants of awards under the 2011 Plan, including any New Awards granted under the offer. To the extent Shares returning to the 2011 Plan are not fully reserved for issuance upon receipt of the New Awards to be granted in connection with the offer, the Shares will be available for issuance pursuant to future equity awards to employees and other eligible 2011 Plan participants without further stockholder action, except as required by applicable law or the rules of Nasdaq or any other securities quotation system or any stock exchange on which our Shares are then quoted or listed.

We have adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (“Topic 718”). Under Topic 718, the offer with respect to all Eligible Options is considered a modification of those options exchanged and as a result we may be required to recognize incremental compensation expense, if any, resulting from the New Awards granted in the offer. The incremental compensation will be measured as the excess, if any, of the fair value of each New Award granted to employees in exchange for the cancelled options, measured as of the date the New Awards are granted, over the fair value of the Eligible Options exchanged for the New Awards, measured immediately prior to the exchange. This incremental compensation expense will be recognized over the remaining requisite service period of the New Awards. In the event that any of the New Awards are forfeited prior to their vesting due to termination of employment or other service, any incremental compensation expense of the forfeited New Awards will not be recognized. We also may incur incremental compensation expense resulting from fluctuations in our stock price between the time the exchange ratios were set before the exchange program began, and when the exchange actually occurs on the date the offer expires.

13. Legal matters; regulatory approvals

We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of options and issuance of New Awards as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NASDAQ Stock Market LLC listing requirements that would be required for the acquisition or ownership of our options as contemplated herein, except for certain exemptive or notice filings that may be required in certain countries outside the U.S. Should any additional approval, exemptive or notice filing or other action be required, we presently contemplate that we will seek such approval, make such filings or take such other action. However, we cannot assure you that we will seek such approval, make such filings or take such other action or that any such approval, filing or other action, if needed, could be obtained or made or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approval, to make such filings or take any other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue New Awards for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting New Awards or required to obtain a license or regulatory permit or make any other filing before granting New Awards on the New Award Grant Date, we will not grant any New Awards unless we obtain the necessary license or make the requisite filing. We are unaware of any such other prohibition at this time which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the grant. If the grant is prohibited or seems not feasible to be made on the New Award Grant Date, we will not grant any New Awards and you will not receive any other benefit for the options you tendered.

14. Material income tax consequences

Material U.S. federal income tax consequences.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Options for New Awards pursuant to the offer for those Eligible Employees subject to U.S. federal income tax. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the U.S., but also are subject to the tax laws of another country, you should be aware that there might be other income tax and social security consequences that may apply to you. We strongly recommend that you consult with your advisers to discuss the consequences to you of this offer.

We recommend that you consult your tax adviser with respect to the U.S. federal, state and local tax consequences and any non-U.S. tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

In addition, if you are a citizen or resident or are otherwise subject to the tax laws of more than one country, you should be aware that there might be tax and social insurance contribution consequences for more than one country that may apply to you. Moreover, if you received your Eligible Options when you resided and/or worked in one country but now reside and/or work in a different country, you may have a tax or social insurance contribution obligation in the country of the original grant in connection with the New Awards received in this Offer to Exchange. We strongly recommend that you consult with your own advisers to discuss the consequences to you of this offer.

Eligible Employees who exchange outstanding Eligible Options for New Awards under the offer generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

Restricted stock units.

If you are a U.S. taxpayer, you generally will not have taxable income at the time you are granted an RSU. Instead, you will recognize ordinary income as the shares subject to the RSUs vest, at which time they no longer can be forfeited and we will deliver the shares to you. At the same time, Fluidigm also typically will have a tax withholding obligation. The amount of ordinary income you recognize will equal the fair market value of the shares. With regard to the shares issued pursuant to the RSUs granted under the offer, you will not have paid any amount for the shares. The Company will satisfy all tax withholding obligations in the manner specified in your RSU award agreement (and any applicable country-specific sub-plans, appendices or addenda thereto), including, in the Company’s discretion, by requiring a cash payment rather than through the sale of shares. Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of RSUs generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you have held the shares. Shares held more than 12 months are subject to long-term capital gain or loss, while shares held 12 months or less are subject to short-term capital gain or loss.

You also should note that if (1) your RSUs constitute “deferred compensation” within the meaning of Section 409A, (2) the vesting of all or a portion of your RSUs is accelerated in connection with your separation from service with us, and (3) you are a “specified employee” (generally, a highly placed officer of the Company) at that time, then the delivery of accelerated shares under your RSU award may need to be delayed by six (6) months in order to allow you to avoid the imposition of additional taxation under Section 409A.

Nonstatutory stock options.

Under current law, a U.S. option holder generally will not realize taxable income upon the grant of a nonstatutory stock option, nor will such option holder realize taxable income upon the vesting of these shares. However, when you exercise a nonstatutory stock option, you generally will have ordinary income to the extent the fair market value of the shares on the date of exercise you receive is greater than the exercise price you pay. If the exercise price of a nonstatutory stock option is paid in shares of Common Stock or a combination of cash and shares of Common Stock, the excess of the value (on the date of exercise) of the shares of Common Stock purchased over the value of the shares surrendered, less any cash paid upon exercise, generally will be ordinary income taxable to you.

The Company generally will be entitled to a deduction equal to the amount of ordinary income taxable to you if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than 12 months. The holding period for the shares generally will begin just after the time you recognized income. The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.

If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

This offer currently is expected to remain open for 29 calendar days. If we extend this offer such that it is open for 30 calendar days or more, incentive stock options that are Eligible Options but that are not exchanged in the offer will be considered to have been modified. The commencement date of the offer (August 23, 2017) will be considered the modification date for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options. As a result, in order to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the date this offer commenced (August 23, 2017) (i.e., the date of the deemed modification) and more than one year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain.

We recommend that you consult your tax adviser with respect to the federal, state, and local tax consequences of participating in the offer.

15. Material income tax consequences and certain other considerations for Eligible Employees who reside outside the U.S.

Note that there are special rules with respect to New Awards granted to Eligible Employees subject to tax in Singapore who participate in the offer. Fluidigm is seeking a tax ruling from the IRAS to confirm the exchange of Eligible Options for New Awards for Eligible Employees subject to tax in Singapore is a tax-neutral event and no taxes are due as of the moment that Eligible Options are cancelled and New Awards are granted. We expect to receive such ruling.

•	If a favorable ruling is received from the IRAS prior to the expiration date, you will not be subject to tax when New Awards are granted and instead, RSUs will be subject to taxation when they vest and New Options will be subject to taxation when exercised. As of the date of this offer, we have applied for but have not obtained such ruling and we cannot guarantee that Fluidigm will receive a favorable tax ruling.

•	In the event that a favorable tax ruling from the IRAS is not obtained by the expiration of the offer, the tax treatment of your New Awards will be governed by the results of the pending tax ruling from the IRAS once received. Although we do not expect to receive an unfavorable ruling, in the event of an unfavorable tax ruling you likely will be subject to tax on your New Awards at the time of the exchange. In such event, it will be your responsibility to pay any applicable taxes directly to the tax authorities.

(See Schedule I to this Offer to Exchange.)

In addition, Eligible Canada Employees who participate in the offer will receive New Options rather than RSUs in order to avoid unintended, unfavorable tax consequences under the Income Tax Act (Canada), which generally does not provide a tax-free exchange of stock options for RSUs. (See Schedule C to this Offer to Exchange.)

Attached as Schedules C through J to this Offer to Exchange are short summaries of the material tax consequences of the offer in countries other than the U.S. that constitute Eligible Countries. If you are subject to the tax laws in any of these countries, please refer to the appropriate country schedule in Schedules C through J for information regarding the income tax and social insurance contribution consequences and other tax or legal consequences that may apply to you. You should review the information carefully and consult your own tax adviser regarding your personal situation before deciding whether or not to participate in the offer.

If you are subject to tax in more than one country, you should be aware that there may be other tax and social insurance consequences that may apply to you. In addition, if you have been employed by us (or one of our subsidiaries) in more than one tax jurisdiction, you should be aware that there may be tax and social insurance contribution consequences in each jurisdiction that may apply to you. If you received your Eligible Options when you resided and/or worked in one country but now reside and/or work in a different country, you may have a tax obligation in the country of the original grant in connection with the New Awards received under this Offer to Exchange. We strongly recommend that you consult your own tax adviser to discuss these consequences.

16. Extension of offer; termination; amendment

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the Expiration Date, we also will extend your right to elect or withdraw tenders of Eligible Options until such extended Expiration Date. In the case of an extension, we will issue a press release, email or other form of communication no later than 6:00 a.m., U.S. Pacific Time, on the next U.S. business day after the previously scheduled Expiration Date.

We also reserve the right, in our reasonable judgment, on or before the Expiration Date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, on or before the Expiration Date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option expires after the start of, but before cancellation under the offer, that particular option is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled Expiration Date but before the actual Cancellation Date under the extended offer, that option would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in the amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of Eligible Options being sought in this offer or the consideration being offered by us for the Eligible Options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and we will extend the offer’s period so that at least two (2) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

17. Fees and expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

18. Additional information

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.	Our annual report on Form 10-K for our fiscal year ended December 31, 2016, filed with the SEC on March 3, 2017, as amended April 28, 2017;

2.	Our definitive proxy statement on Schedule 14A for our 2017 annual meeting of stockholders, filed with the SEC on June 29, 2017;

3.	Our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2017, filed with the SEC on May 9, 2017, and for our fiscal quarter ended June 30, 2017, filed with the SEC on August 8, 2017;

4.	The description of our Common Stock contained in our registration statement on Form 8-A filed with the SEC on February 7, 2011, and any further amendment or report filed thereafter for the purpose of updating such description; and

5.	The information contained in our current reports on Form 8-K filed with the SEC, except to the extent that information therein is furnished and not filed with the SEC.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by contacting:

Fluidigm Corporation

Corporate Legal Team

7000 Shoreline Court, Suite 100

South San Francisco, CA 94080 U.S.A.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

19. Financial information

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K for the fiscal year ended December 31, 2016, and quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2017, and June 30, 2017, are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial information from our annual report on Form 10-K for our fiscal year ended December 31, 2016, and from our quarterly reports on Form 10-Q for the fiscal quarter ended June 30, 2017. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

We had a book value per Share of US$0.81 on June 30, 2017.

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal Year Ended December 31, 2015	Fiscal Year Ended December 31, 2016	Fiscal Year to Date Ended June 30, 2017
Ratio of earnings to fixed charges	-	-	-

 For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of net loss before benefit from income taxes. Fixed charges consist of interest expense and an estimate of the interest portion of rental expense. In addition, for the periods presented above, we did not have outstanding preferred securities and therefore were not required to pay any preferred security dividends. In the years ended December 31, 2015 and 2016, and for the six months ended June 30, 2017, earnings were insufficient to cover fixed charges by US$54.8 million, US$80.2 million and US$36.7 million, respectively.

20. Miscellaneous.

We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

Fluidigm Corporation

August 23, 2017

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF FLUIDIGM CORPORATION

The directors and executive officers of Fluidigm Corporation as of August 22, 2017, are set forth in the following table:

Name	Position and Offices Held
Stephen Christopher Linthwaite	President, Chief Executive Officer and Director
Vikram Jog	Chief Financial Officer
Nicholas S. Khadder	Senior Vice President, General Counsel, and Secretary
Jennifer Lee	Vice President, Controller, and Principal Accounting Officer
Steven C. McPhail	Chief Commercial Officer
Mai Chan (Grace) Yow	Executive Vice President, Worldwide Manufacturing of Fluidigm Singapore Pte. Ltd.
Samuel D. Colella	Chairman
Patrick S. Jones	Director
Nicolas Barthelemy	Director
Gerhard F. Burbach	Director
Carlos Paya	Director

The address of each executive officer and director is:

Fluidigm Corporation

7000 Shoreline Court, Suite 100

South San Francisco, California 94080 U.S.A.

Our executive officers are eligible to participate in the offer. The non-employee members of our board of directors are not eligible to participate in this offer.

SCHEDULE B

Summary Financial Information of Fluidigm Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION

(in thousands, except per share amounts)

	Year Ended December 31,		Six Months Ended June 30,
	2015	2016	2016	2017
Revenue	$114,712	$104,446	$57,171	$49,445
Cost of Revenue	46,630	46,009	24,472	23,932
Gross profit	68,082	58,437	32,699	25,513
Loss from operations	(50,155)	(73,190)	(37,011)	(34,024)
Net loss attributable to common stockholders	(53,315)	(75,985)	(38,501)	(34,134)
Net loss per share, basic and diluted	$(1.86)	$(2.62)	$(1.33)	$(1.17)
Shares used in computing net loss per share, basic and diluted	28,711	29,008	28,904	29,292

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2015	December 31, 2016	June 30, 2017

Total current assets	$144,095	$96,671	$79,125
Total assets	370,050	306,395	278,709
Total current liabilities	30,081	29,500	34,324
Total liabilities	255,149	253,162	254,772
Total stockholders’ equity	114,901	53,233	23,937
Total liabilities and stockholders’ equity	370,050	306,395	278,709

SCHEDULE C

GUIDE TO TAX ISSUES IN CANADA

The following is a general summary of the material tax and social contributions consequences of the voluntary cancellation of Eligible Options in exchange for the grant of New Options pursuant to the Offer to Exchange for Eligible Employees subject to the tax and/or social security regime in Canada. This summary is based on the tax and other laws in effect in Canada as of August 2017. We have not obtained a tax ruling or other confirmation from the tax authorities in Canada with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax and other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time of grant of the New Options, you exercise your New Options, or you sell Shares acquired upon vesting exercise of the New Options.

If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the grant of New Options pursuant to the Offer to Exchange in the original grant country, as well as in the new country. Accordingly, you are strongly encouraged to and should seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

TAX INFORMATION1

Exchange of Eligible Options for New Options

Option Exchange

The tax treatment as a result of the exchange of Eligible Options for the grant of the New Options is uncertain as no definitive guidance has been issued in this regard. Although we cannot guarantee this result, it is likely that the Canada Revenue Agency (the “CRA”) will treat the exchange as a tax-neutral exchange of options. For the purposes of this summary, we assume that the transactions will be treated as described above.

Grant of New Options

Assuming the tax authorities treat the exchange as a tax-neutral exchange of options, you will not be subject to tax when the New Options are granted to you.

1 Please note that this summary addresses only Canadian federal tax law. You should consult your personal tax adviser to determine the tax consequences of the Offer to Exchange under provincial tax laws.

C-1

Vesting of New Options

You will not be subject to tax when the New Options vest.

Exercise of New Options and Delivery of Shares

When you exercise the New Options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the Shares on the date of exercise and the exercise price. Assuming your New Options and the Shares issued upon exercise of the New Options meet certain requirements, only one-half of the spread is subject to income tax (i.e., you may be able to permanently exclude one-half of the spread from the taxable amount for income tax purposes).2

The full spread will be subject to Canada Pension Plan (“CPP”) contributions (or Quebec Pension Plan (“QPP”) contributions, if you reside in Québec) to the extent you have not exceeded the applicable contribution ceiling.

Sale of Shares

When you sell the Shares acquired upon exercise of the New Options, you will be subject to capital gains tax on any gain realized. The taxable amount of the capital gain will be one-half of the difference between the sale price and the adjusted cost basis of the Shares (i.e., the fair market value of the Shares on the date of acquisition of the Shares at exercise plus any brokerage fees related to the acquisition) less any brokerage fees related to the disposal of the Shares. Income tax will be assessed on the taxable income at your marginal income tax rate.

If you own other Shares of the Company which you have acquired from the exercise of other options, vesting of RSUs or outside of the Plans, your adjusted cost base may be different from that described above. You should consult with your personal legal, financial and/or tax adviser(s) in any of these situations.

One-half of any loss arising on the sale of the Shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

Withholding and Reporting

Your employer is required to withhold income tax and CPP (or QPP) contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the New Options. Your employer is also required to report the income recognized at exercise, including the full amount of the spread to the CRA.

You are responsible for paying any difference between your actual tax liability and the amount withheld by your employer at exercise. You are also responsible for reporting and paying any tax resulting from the sale of your Shares.

2 Please note that if you are resident in Québec, only 25% of the spread may be deducted with respect to Quebec provincial income tax.

C-2

OTHER INFORMATION

Foreign Asset/Account Reporting Information

Foreign property, including Shares and rights to receive Shares (i.e., New Options) of a non-Canadian company held by a Canadian resident employee must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time during the year. Thus, your New Options must be reported (generally at a nil cost) if the C$100,000 cost threshold is exceeded because you hold other foreign property. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if you own other Shares of the Company, this ACB may have to be averaged with the ACB of the other Shares of Common Stock. You should consult with your personal tax adviser to ensure compliance with the applicable reporting obligations.

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SCHEDULE D

GUIDE TO TAX ISSUES IN FRANCE

The following is a general summary of the material tax and social contributions consequences of the voluntary cancellation of Eligible Options in exchange for the grant of RSUs and New Options pursuant to the Offer to Exchange for Eligible Employees subject to the tax and/or social security regime in France. This summary is based on the tax and other laws in effect in France as of August 2017. We have not obtained a tax ruling or other confirmation from the tax authorities in France with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax and other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time of grant of the RSUs or New Options, the RSUs or New Options vest, you exercise your New Options, or you sell Shares acquired upon vesting of the RSUs or exercise of the New Options.

If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the grant of RSUs or New Options pursuant to the Offer to Exchange in the original grant country, as well as in the new country. Accordingly, you are strongly encouraged to and should seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

TAX INFORMATION

Your Eligible Options may be granted to you pursuant terms and conditions intended to allow the options to qualify for specific tax and social security treatment under Sections L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended (“French-qualified Options”). French-qualified Options are subject to employer specific social security contributions at grant, but are not subject to income tax or social security contributions at exercise, as long as the French-qualified Options continue to meet the requirements of a French-qualified option at exercise. Therefore, French-qualified Options are generally not subject to taxation until the shares acquired upon exercise of the option are sold or otherwise disposed of, and the taxation of the income subject to income tax and social security contributions may differ from taxation of options that are not French-qualified Options. You should review the Plans and your Eligible Option agreements including any sub-plans and country-specific appendices thereto to determine whether your options are French-qualified Options and speak to your financial adviser if you have questions concerning terms applicable to you or the tax treatment of the options.

The RSUs you will receive are intended to qualify for specific tax and social security treatment applicable under Section L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended, or the relevant sections of the French Tax Code or the French Social Security Code, as amended (“French-qualified RSUs”). Significant changes were made to the treatment of French tax qualified RSUs as part of Loi Macron enacted on August 5, 2015. Further modifications to these rules were enacted in December 2016 as part of the 2017 Finance tax bill published on December 30, 2016. This new regime (“Modified Macron French-qualified RSUs”) will apply to French-qualified RSUs granted pursuant to the Offer to Exchange and the information in this supplement assumes your RSUs meet the requirements for qualified treatment under Modified Macron French-qualified RSUs. Please note, you may have previously been granted French-qualified RSUs under the pre-Macron regime which has different requirements (e.g., a two year minimum vesting period from grant, a two year minimum holding period from vesting), as well as different taxation than is described below. Accordingly, if you have questions about the taxation of the RSUs, please speak with your tax adviser.

D-1

Exchange of Eligible Options for Modified Macron French-qualified RSUs

Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for the grant of Modified Macron French-qualified RSUs pursuant to the Offer to Exchange.

Grant of Modified Macron French-qualified RSUs

You will not be subject to tax or social contributions when Modified Macron French-qualified RSUs are granted to you.

Vesting of Modified Macron French-qualified RSUs and Delivery of Shares

Notwithstanding any contrary provision in this Offer to Exchange, to satisfy French rules, your RSUs are subject to a minimum one year vesting period, starting from the date of grant, followed by a subsequent minimum one year mandatory holding period after vesting (i.e., a period during which you may not sell or transfer your Shares). Also, your Shares cannot be sold during certain Closed Periods, as defined under the French Sub-Plan and your RSU agreement. As long as these minimum vesting and holding periods are met and all other requirements for Modified Macron French-qualified RSUs are met, you will not be subject to tax or social contributions when your RSUs vest and the Shares are issued to you. Taxation is deferred until the time the underlying Shares are sold or otherwise disposed of.

Wealth Tax

Shares acquired upon vesting of the Modified Macron French-qualified RSUs must be included in your personal estate and declared to the tax authorities if the total value of your taxable personal estate (including your household’s estate) exceeds a certain amount (€1,300,000 for 2017), as valued each January 1. A partial exemption may apply if you hold the Shares for a certain number of years. You should review the rules applicable each January as wealth tax rules may change in the future and valuation rules applicable to holdings of common stock with your professional adviser if you are uncertain whether the wealth tax applies to you.

Sale of Shares

When you subsequently sell or otherwise dispose of the Shares acquired at vesting, provided your RSUs have maintained their status as Modified Macron French-qualified RSUs, you will be subject to tax. The taxable amount is equal to the net sale price of the Shares. The taxable amount is broken down into two parts:

•	The fair market value of the Shares at vesting (the “Gain at Vesting”); and

•	The difference between the net sale price and the fair market value of Shares at vesting (“Capital Gain/Loss at Sale”).

D-2

Gain at Vesting

(a) Personal income tax

The Gain at Vesting will equal the fair market value of the Shares at the time of vesting. This portion of the taxable amount will be subject to income tax at your marginal personal income tax rate in the category of salaries (currently up to 45%).

•	If the Gain at Vesting does not exceed €300,000 and if you held the Shares for at least two (2) years but less than eight (8) years, the Gain at Vesting for personal income tax purposes (but not for social taxes) will be reduced by an allowance of 50%.

•	If the Gain at Vesting does not exceed €300,000 and if you held the Shares for at least eight (8) years, the Gain at Vesting for personal income tax purposes (but not for social taxes) will be reduced by an allowance of 65%.

The portion, if any, of the annual Gain at Vesting exceeding €300,0003 will be subject to income tax at your marginal personal income tax rate pursuant to the rules applicable to the category of salaries (currently up to 45%) and not eligible to any reduction for holding the Shares.

(b) Additional social taxes

If the Gain at Vesting does not exceed €300,000, the Gain at Vesting also will be subject to additional social taxes (CSG/CRDS) at a rate of 15.5% (of which 5.1% is tax deductible in the year following the year of sale).

The portion, if any, of the annual Gain at Vesting exceeding €300,0004, will be subject to additional social taxes (CSG/CRDS) at a rate of 8% (of which 5.1% is tax deductible in the year following the year of sale or disposal of the Shares) and there will be an 10% additional social contribution.

Capital Gain/Loss At Sale

The excess, if any, of the net sale price over the Gain at Vesting will be subject to additional social taxes at a rate of 15.5% (of which 5.1% is tax deductible in the year following the year of sale or disposal of the Shares) and to personal income tax at the progressive rates applicable to your taxable income, up to 45%. In particular:

•	if you hold the Shares for at least two (2) years but less than eight (8) years, the Capital Gain basis for personal income tax purposes (but not for social taxes) will be reduced by an allowance of 50%;

•	if you hold the Shares for at least eight (8) years, the Capital Gain basis for personal income tax purposes (but not for social taxes) will be reduced by an allowance of 65%.

3 Please note that in case where various vesting gains become taxable the same year but result from several RSUs grants authorized on or after December 30, 2016 (i.e. several Modified Macron French-qualified RSUs), the annual limit of €300,000 is calculated by adding together the various taxable Gains at Vesting.

4 Please see note 3.

D-3

If the net sale price is less than the Gain at Vesting, you will realize a capital loss. The entire capital loss may be offset against the Gain at Vesting and possibly other capital gains. Then, any applicable 50% or 65% rebate depending on whether the Shares were held for a period of at least two (2) years or eight (8) years, will apply to the positive net amount, if any, of the capital gain after the offset of capital loss. This capital loss may be used to offset Gain at Vesting and/or other capital gains realized from the sale of securities by you and your household. Capital loss cannot be offset against other types of income.

Please note that capital gains taxation is complicated; therefore, you are strongly encouraged to consult with your personal tax adviser.

Surtax on high income

In addition, a surtax at a rate of 3% applies to the portion of income exceeding €250,000 for a single taxpayer and €500,000 for a couple. A surtax of 4% applies to the portion of income exceeding €500,000 for a single taxpayer and €1,000,000 for a couple. This surtax will apply to all types of income received during the tax year, (including any Gain at Vesting and the entire Capital Gain at the time your Shares are sold (as opposed to a reduced amount based on the period for which the Shares have been held before disposal)). If certain conditions are met, you may be exempted from this surtax, depending on your “Revenu Fiscal de Référence.” You should speak with your personal tax adviser for more information regarding the surtax on high income.

Withholding and Reporting

Your employer will report the details of the vesting of your Modified Macron French-qualified RSUs on its monthly declaration of salaries (“DSN”) to the French tax and social authorities in the month in which the Modified Macron French-qualified RSUs vest. Your employer will also report these details to you on an individual statement that will be sent to you no later than March 1 of the year following the vesting. Your employer will not withhold income tax, wealth tax, surtax or the employee portion of social taxes or social contributions on the taxable amount, provided that you are a French tax resident at the time of sale.

It is your responsibility to report any taxable salary and benefits and to pay any tax resulting from the sale of Shares.

Exchange of Eligible Options for New French-qualified Options (for Eligible Employees at level of Vice President or above)

Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for the grant of new French-qualified Options pursuant to the Offer to Exchange.

Grant of New French-qualified Options

You will not be subject to tax or social contributions when new French-qualified Options are granted to you.

Vesting of New French-qualified Options

You will not be subject to tax or social contributions when new French-qualified Options vest.

D-4

Exercise of New French-qualified Options and Delivery of Shares

On the date you exercise your new French-qualified Options and acquire Shares, you will not be subject to personal income taxation provided the requirements for French-qualified Options have been met.5

Wealth Tax

Shares acquired upon exercise of the new French-qualified Options must be included in your personal estate and declared to the tax authorities if the total value of your taxable personal estate (including your household’s estate) exceeds a certain amount (€1,300,000 for 2017), as valued each January 1. A partial exemption may apply if you hold the Shares for a certain number of years. You should review the rules applicable each January as wealth tax rules may change in the future and the valuation rules applicable to holdings of common stock with your professional adviser if you are uncertain whether the wealth tax applies to you.

Sale of Shares

When you subsequently sell or otherwise dispose of the Shares acquired at exercise, provided your French-qualified Options have maintained their French-qualified status, you will be subject to tax. The taxable amount is broken down into two parts:

•	The difference between the fair market value of the Shares on the date of exercise and the exercise price (the “Gain at Exercise”); and

•	The difference between the net sale price and the fair market value of Shares at vesting (“Capital Gain/Loss at Sale”).

Gain at Exercise

(a) Personal income tax

The Gain at Exercise is treated as an additional salary for personal income tax purposes. This portion of the taxable amount will be subject to income tax at your marginal personal income tax rate in the category of salaries (currently up to 45%).

(b) Additional social taxes

The Gain at Exercise will be subject to a specific social contribution at a rate of 10%. In addition, the Gain at Exercise will be subject to additional social taxes at a combined rate of 8% (5.1% is tax deductible from your taxable income in the year of payment of the 5.1% social tax.).

5 If the exercise price is below 95% of the twenty trading day average, there is an excess discount, subject to social contributions at exercise, reporting into the pay slip and subject to personal income tax as well.

D-5

Capital Gain/Loss At Sale

The excess, if any, of the net sale price over the Gain at Exercise will be subject to additional social taxes at a rate of 15.5% (of which 5.1% is tax deductible in the year following the year of sale or disposal of the Shares) and to personal income tax at the progressive rates applicable to your taxable income, up to 45%. In particular:

•	if you hold the Shares for at least two (2) years but less than eight years, the Capital Gain basis for personal income tax purposes (but not for social taxes) will be reduced by an allowance of 50%;

•	if you hold the Shares for at least eight (8) years, the Capital Gain basis for personal income tax purposes (but not for social taxes) will be reduced by an allowance of 65%.

If the net sale price is less than the Gain at Exercise, you will realize a capital loss. The entire capital loss may be offset against the Gain at Exercise and possibly other capital gains. Then, any applicable 50% or 65% rebate depending on whether the Shares were held for a period of at least two (2) years or eight (8) years, will apply to the positive net amount, if any, of the capital gain after the offset of capital loss. This capital loss may be used to offset Gain at Exercise and/or other capital gains realized from the sale of securities by you and your household. Capital loss cannot be offset against other types of income.

Please note that capital gains taxation is complicated; therefore, you are strongly encouraged to consult with your personal tax adviser.

Surtax on high income

In addition, a surtax at a rate of 3% applies to the portion of income exceeding €250,000 for a single taxpayer and €500,000 for a couple. A surtax of 4% applies to the portion of income exceeding €500,000 for a single taxpayer and €1,000,000 for a couple. This surtax will apply to all types of income received during the tax year (including any Gain at Exercise and the entire Capital Gain at the time your Shares are sold (as opposed to a reduced amount based on the period for which the Shares have been held before disposal)). If certain conditions are met, you may be exempted from this surtax, depending on your “Revenu Fiscal de Référence.” You should speak with your personal tax adviser for more information regarding the surtax on high income.

Withholding and Reporting

Your employer will report details of the exercise of the new French-qualified Options on its monthly declaration of salaries (“DSN”) to the tax and social authorities in the month following the exercise of the French-qualified options. Your employer will also report these details to you on an individual statement that will be sent to you no later than March 1 of the year following the exercise. Your employer will not withhold income tax, wealth tax, surtax or the employee portion of social taxes or social contributions on the taxable amount, provided that you are a French tax resident at the time of sale.

It is your responsibility to report any taxable salary and benefit and to pay any tax resulting from the sale of Shares.

OTHER INFORMATION

Foreign Asset/Account Reporting Information

You must declare all foreign bank and brokerage accounts (including the accounts that were opened, in use and closed during the tax year) when you file your annual income tax return. This reporting obligation applies to any bank or brokerage account holding Shares or proceeds from the sale of Shares offshore. Failure to do so could trigger significant penalties.

D-6

Exchange Control information

You must declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution if the value of the cash or securities is equal to or exceeds a certain amount which is set annually (€10,000 for 2017). Above €50,000, certain documentary evidence on the origin of the funds will be requested by the authorities. Failure to do so could trigger significant penalties.

Language Consent

Should you elect to participate in this Offer to Exchange, you confirm having read and understood the documents relating to the exchange which were provided in the English language. You accordingly accept the terms of those documents.

Consentement a la Langue

En acceptant cette offre d’échange, vous confirmez avoir lu et compris les documents relatifs à l’échange qui vous ont été fournis en langue anglaise. Vous acceptez également les termes et conditions de ces documents.

D-7

SCHEDULE E

GUIDE TO TAX ISSUES IN GERMANY

The following is a general summary of the material tax and social contributions consequences of the voluntary cancellation of Eligible Options in exchange for the grant of RSUs pursuant to the Offer to Exchange for Eligible Employees subject to the tax and/or social security regime in Germany. This summary is based on the tax and other laws in effect in Germany as of August 2017. We have not obtained a tax ruling or other confirmation from the tax authorities in Germany with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax and other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time of grant of the RSUs, the RSUs vest, or you sell Shares acquired upon vesting of the RSUs.

If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the grant of RSUs pursuant to the Offer to Exchange in the original grant country, as well as in the new country. Accordingly, you are strongly encouraged to and should seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

TAX INFORMATION

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the grant of RSUs pursuant to the Offer of Exchange.

Grant of RSUs

You will not be subject to tax when the RSUs are granted to you.

Vesting of RSUs and Delivery of Shares

You will be subject to income tax, solidarity surcharge and church tax (the latter provided you are a member of a recognized church) and social insurance contributions (to the extent you have not already reached the applicable contribution ceilings) when the RSUs vest and Shares are delivered to you. The taxable amount will be the fair market value of the Shares issued to you at vesting.

Sale of Shares

When you subsequently sell Shares acquired at vesting of the RSUs at a gain, you will be subject to capital gains tax on any gain at a flat rate of 25% (plus 5.5% solidarity surcharge plus 8 or 9% church tax (if applicable), calculated on the 25%), provided you do not own 1% or more of Fluidigm’s stated capital (and have not owned 1% or more at any time in the last five years) and the Shares are not held as a business asset. You may deduct €801 (€1,602 for married couples filing jointly) from your total capital gains and other income derived from capital investment earned in the relevant tax year. Please note that you may elect to be taxed at your marginal tax rate if the 25% flat rate exceeds your marginal tax rate. The taxable amount, whether at the flat rate or at your marginal tax rate, will be the difference between the sale proceeds and the fair market value of the Shares issued (and taxed) at vesting.

E-1

Withholding and Reporting

Your employer will withhold and report income tax, solidarity surcharge and church tax (the latter if applicable) and social insurance contributions (to the extent you have not already reached the applicable contribution ceilings) when the RSUs vest and is the Shares are issued to you. If your actual tax liability differs from the amount withheld, you are responsible for paying any additional tax owed. When filing your annual income tax return, you must report the income from the RSU vesting.

You are also responsible for reporting and paying any tax resulting from a capital gain realized in the sale of your Shares (unless your Shares are held by a German financial institution in a custodial account at the time of sale and the German financial institution withholds the applicable taxes due on the capital gains).

OTHER INFORMATION

Exchange Control Information

For statistical purposes, the German Federal Bank requires that you file monthly reports for any cross-border transactions in excess of €12,500. If applicable, you are responsible for electronically reporting to the German Federal Bank by the fifth day of the month following the month in which the payment occurs. The form of report (Allgemeine Meldeportal Statistik) can be accessed via German Federal Bank’s website (www.bundesbank.de) and is available in both German and English.

E-2

SCHEDULE F

GUIDE TO TAX ISSUES IN ITALY

The following is a general summary of the material tax and social contributions consequences of the voluntary cancellation of Eligible Options in exchange for the grant of RSUs or New Options pursuant to the Offer to Exchange for Eligible Employees subject to the tax and/or social security regime in Italy. This summary is based on the tax and other laws in effect in Italy as of August 2017. We have not obtained a tax ruling or other confirmation from the tax authorities in Italy with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax and other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time of grant of the RSUs or New Options, the RSUs or New Options vest, you exercise your New Options, or you sell Shares acquired upon vesting of the RSUs or exercise of the New Options.

If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the grant of RSUs or New Options pursuant to the Offer to Exchange in the original grant country, as well as in the new country. Accordingly, you are strongly encouraged to and should seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

TAX INFORMATION

Your Eligible Options may be subject to certain exercise restrictions, including a cashless exercise restriction, which prevents you from holding Shares following the exercise of the option. Should you decide to participate in the Offer to Exchange and are eligible to receive an RSU grant, the RSU grant will not be subject to forced sale restriction and you may hold the Shares, or sell them, as you see fit, following the vesting of the RSU. Should you decide to participate in the Offer to Exchange and are eligible to receive a New Option Grant, your New Options may be subject to certain exercise restrictions, including a cashless exercise restriction, which prevents you from holding Shares following the exercise of the option. You should review your award agreements and any country-specific sub-plan or appendix thereto to determine any restrictions on the exercise of the option and speak to your financial adviser if you have questions concerning same.

Exchange of Eligible Options for RSUs

Option Exchange

You should not be subject to tax as a result of the exchange of Eligible Options for the grant of RSUs pursuant to the Offer to Exchange.

Grant of RSUs

You will not be subject to tax when the RSUs are granted to you.

F-1

Vesting of RSUs and Delivery of Shares

You likely will be subject to income tax, but not social insurance contributions, when the RSUs vest and Shares are delivered to you. The taxable amount will be the fair market value of the Shares issued to you at vesting. For Italian income tax purposes, the fair market value of the Shares is equal to the average price of the Shares on the official stock exchange on which Shares are traded (i.e., Nasdaq) over the month immediately preceding and including the date the Shares are issued to you at vesting. The taxable amount at vesting will also be subject to municipal and regional surcharges.

Sale of Shares

When you subsequently sell Shares acquired at vesting of the RSUs, you will be subject to capital gains tax on any capital gains. The taxable amount will be the difference between the sale price and the fair market value of the Shares issued to you at vesting. In calculating the taxable amount, you may subtract any expenses incurred to produce the gain, except interest, and losses from the sale of non-qualified shareholdings or capital investments.

Alternatively, as a holder of a non-qualified shareholding, you may elect to be subject to capital gains tax under one of two alternative capital gains tax regimes, both of which require you to deposit the Shares you acquire at vesting with a broker authorized by the Ministry of Finance. You should speak with your personal tax adviser for additional information about these alternative capital gains tax regimes.

Withholding and Reporting

Your employer is required to withhold and report tax when the Shares are delivered to you upon the vesting of the RSUs. You are responsible for reporting the income at vesting on your annual tax return (if you are required to file one) and for paying any difference between the amount withheld and your actual tax liability.

You will also be responsible for declaring any capital gains you realize upon the sale of Shares and paying applicable taxes due on such gains.

Exchange of Eligible Options for New Options (for Eligible Employees at level of Vice President or above)

Option Exchange

You should not be subject to tax as a result of the exchange of Eligible Options for the grant of New Options pursuant to the Offer to Exchange.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Vesting of New Options

You will not be subject to tax when the New Options vest.

Exercise of New Options and Delivery of Shares

You likely will be subject to income tax, but not social insurance contributions, when the New Options are exercised and Shares are delivered to you. The taxable amount will be the difference between the fair market value of the Shares at exercise and the exercise price (the “spread”). For Italian income tax purposes, the fair market value of the Shares is equal to the average price of the Shares on the official stock exchange on which Shares are traded (i.e., Nasdaq) over the month immediately preceding and including the date the New Options are exercised. The taxable amount at exercise will also be subject to municipal and regional surcharges.

F-2

Sale of Shares

When you subsequently sell Shares acquired at exercise, you will be subject to capital gains tax on any capital gains. The taxable amount will be the difference between the sale price and the fair market value of the Shares issued to you at exercise. In calculating the taxable amount, you may subtract any expenses incurred to produce the gain, except interest, and losses from the sale of non-qualified shareholdings or capital investments.

Alternatively, as a holder of a non-qualified shareholding, you may elect to be subject to capital gains tax under one of two alternative capital gains tax regimes, both of which require you to deposit the Shares you acquire at exercise with a broker authorized by the Ministry of Finance. You should speak with your personal tax adviser for additional information about these alternative capital gains tax regimes.

Withholding and Reporting

Your employer is required to withhold and report tax when you exercise the option and the Shares are delivered to you. You are responsible for reporting the income at exercise on your annual tax return (if you are required to file one) and for paying any difference between the amount withheld and your actual tax liability.

You will also be responsible for declaring any capital gains you realize upon the sale of Shares and paying applicable taxes due on such gains.

OTHER INFORMATION

Foreign Asset/Account Reporting Information

Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and Shares) which may generate income taxable in Italy, are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions. You should consult your personal adviser to ensure compliance with applicable reporting obligations.

The value of the financial assets held outside of Italy by individuals resident of Italy is subject to a foreign asset tax at an annual rate of two per thousand (0.2%). The taxable amount will be the fair market value of the financial assets (e.g., the Shares) assessed at the end of the calendar year. No tax payment duties arise if the amount of the foreign assets tax calculated on all financial assets held abroad does not exceed €12.

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SCHEDULE G

GUIDE TO TAX ISSUES IN JAPAN

The following is a general summary of the material tax and social contributions consequences of the voluntary cancellation of Eligible Options in exchange for the grant of RSUs pursuant to the Offer to Exchange for Eligible Employees subject to the tax and/or social security regime in Japan. This summary is based on the tax and other laws in effect in Japan as of August 2017. We have not obtained a tax ruling or other confirmation from the tax authorities in Japan with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax and other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time of grant of the RSUs, the RSUs vest, or you sell Shares acquired upon vesting of the RSUs.

If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the grant of RSUs pursuant to the Offer to Exchange in the original grant country, as well as in the new country. Accordingly, you are strongly encouraged to and should seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

TAX INFORMATION

Option Exchange

The Japanese tax treatment of the exchange of Eligible Options for the grant of RSUs is uncertain, because there are no specific tax provisions related to such an exchange.6 The Company and your employer are of the view that the exchange of Eligible Options for the grant of RSUs pursuant to the Offer to Exchange should not constitute a taxable event. However, we strongly urge you to consult your personal legal counsel, accountant, financial and/or tax adviser(s) regarding the potential tax consequences of the option exchange.

Grant of RSUs

You will not be subject to tax when the RSUs are granted to you.

Vesting of RSUs and Delivery of Shares

You likely will be subject to income tax (including a Tsunami Reconstruction Surtax on the national tax portion of your tax liability), but not social insurance contributions, when the RSUs vest and Shares are delivered to you. The taxable amount will be the fair market value of the Shares issued to you at vesting.

6 Under the existing Japanese income tax law, the general rule is that income is recognized when a non-transferability provision of an option expires or is forfeited (this typically happens when the option is exercised). However, it is uncertain how this general rule applies in the context of an exchange of options for other types of stock-based awards, especially if the exchanged item such as the RSUs would not have an obvious value when exchanged.

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Sale of Shares

When you subsequently sell Shares acquired at vesting of the RSUs at a gain, you will be subject to capital gains tax (including a Tsunami Reconstruction Surtax on the national tax portion of your tax liability). The taxable amount likely will be the difference between the sale price and the fair market value of the Shares issued to you at vesting. You may be eligible for a reduced tax rate if certain conditions are met. Please consult with your personal tax adviser to find out if you are eligible for a reduced rate.

Withholding and Reporting

Your employer is not required to withhold income tax when the RSUs vest and the Shares are delivered to you. However, your employer is required to report the income recognized at the time of delivery on Form 9(3) by March 31 of the year following the year in which the taxable event occurred. You are responsible for reporting and paying any tax resulting from the receipt and sale of the Shares.

Note that the Japanese tax authorities are aware that employees of Japanese affiliates of U.S. companies may earn substantial income as a result of their participation in an equity incentive plan, and they are systematically auditing the tax returns of such employees to confirm that they have correctly reported any applicable income and paid any applicable tax.

OTHER INFORMATION

Foreign Asset/Account Reporting Information

Japanese residents and foreign nationals with permanent residency in Japan who hold assets outside of Japan (including any Shares acquired at vesting) with a value exceeding ¥50,000,000 (as of December 31 each year) are required to comply with annual tax reporting obligations with respect to such investments.

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SCHEDULE H

GUIDE TO TAX ISSUES IN MALAYSIA

The following is a general summary of the material tax and social contributions consequences of the voluntary cancellation of Eligible Options in exchange for the grant of RSUs pursuant to the Offer to Exchange for Eligible Employees subject to the tax and/or social security regime in Malaysia. This summary is based on the tax and other laws in effect in Malaysia as of August 2017. We have not obtained a tax ruling or other confirmation from the tax authorities in Malaysia with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax and other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time of the grant of RSUs, the RSUs vest, or you sell Shares acquired upon vesting of the RSUs.

If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the grant of RSUs pursuant to the Offer to Exchange in the original grant country, as well as in the new country. Accordingly, you are strongly encouraged to and should seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

TAX INFORMATION

Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for the grant of RSUs pursuant to the Offer to Exchange.

Grant of RSUs

You will not be subject to tax when the RSUs are granted to you.

Vesting of RSUs and Delivery of Shares

You will be subject to income tax, but not social insurance contributions, when the RSUs vest and Shares are delivered to you. The taxable amount will be the fair market value of the Shares issued to you at vesting. For Malaysian tax purposes, the market value of the Shares is the average of the highest and lowest trading prices of the shares on the applicable date, as quoted on Nasdaq.

Sale of Shares

When you subsequently sell the Shares acquired at vesting of the RSUs, you will not be subject to tax on any gain you realize, provided you are not in the business of buying and selling securities.

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Withholding and Reporting

Your employer will report income tax when the RSUs vest and Shares are issued to you. Your employer will also withhold income tax due on the taxable amount at vesting unless you make an election with your employer to pay the income tax directly to the tax authorities. If your employer withholds the applicable tax, you are responsible for paying any difference between your actual tax liability and the amount withheld from the taxable amount at vesting and for reporting the income recognized at vesting directly to the tax authorities.

OTHER INFORMATION

Director Reporting Requirement

If you are a director of the Company’s Malaysian subsidiary, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian subsidiary in writing when you receive or dispose of an interest (e.g., RSUs or Shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

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SCHEDULE I

GUIDE TO TAX ISSUES IN SINGAPORE

The following is a general summary of the material tax and social contributions consequences of the voluntary cancellation of Eligible Options in exchange for the grant of RSUs and New Options pursuant to the Offer to Exchange for Eligible Employees subject to the tax and/or social security regime in Singapore. This summary is based on the tax and other laws in effect in Singapore as of August 2017. We are in the process of applying for a tax ruling from the Inland Revenue Authority of Singapore (“IRAS”) for confirmation on the tax treatment of the exchange and the RSU Grant and New Option Grant, and it is possible that the IRAS may take a different position from the information provided herein.

This summary is general in nature and does not discuss all of the tax and other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time of grant of the RSUs or New Options, the RSUs or New Options vest, you exercise your New Options, or you sell Shares acquired upon vesting of the RSUs or exercise of the New Options.

If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the RSU Grant or New Option Grant pursuant to the Offer to Exchange in the original grant country, as well as in the new country. Accordingly, you are strongly encouraged to and should seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

TAX INFORMATION

Option Exchange

The Singaporean tax treatment of the exchange of Eligible Options for the grant of RSUs or New Options is uncertain. The Company and your employer are of the view that the exchange of Eligible Options for RSUs or New Options pursuant to the Offer to Exchange should not constitute a taxable event. Subject to the advance tax ruling from the IRAS, our following comments will apply if the exchange is not considered as a taxable event and does not trigger any Singapore taxes. If the exchange is considered as a taxable event, you will be responsible for paying any such taxes directly to the tax authorities. We strongly urge you to consult your personal legal counsel, accountant, financial and/or tax adviser(s) regarding the potential tax consequences of the option exchange.

Exchange of Eligible Options for RSUs

Grant of RSUs

You will not be subject to tax when the RSUs are granted to you.

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Vesting of RSUs and Delivery of Shares

You likely will be subject to income tax, but not social insurance contributions, when the RSUs vest (if there is no selling restriction imposed on the underlying Shares that you acquire under the RSUs). The taxable amount will be the open market value (“OMV”) of the Shares issued to you at vesting. The OMV of the Shares is statutorily defined as the price of the Shares at the last transaction (i.e., the closing price) on date of vesting.

Sale of Shares

When you subsequently sell the Shares acquired at vesting of the RSUs, you will not be subject to tax on any gain you realize, provided you are not in the business of buying and selling securities.

Withholding and Reporting

Your employer will prepare an annual Return of Employee’s Remuneration (to report your salary, bonuses, etc.), including a return reporting any gains you have derived from the vesting of RSUs. Your employer will provide these returns by March 1 for your preparation and filing of your income tax returns. However, if your employer has made arrangements to transmit salary information electronically to the IRAS under the Auto-Inclusion Scheme (or is required to participate in the scheme), there is no requirement for your employer to provide you with these returns. Instead, the salary information transmitted electronically to the IRAS will be automatically included in your return. Please note that you are responsible for ensuring that the income in your annual income tax return is accurate and for paying any applicable tax based on the notice of assessment directly issued to you from the IRAS.

Generally, your employer is not required to withhold income tax when the RSUs vest. Withholding only applies on the employment income you have derived when tax clearance is required. Tax clearance is required if you are a non-Singapore citizen, a non-Singapore Permanent Resident employee, or a Singapore Permanent Resident employee who (i) ceases Singapore employment, (ii) departs Singapore for more than three months, or (iii) is posted overseas (i.e., “tax clearance events”). When a tax clearance takes place, any of your unvested RSUs, which will not be forfeited or cancelled, will be deemed to be vested one month before the tax clearance event occurs. Any gains you derive from this “deemed vesting” will have to be reported as taxable income by your employer during the tax clearance process. In such a situation, your employer is obligated to (i) file a tax clearance form to notify IRAS and (ii) withhold any monies due to you one month before the tax clearance event. The monies will be withheld by your employer until tax clearance is given or 30 days after IRAS receives the tax clearance form, whichever is earlier.

Exchange of Eligible Options for New Options (for Eligible Employees at level of Vice President or above)

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Vesting of New Options

You will not be subject to tax when the New Options vest.

Exercise of New Options and Delivery of Shares

You likely will be subject to income tax, but not social insurance contributions, when you exercise your New Options (if there is no selling restriction imposed on the underlying Shares that you acquire under the new options). The taxable amount will be the open market value (“OMV”) of the Shares issued to you at exercise less the exercise price. The OMV of the Shares is statutorily defined as the price of the Shares at the last transaction (i.e., the closing price) on date of exercise.

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Sale of Shares

When you subsequently sell the Shares acquired at vesting of the RSUs, you will not be subject to tax on any gain you realize, provided you are not in the business of buying and selling securities.

Withholding and Reporting

Your employer will prepare an annual Return of Employee’s Remuneration (to report your salary, bonuses, etc.), including a return reporting any gains you have derived from the exercise of your New Options. Your employer will provide these returns by March 1 for your preparation and filing of your income tax returns. However, if your employer has made arrangements to transmit salary information electronically to the IRAS under the Auto-Inclusion Scheme (or is required to participate in the scheme), there is no requirement for your employer to provide you with these returns. Instead, the salary information transmitted electronically to the IRAS will be automatically included in your return. Please note that you are responsible for ensuring that the income in your annual income tax return is accurate and for paying any applicable tax based on the notice of assessment directly issued to you from the IRAS.

Generally, your employer is not required to withhold income tax when you exercise your New Options. Withholding only applies on the employment income you have derived when tax clearance is required. Tax clearance is required if you are a non-Singapore citizen, a non-Singapore Permanent Resident employee, or a Singapore Permanent Resident employee who (i) ceases Singapore employment, (ii) departs Singapore for more than three months, or (iii) is posted overseas (i.e., “tax clearance events”). When a tax clearance takes place, any of your unexercised New Options (whether or not vested), which will not be forfeited or cancelled, will be deemed to be exercised one month before the tax clearance event occurs. Any gains you derive from this “deemed exercise” will have to be reported as taxable income by your employer during the tax clearance process. In such a situation, your employer is obligated to (i) file a tax clearance form to notify IRAS and (ii) withhold any monies due to you one month before the tax clearance event. The monies will be withheld by your employer until tax clearance is given or 30 days after IRAS receives the tax clearance form, whichever is earlier.

OTHER INFORMATION

Securities Law Information

This Offer to Exchange is made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Offer to Exchange, the Plan and related documents have not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that the RSUs and New Options are subject to section 257 of the SFA and you will not be able to make (i) any subsequent sale of any Shares acquired upon vesting of the RSUs/exercise of New Options in Singapore or (ii) any offer of such subsequent sale of the Shares subject in Singapore, unless such sale or offer in is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA or such sale or offer is made after six (6) months from the New Award Grant Date.

Chief Executive Officer and Director Notification Obligation

If you are a chief executive officer, director, associate director or shadow director of a Singapore subsidiary, you must notify the Singapore subsidiary in writing of an interest (e.g., New Option, RSUs, etc.) in the Company within two business days of (i) acquiring or disposing of such interest, (ii) any change in a previously disclosed interest (e.g., exchange of options, sale of Shares), or (iii) becoming a chief executive officer, director, associate director or shadow director.

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SCHEDULE J

GUIDE TO TAX ISSUES IN THE UNITED KINGDOM

The following is a general summary of the material tax and social contributions consequences of the voluntary cancellation of Eligible Options in exchange for the grant of RSUs pursuant to the Offer to Exchange for Eligible Employees subject to the tax and/or social security regime in the United Kingdom. This summary is based on the tax and other laws in effect in the United Kingdom as of August 2017. We have not obtained a tax ruling or other confirmation from the HM Revenue & Customs (“HMRC”) in the United Kingdom with regard to this information, and it is possible that HMRC may take a different position. This summary is general in nature and does not discuss all of the tax and other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time of grant of the RSUs, the RSUs vest, or you sell Shares acquired upon vesting of the RSUs.

If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the RSU Grant pursuant to the Offer to Exchange in the original grant country, as well as in the new country. Accordingly, you are strongly encouraged to and should seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

TAX INFORMATION

Your Eligible Options may be have been subject to your agreement to accept any liability for secondary Class 1 national insurance contributions (“NICs”) which may be payable by the Company or your employer in connection with the exercise of the option and any taxable or tax withholding event (the “Employer’s NICs”). You may have entered into a joint election with the Company or your employer (the “Joint Election”) to accomplish the transfer of the Employer’s NICs liability to you. You should review your eligible option agreements and any country-specific sub-plan or appendix thereto to determine any terms and conditions related to the Employer NICs liability with regard to your Eligible Options and speak to your financial adviser if you have questions concerning same.

Should you decide to participate in the Offer to Exchange, the RSU Grant may also be subject to your agreement to accept any liability for Employer NICs in connection with the grant of the RSUs and any Shares acquired thereunder as described below.

Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for the grant of RSUs pursuant to the Offer to Exchange.

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Grant of RSUs

You likely will not be subject to tax when the RSUs are granted to you.

Vesting of RSUs and Delivery of Shares

You will be subject to income tax and NICs when the RSUs vest and Shares are issued to you. The taxable amount will be the market value of the Shares issued to you at vesting. Please note that you may be liable for Employer NICs on the taxable amount if you have entered into a Joint Election applicable to the grant of the RSUs.

Sale of Shares

When you subsequently sell Shares acquired at vesting of the RSUs at a gain, you will be subject to capital gains tax. You will be taxed on the difference between the sale proceeds and the market value of the Shares at vesting. However, you will be subject to capital gains tax in any tax year only if your capital gain exceeds your annual personal exemption.

Furthermore, if you acquire other Shares of the Company, you must take into account the share identification rules in calculating your capital gains liability. Please consult your personal tax adviser to determine how share identification rules apply in your particular situation.

Withholding and Reporting

Your employer will calculate the income tax and NICs due at vesting of the RSUs and delivery of the Shares and will account for these amounts to HMRC on your behalf. You are liable for all income tax and employee NICs due (as well as Employer NICs if you are or have been required to enter into a Joint Election) and must pay all such taxes. Your employer is also required to report the details of the grant and vesting of the RSUs and the acquisition of Shares on its annual online tax return filed with HMRC.

In addition to your employer’s reporting obligations, you are responsible for reporting any income acquired upon vesting of the RSUs and the sale of your Shares on your annual tax return. You are also responsible for paying any tax resulting from the sale of the Shares.

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